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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

SCHEDULE 14A/A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
LNR PROPERTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)
Title of each class of securities to which transaction applies:
Common stock, par value $0.10 per share, of LNR Property Corporation
Class B common stock, par value $0.10 per share, of LNR Property Corporation

(2)	Aggregate number of securities to which transaction applies:
20,122,883 shares of common stock (including shares that will be issued under Registrant's Deferred Compensation Plan) and 9,769,248 shares of Class B common stock. The aggregate number of 29,892,131 shares of the Registrant's common stock and Class B common stock to which this transaction applies includes all outstanding shares of common stock and Class B common stock, excluding shares held in the Registrant's treasury.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee of $247,111 was calculated by multiplying .00012670 by the sum of (1) the proposed aggregate cash payment of $1,886,193,466 for 20,122,883 shares of common stock and 9,769,248 shares of Class B common stock of the Registrant at $63.10 per share and (2) the proposed aggregate cash payment of $64,172,252 to be paid to (a) persons holding options to acquire a total of 1,877,085 shares of common stock of the Registrant and (b) senior executive officers having the right (and obligation) to purchase a total of 143,572 shares of common stock of the Registrant pursuant to stock purchase agreements.

	(4)	Proposed maximum aggregate value of transaction: $1,950,365,718
	(5)	Total fee paid: $247,111
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $246,874
	(2)	Form, Schedule or Registration Statement No.: 14A
	(3)	Filing Party: LNR Property Corporation
	(4)	Date Filed: October 14, 2004

Preliminary Proxy Statement Dated December 29, 2004

1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139

December 30, 2004

Dear Fellow Stockholder:

        On August 29, 2004, LNR Property Corporation entered into a Plan and Agreement of Merger with Riley Property Holdings LLC and its wholly owned subsidiary, Riley Acquisition Sub Corp., which provides for the merger of Riley Acquisition Sub Corp. into LNR in a transaction that will result in LNR's stockholders receiving $63.10 per share in cash and LNR's becoming indirectly wholly-owned by Riley Property Holdings LLC.

        The proposed transaction is described in detail in the accompanying proxy statement. That proxy statement and a form of proxy are first being mailed on or about January 3, 2005 to our stockholders of record at the close of business on December 15, 2004. We are urging you to vote to adopt the Plan and Agreement of Merger, and by doing so, to approve the transaction, at a special meeting of stockholders that will be held on January 31, 2005 at 10:00 a.m., local time, at The South Beach Marriott, 161 Ocean Drive, Miami Beach, Florida 33139.

        LNR's Board of Directors, acting, among other things, on the basis of the unanimous recommendation of a Special Committee consisting entirely of directors who are not (and have not been in the past) officers or employees of, or consultants to, LNR or Cerberus Capital Management L.P. or any of its affiliates (including, Riley Property Holdings LLC or Riley Acquisition Sub Corp.), unanimously recommends that our stockholders vote FOR the adoption of the Plan and Agreement of Merger.

        Only stockholders of record at the close of business on December 15, 2004 will be entitled to notice of, or to vote at, the special meeting of stockholders or any adjournment of that meeting. Our transfer books will not be closed.

        A notice of the special meeting of stockholders, a proxy statement relating to LNR's solicitation of proxies to be used at the special meeting and a form of proxy accompany this letter. The proxy statement contains instructions regarding how to submit a proxy or to vote in person at the meeting. We are urging stockholders to send in proxy cards, even if they intend to attend the meeting in person. Returning the proxy card does not deprive you of the right to attend the special meeting and vote your shares in person. If you vote in person, the proxy card will not be used with regard to the matters as to which you vote in person.

        As explained in the proxy statement, some of our directors and executive officers have interests with regard to the proposed transaction that are different from, or in addition to, the interests of our stockholders generally. Seven of our executive officers (two of whom are directors) will receive change of control payments under agreements that were entered into after we had commenced our search for potential acquirors. Stuart A. Miller, who is the Chairman of our Board, will receive $4.0 million, and the five executive officers who will be purchasing interests in Riley Property Holdings LLC will receive $19.3 million (each before tax reimbursement) under the change in control agreements. The tax reimbursement may be as high as $2.5 million for Mr. Miller and could be as high as $11.2 million for the executive officers.

        In addition, Mr. Miller, a trust of which he is a principal beneficiary and family partnerships have agreed to purchase 20.4% of Riley Property Holdings, LLC, which will be the parent of the continuing company, for $150 million and the executive officers have agreed to purchase 4.6% of Riley Property Holdings, LLC for $34 million. As a result, Stuart Miller will own a percentage of Riley Property Holdings, LLC that is 66% as great as the percentage of our stock that Stuart Miller, the trust and family partnerships currently own (20.4% compared with 31.0%), and the other five of our executive officers will own a percentage of Riley Property Holdings, LLC that exceeds the percentage of our stock they currently own (a total of 4.6% compared with a total of 2.2%).

        The amount our stockholders will receive as a result of the merger will total $1.886 billion. Of this, approximately $586 million will be paid to Stuart Miller, the trust and the family partnerships, and

$72.6 million will be paid to the five of our executive officers who will be purchasing interests in Riley Property Holdings LLC, which will be the entity that will be our parent after the merger. In addition, Mr. Miller will receive $6.4 million, and the five executive officers will receive an aggregate of $26.1 million, with regard to stock options and rights under stock purchase agreements

        Stuart A. Miller, the trust and the family partnerships, hold shares with sufficient voting power to approve the proposal to adopt the Plan and Agreement of Merger, even if no other shares were voted in favor of it. Mr. Miller, the trust and the family partnerships have agreed to vote for adoption of the Plan and Agreement of Merger. However, if the Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Property Holdings LLC, if there is one, the Miller family voting agreement will terminate unless particular members of the Miller family agree within five days to continue it in effect as to them. Please read the accompanying proxy statement in its entirety, including the appendices. It contains important information. In particular, before voting, you should consider the matters discussed in the section of the proxy statement entitled "Special Factors."

Sincerely,

JEFFREY P. KRASNOFF President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 31, 2005

TO THE STOCKHOLDERS OF LNR PROPERTY CORPORATION:

        This is to notify you that a special meeting of the stockholders of LNR Property Corporation will be held at The South Beach Marriott, 161 Ocean Drive, Miami Beach, Florida 33139 on January 31, 2005 at 10:00 a.m., local time to vote upon:

  1.
  A proposal to adopt a Plan and Agreement of Merger dated August 29, 2004, among LNR Property Corporation, Riley Property Holdings LLC and Riley Acquisition Sub Corp., and by doing that to approve the merger of Riley Acquisition Sub Corp. with and into LNR in a transaction that will result in LNR's stockholders receiving $63.10 per share in cash and LNR's becoming indirectly wholly-owned by Riley Property Holdings LLC;

  2.
  A proposal to approve the adjournment of the special meeting to a later date, if an adjournment is proposed in order to provide time to solicit additional votes in favor of the adoption of the Plan and Agreement of Merger; and

  3.
  Any other business that may properly come before the meeting.

        Our Board of Directors, acting, among other things, on the basis of the unanimous recommendation of a Special Committee consisting entirely of directors who are not (and have not been in the past) officers or employees of, or consultants to, LNR or Cerberus Capital Management L.P. or any of its affiliates (including, Riley Property Holdings LLC or Riley Acquisition Sub Corp.), unanimously recommends that our stockholders vote FOR the adoption of the Plan and Agreement of Merger.

        A proxy statement and form of proxy accompany this notice. Please read the accompanying proxy statement carefully, including the appendices. In particular, before voting, you should carefully consider the discussion in the section of the proxy statement entitled "Special Factors."

        Stuart A. Miller, the Chairman of our Board of Directors, a trust of which he is a principal beneficiary and family partnerships, own shares of our stock that will entitle them to cast 77.2% of all the votes that can be cast at the special meeting. They have agreed to vote their shares in favor of adopting the Plan and Agreement of Merger. However, if the Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Property Holdings LLC, if there is one, the Miller family voting agreement will terminate unless particular members of the Miller family agree within five days to continue it in effect as to them. The affirmative vote of the Miller family's shares would be sufficient to approve the proposal to adopt the Plan and Agreement of Merger even if no other shares were voted in favor of it.

        Even though the Miller family can approve the proposal to adopt the Plan and Agreement of Merger without the vote of any other stockholders, it is important that as many shares of our stock as possible be represented at the special meeting. Whether or not you intend to be present at the meeting, please sign, date and return the enclosed proxy. If you attend and vote in person, the proxy will not be used with regard to the matters as to which you vote in person.

By Order of the Board of Directors,

ZENA M. DICKSTEIN Secretary
December 30, 2004

PROXY STATEMENT
TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION, VOTING PROCEDURES AND RELATED MATTERS	3
THE PARTICIPANTS	13
SPECIAL FACTORS	14
Background of the Merger	14
Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger	24
Position of the Miller Family, the Management Investors and the Cerberus Entities as to the Fairness of the Merger	31
Opinion of Greenhill & Co., Inc.	36
Purpose and Structure of the Merger	49
Effects of the Merger	49
Financing of the Merger	51
The Possibility that the Merger Will Not Be Completed	56
Interests of LNR's Directors and Executive Officers	57
THE SPECIAL MEETING	64
Time and Place; Mailing	64
Matters to be Considered at the Special Meeting	64
Record Date; Voting Information	65
Quorum	66
Proxies; Revocation	66
Expenses of Proxy Solicitation	66
Adjournment	66
Appraisal Rights	67
ESTIMATED FEES AND EXPENSES OF THE MERGER	68
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	68
ACCOUNTING TREATMENT OF THE MERGER	70
LITIGATION RELATING TO THE MERGER	71
CERTAIN REGULATORY MATTERS	72
APPRAISAL RIGHTS	73
THE MERGER AGREEMENT	76
General	76
Effective Time	76
Conversion of Securities	76
Stock Options, Stock Purchase Agreements and Convertible Debt	77
Payment	77
Special Meeting	77
Representations and Warranties	78
Restrictions on Activities of LNR Pending the Merger	79
Facilitating the Merger	80
Conditions to the Merger	81
No Solicitation of Other Offers	82
Termination of the Merger Agreement; Break-up Fees; Expense Reimbursement	82
Amendments	83
Indemnification of Directors, Officers and Others	83
STOCK TRANSACTIONS BY LNR AND ITS DIRECTORS AND OFFICERS	84

i

	Public Offerings of Convertible Debt by LNR	84
	Purchases of Common Stock by LNR	84
	Other Stock Purchases	84
	Recent Transactions	85
LNR SELECTED HISTORICAL FINANCIAL DATA		86
MARKET AND MARKET PRICE FOR OUR COMMON STOCK		88
NUMBER OF STOCKHOLDERS		88
DIVIDENDS		88
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		89
	Security Ownership of Certain Beneficial Owners	89
	Security Ownership of the Directors and Executive Officers of LNR	90
FUTURE STOCKHOLDER PROPOSALS		91
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION		91
APPENDIX A	Plan and Agreement of Merger, dated as of August 29, 2004, by and among Holdings, Acquisition and LNR Property Corporation	A-1
APPENDIX B	Opinion of Greenhill & Co. Inc.	B-1
APPENDIX C	Section 262 of the Delaware General Corporation Law	C-1
APPENDIX D	Information Regarding LNR, Holdings, Mezzanine, Acquisition, CB Riley Investor LLC, Cerberus Capital Management, L.P. and the Miller Family	D-1

ii

  For purposes of this proxy statement:

  •
  "LNR," "we," "us" and "our" refer to LNR Property Corporation;

  •
  "Riley Holdings" refers to Riley Property Holdings LLC;

  •
  "Riley Mezzanine" refers to Riley Mezzanine Corp. and other subsidiaries of Riley Holdings through which Riley Holdings will own LNR;

  •
  "Riley Acquisition" refers to Riley Acquisition Sub Corp.;

  •
  "Management Investors" refers to Jeffrey P. Krasnoff (President and Chief Executive Officer), Robert B. Cherry (Vice President and Chief Investment Officer), Mark A. Griffith (Vice President and President of European Operations), Ronald E. Schrager (Vice President and Chief Operating Officer) and David O. Team (Vice President and President of our United States Commercial Property Group);

  •
  "Miller family" refers to Stuart A. Miller (who is the Chairman of our Board of Directors), the Stuart A. Miller Irrevocable Trust U/A 10/6/94 (a trust of which he is a principal beneficiary), MFA Limited Partnership and The Miller Charitable Fund, L.P. (partnerships directly or indirectly owned by Miller and members of his family);

  •
  "Cerberus" refers to Cerberus Capital Management, L.P. and its affiliates. Unless the context requires otherwise, it also includes Blackacre Institutional Capital Management LLC;

  •
  "Cerberus Entities" refers to Cerberus, Riley Holdings, Riley Mezzanine and Riley Acquisition, collectively; and

  •
  "Greenhill" refers to Greenhill & Co., Inc.

SUMMARY TERM SHEET

        We have entered into a Plan and Agreement of Merger with Riley Holdings and Riley Acquisition. The principal terms of the merger and other important information about the merger are:

  •
  Holders of shares of our stock will receive $63.10 in cash for each share they own at the time of the merger.

  •
  After the merger, we will be an indirect wholly owned subsidiary of Riley Holdings.

  •
  If the merger takes place, all outstanding options and other rights to purchase our stock from us will entitle the holders to receive at the time of the merger the amount by which $63.10 per share exceeds the per share amount they are required to pay to purchase our stock.

  •
  If the merger takes place, our convertible debt securities will, while they are convertible, entitle the holders to receive $63.10 per share in cash instead of the shares into which the securities currently are convertible.

  •
  Riley Holdings is a recently formed company that, on the effective date of the merger, will be 75% owned by funds and accounts managed by Cerberus and other investors selected by Cerberus, approximately 20.4% owned by Stuart Miller, and approximately 4.6% owned by the Management Investors. Riley Acquisition is an indirect wholly owned subsidiary of Riley Holdings and was formed for the sole purpose of being merged into us in the merger.

  •
  The Miller family owns approximately 31.0% of our outstanding stock, but, because most of that is Class B common stock, which entitles the holders to cast 10 votes per share (compared with one vote per share for the holders of our common stock), the shares owned by the Miller family entitle it to cast 77.2% of all the votes that can be cast by the holders of our common stock and Class B common stock voting together.

  •
  Riley Holdings, Riley Acquisition, Cerberus, the Miller family, the Management Investors and we have filed with the Securities and Exchange Commission a Transaction Statement on Schedule 13E-3. We filed because we are the issuer of the securities that will be affected by the merger. The other filers filed because of the following relationships that may cause them to be to be our affiliates:

•
Riley Holdings will be 25% owned by members of our current management.

•
Riley Acquisition is a wholly owned subsidiary of Riley Holdings.

•
Cerberus, through funds and accounts managed by it, will have voting control of Riley Holdings.

•
Stuart Miller and each of the Management Investors is a senior member of our management. In addition, Stuart Miller has voting power with regard to all the shares owned by the Miller family, and therefore has voting control of us.

•
The merger is subject to approval by the holders of a majority of the shares of our common stock and our Class B common stock voting together. Therefore the shares owned by the Miller family give it sufficient voting power to approve the merger even if no other stockholders vote for it.

•
Our Board of Directors, acting, among other things, on the basis of the unanimous recommendation of a Special Committee consisting entirely of directors who are not (and never have been) officers or employees of us or of Cerberus or any of its affiliates (including Riley Holdings), unanimously recommends that our stockholders vote FOR the adoption of the Plan and Agreement of Merger (and, therefore, in favor of the merger).

•
Our Board of Directors and the Special Committee received an opinion of Greenhill that the merger consideration to be received by the holders of our common stock was fair from a financial point of view to such stockholders. In making their recommendations, both our Board of Directors and the Special Committee relied, among other things, on this opinion of Greenhill.

•
Our Board or the Special Committee can withdraw this recommendation if for any reason it determines, after consultation with counsel, that failing to withdraw the recommendation would breach the directors' fiduciary obligations. This would give Riley Holdings the right to terminate the merger agreement. In addition, we can terminate the merger agreement if there is a proposal to acquire us that our Board or the Special Committee believes is more favorable to our stockholders than the merger. If the merger agreement is terminated for either of these reasons, we will have to pay Riley Holdings $75 million in expense reimbursement and as a termination fee.

•
The Miller family, which has sufficient voting power to approve the merger even if no other stockholders vote for it, has agreed to vote in favor of the merger unless our Board of Directors or the Special Committee withdraws its recommendation that our stockholders vote in favor of the merger. If the Miller family votes in favor of the merger, neither votes against the merger by other stockholders, nor withholding of votes by other stockholders, will affect the outcome of the vote.

•
You can vote in person at the special meeting of stockholders or you can vote by proxy. To vote by proxy, you should complete, date and sign your proxy card and return it in the enclosed envelope as soon as possible. If your shares are held in an account at a brokerage firm or bank, or otherwise are held by a nominee, you must instruct it as to how to vote your shares.

•
If you attend the special meeting of stockholders, you may vote your shares in person, even if you have previously signed and returned your proxy card. If your shares are held of record by a broker, bank or other nominee and you want to vote at the special meeting, you must obtain a proxy from the record holder.

  •
  You can change or revoke your vote at any time before your proxy card is voted at the special meeting by (a) a written notice to our secretary at our executive offices, (b) submitting a new, later dated proxy card, or (c) attending the meeting and voting in person. More details are contained in the sections of this proxy statement captioned "Questions and Answers About the Transaction, Voting Procedures and Related Matters—Voting Procedures," beginning on page    , and "The Special Meeting—Proxies; Revocation" on page    .

  •
  Stockholders who follow procedures specified by Delaware law will have appraisal rights. See "Appraisal Rights," beginning on page      , and Appendix C.

  •
  Receipt of the merger consideration will be a taxable event for most stockholders.

  •
  The transaction will be accounted for as a purchase.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION,
VOTING PROCEDURES AND RELATED MATTERS

        We intend the following questions and answers to provide brief answers to frequently asked questions concerning the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to you as a LNR stockholder. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

The Transaction

Q:
What is the transaction?

A:
The transaction is a merger in which each outstanding share of LNR stock will be converted into the right to receive $63.10 in cash, and LNR will become an indirect wholly-owned subsidiary of Riley Holdings.

Q:
Why is the transaction in the form of a merger?

A:
A merger will make it possible for Riley Holdings to be sure that it will acquire (through Riley Mezzanine) all the outstanding shares of LNR.

Q:
What is the purpose of the merger?

A:
The purpose of the merger is to enable Riley Holdings, which will be majority-owned by a company to be owned by funds and accounts managed by Cerberus and other investors selected by Cerberus, to acquire us for cash. When the merger takes place, (a) each outstanding share of our common stock and our Class B common stock (other than shares held by people who exercise appraisal rights) will become the right to receive $63.10 per share in cash, and (b) Riley Holdings, through Riley Mezzanine, will become our sole stockholder.

Q:
What is the principal benefit of the merger to our stockholders?

A:
The principal benefit of the merger to our stockholders is that they will receive an amount in cash for their shares that exceeds the highest price at which our shares ever traded before we announced the signing of the merger agreement.

  The following table shows the premium the $63.10 per share merger consideration represents over the last sale prices of our common stock reported on the New York Stock Exchange at various dates before we announced the signing of the merger agreement and the transaction contemplated by it.

	Last Reported Sale Price On:
	April 21, 2004(1)	May 11, 2004(2)	July 19, 2004(3)	August 16, 2004(4)	August 27, 2004(5)
Price per share	$51.49	$46.43	$54.38	$55.28	$59.10
Premium represented by $63.10 per share merger price	22.55%	35.90%	16.04%	14.15%	6.77%

  (1)
  90 trading days before the announcement of the merger agreement.

  (2)
  The day on which we granted Cerberus a period of exclusivity to try to negotiate a definitive agreement.

  (3)
  30 trading days before the announcement of the merger agreement.

  (4)
  10 trading days before the announcement of the merger agreement.

  (5)
  The last trading day before the announcement of the merger agreement.

  On August 30, 2004, (the first trading day after the announcement of the merger agreement) the price of our stock traded as high as $63.69 per share. However, from August 31, 2004 until the date of this proxy statement it has traded at between $62.99 and $61.79 per share, which is between 99.8% and 97.9% of the $63.10 to be paid as a result of the merger.

Q:
What are the principal detriments of the merger to our unaffiliated stockholders?

A:
Following the merger, our unaffiliated stockholders will no longer have the opportunity to participate in our future earnings and growth, if any. Also, most of them will have to pay U.S. federal income taxes on the gain that results from the merger consideration.

Q:
What are the principal benefits of the merger to LNR?

A:
As a publicly held company, we must try to achieve profitability every quarter and try to grow both in the short and longer term. This limits our ability to make investments that will generate medium or long term returns, but not short term returns. In addition, the three major debt rating agencies have told us that unless we adhere to strict limits on the ratio of our debt to our equity, they will lower our ratings, which will increase our borrowing costs. After the merger, we should be able to take steps to achieve profits or cash returns to investors that are not available to us as a publicly held company. These include profits or cash returns generated because this will permit us to increase the portion of our investments that are expected to generate significant medium and long term profits but may not be profitable in the short term. We will be able to pursue investments intended to generate medium and long term, but not short term, profits, and profits or returns resulting from other steps that may reduce, or even eliminate, our net earnings for several years. Also, Riley Holdings will have access to sources of capital that are not available to us as a publicly traded company, and after the merger, we may, as a privately owned company, be able to implement tax saving strategies that we could not implement as a publicly traded company. These include dividing us into a real estate ownership and real estate investment management company, a real estate investment trust and an entity that is located, and invests, outside the United States, as described beginning on page     under the caption "Special Factors—Effects of the Merger—Expected Post-Merger Restructuring."

Q:
What are the principal benefits of the merger to Riley Holdings?

A.
Riley Holdings will acquire our assets, our management, our employees and our know-how. It will benefit from any profits or cash flows we can generate. Some of these, including profits resulting from the fact that the current market value of some of our properties exceeds their book values, and profits resulting from anticipated increases in our servicing fee revenue as an increased number of loans as to which we are the special servicer near their maturity, are available to us as a publicly held company. However, over time, Riley Holdings expects to achieve profits or cash returns to investors that are not available to us as a publicly held company. These include profits or cash returns generated because we will be able to pursue investments intended to generate medium and long term, but not short term, profits, and profits or returns resulting from other steps that may reduce, or even eliminate, our net earnings for several years. Also, Riley Holdings will have access to sources of capital that are not available to us as a publicly traded company, and we may, as a privately owned company, be able to implement tax saving strategies that we could not implement as a publicly traded company. These include dividing us into a real estate ownership and real estate investment management company, a real estate investment trust and an entity that is located, and invests, outside the United States, as described beginning on page         under the caption "Special Factors—Effects of the Merger—Expected Post-Merger Restructuring."

Q:
What are the principal benefits of the merger to the Miller family?

A:
The Miller family owns approximately 31.0% of LNR's outstanding shares. They will receive a total of $586 million with regard to those shares as a result of the merger. Also, trusts for Mr. Miller's sister and brother own a total of 666,666 shares of Class B common stock, and will receive a total of $42.1 million as a result of the merger. This is based upon the same $63.10 to be received by all our stockholders. Mr. Miller holds options to purchase 199,855 shares of common stock for a total of $6.2 million. He will receive $6.4 million with regard to those options as a result of the merger. In addition, Stuart A. Miller will receive $4.0 million, before tax reimbursement, as a result of the merger under a change in control agreement entered into in April 2004. The tax reimbursement may be as high as $2.5 million.

  The principal benefit to the Miller family is the merger consideration it will receive. Because of this, the Miller family's principal interest is to maximize the price that is paid for their shares. That is the same as what LNR believes is the principal interest of most of the LNR stockholders. However, in order to effect the merger on the terms contained in the merger agreement, Cerberus required the Miller family to invest $150 million to acquire a 20.4% interest in Riley Holdings at the same price that Cerberus and its associated funds and accounts are paying for interests in Riley Holdings. The $150 million Stuart Miller will pay for a 20.4% interest in Riley Holdings will be approximately 25.6% of the $586 million of merger consideration the Miller family will receive for the approximately 31.0% of our stock that they own. However, it is anticipated that subsidiaries of Riley Holdings will borrow a substantial portion of the approximately $2.04 billion of merger consideration that will be paid to our stockholders and with regard to options, conversion rights and other rights to acquire our stock, and that immediately following the effective time of the merger, Riley Holdings and its subsidiaries (including us) will have consolidated indebtedness for borrowed money totaling approximately $2.75 billion, compared with our indebtedness for borrowed money at August 31, 2004 of $1.68 billion. Riley Holdings' equity immediately following the merger will be only $734 million, which will be much lower than the $2.04 billion at which our equity is valued in the merger.

Q:
What are the principal benefits of the merger to the Management Investors?

A:
The Management Investors will also receive as a result of the merger a total of $72.6 million with regard to the shares they own or are entitled to receive under our 2003 Non-Qualified Deferred Compensation Plan, and $26.1 million with regard to the options and stock purchase agreements.

  Also, they will receive a total of $19.3 million, before tax reimbursement, under change in control agreements entered into in April 2004. The tax reimbursement could be as high as $11.2 million.

  As a condition to Cerberus' willingness to agree to the merger, Cerberus required the Management Investors to enter into five year employment agreements with Riley Holdings if and when the transaction takes place (currently they do not have employment agreements with us) and to purchase an aggregate of 4.6% of Riley Holdings for approximately $34 million. Each Management Investor may satisfy all or a portion of his investment commitment to Riley Holdings by exchanging options or rights under stock purchase agreements with LNR for options to purchase restricted and non-restricted strips of membership interests, comprised 95% of preferred equity units and 5% of common equity units, in Riley Holdings.

  The common equity units will entitle the holders to vote, while the preferred units will not have any voting rights. Distributions payable to the equity holders will be paid first to the holders of the preferred units until they have received an amount equal to the amount they paid for the preferred units plus a 10% per annum return on their units, and thereafter to the holders of the common units. Riley Holdings may elect to redeem any or all of the preferred units at any time and from time to time, and the holders of the preferred units may require Riley Holdings to redeem all of the preferred units on the eleventh anniversary of the merger date, for a redemption price equal to the amount paid by the holders for those units plus any unpaid preferred return on them.

  The Management Investors, which include Jeffrey P. Krasnoff, our President and Chief Executive Officer, (a) will be receiving significant payments under change in control agreements if the transaction (or another change in control transaction) takes place, (b) will be granted profit interest units entitling them to 10% of the operating profits and asset appreciation of Riley Holdings after repayment of all capital contributions and payment of a specified return on those contributions, and (c) will be granted profit interest units entitling them to an additional 4% to 7% of the operating profits and asset appreciation of Riley Holdings after repayment of all capital contributions and payment of a specified return on those contributions. Neither the total number of profit interest units, nor the number of profit interest units that will constitute a specified percentage of all the profit interest units, has been decided. There is no limit on the total amount that may be paid to holders of profit interest units or on the amount that may be paid to any individual holder of profit interest units.

Q:
Who is Riley Holdings?

A:
Riley Holdings was formed by Cerberus to acquire us. We expect that a company to be owned by funds and accounts managed by Cerberus and other investors selected by Cerberus will own approximately 75% of Riley Holdings. The Miller family will own approximately 20.4% of Riley Holdings and the Management Investors will own approximately 4.6% of Riley Holdings.

Q:
Does Riley Holdings have the financial resources to provide the merger consideration?

A:
Cerberus and its affiliates manage in excess of $14 billion of capital. Cerberus has committed on behalf of one or more of its affiliated funds or managed accounts to provide $550 million of equity to Riley Holdings. Stuart Miller and the Management Investors have committed to provide an additional $184 million of equity to Riley Holdings. Further, an affiliate of Cerberus has agreed to be liable to us for any failure by Riley Holdings or Riley Acquisition to perform their obligations under the merger agreement required to be performed by them prior to the effective time of the merger, not to exceed $125 million. Prior to signing the merger agreement, Cerberus arranged bank commitments to Riley Holdings for $2.35 billion of debt financing. We believe the sums committed plus our cash on hand when the merger takes place will be sufficient for the merger consideration, to repay or retire at least most of our indebtedness and to pay the costs of the transactions.

Q:
Will LNR's stockholders have to approve the transaction?

A:
Yes. LNR's stockholders will have to adopt the merger agreement under which the transaction will take place. The transaction cannot take place unless the LNR stockholders adopt that merger agreement. We will not be seeking approval of a majority of our unaffiliated stockholders to adopt the merger agreement.

Q:
What vote will it take for the stockholders to adopt the merger agreement?

A:
The merger agreement must be adopted by the affirmative vote of a majority of the votes that can be cast with regard to the proposal to adopt it. The holders of the common stock and the Class B common stock will vote together on the proposal, as though they were a single class. Holders of the common stock can cast one vote per share and holders of the Class B common stock can cast ten votes per share.

Q:
Does this mean that the Miller family alone has the power to approve the transaction?

A:
Yes. If the Miller family vote all the shares they own in favor of the transaction, the transaction will be approved even if no other shares were voted in favor of it. Mr. Miller has the sole power to determine how the Miller family will vote.

Q:
Is it likely that the Miller family will vote in favor of the transaction?

A:
Yes. The Miller family have signed an agreement to vote in favor of the transaction. However, if the Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Holdings, if there is one, the Miller family voting agreement will terminate unless particular members of the Miller family agree within five days to continue it in effect as to them.

Q:
Will our directors have interests in the transaction different from those of the unaffiliated stockholders?

A:
Our directors other than Stuart A. Miller (the Chairman of our Board of Directors) and Jeffrey P. Krasnoff (our President and Chief Executive Officer) own a total of 381,295 shares of our common stock, have rights to receive a total of 20,000 shares under our 2003 Non-Qualified Deferred Compensation Plan and have options to purchase a total of 273,896 shares of our common stock for a total of $7.1 million. Therefore, they will receive a total of $35.5 million as a result of the merger. Of this, a total of $2.2 million will be received by the three directors who are members of the Special Committee.

Q:
What will happen to LNR's stock options, stock purchase agreements, restricted stock and deferred compensation in the merger?

A:
As a result of the merger, each option to purchase our stock and each share of stock that would have been deliverable under a stock purchase agreement entered into in accordance with our Senior Officers Stock Purchase Plan will become the right to receive $63.10 per share minus the per share exercise price of the option or the per share purchase price under the stock purchase agreement. Options are held by all our directors (including members of the Special Committee), all our senior officers and a large number of additional employees. In addition, each share of restricted stock and each share delivered under our 2003 Non-Qualified Deferred Compensation Plan will become the right to receive $63.10 in cash at the time of the merger (unless particular employees elect to defer the time of receipt). The sum will be paid even if, by their terms, the options would not have become exercisable, the restricted stock would not have vested or the stock would not have been deliverable under the stock purchase agreements, by the time of the merger. At December 15, 2004, our employees and directors held options to purchase a total of 1,877,085 shares of our common stock for a total of $57.9 million and our senior executive officers had the right (and obligation) to purchase at future dates a total of 143,572 shares of our common stock for a total of $5.4 million. In addition, our employees and directors hold 574,775 restricted shares of our stock and have the right to receive 542,725 shares under our 2003 Non-Qualified Deferred Compensation Plan. Therefore, our employees and directors will receive as a result of the merger a total of $134.7 million with regard to their stock options, stock purchase agreements, restricted stock and shares issuable under our 2003 Non-Qualified Deferred Compensation Plan.

Q:
Was the Special Committee aware when it voted to recommend approval of the merger that Stuart A. Miller and other members of our senior management had interests that were different from those of the unaffiliated stockholders?

A:
Yes. The Special Committee was aware from early in the negotiation process that the Miller family would be required by Cerberus to make a significant investment in Riley Holdings and the Special Committee considered the possibility that the willingness of the Miller family, including Stuart A. Miller, to support the transaction on the terms contained in the merger agreement might have been affected by the investment the Miller family will be making in Riley Holdings.

  In addition, the Special Committee was aware throughout the negotiation process that the Management Investors will receive substantial sums of money if the merger takes place, as merger consideration, with regard to stock options and stock purchase agreements, and under change in control agreements. They also were informed early in the negotiation process that the Management Investors would be required by Cerberus to make substantial investments in Riley Holdings and would be participating in equity based incentive programs implemented by Riley Holdings after the merger takes place. The Special Committee considered the possibility that these interests might have led them to favor the merger even if it had not been in the best interests of our unaffiliated stockholders.

Q:
Under what circumstances can the Board of Directors or the Special Committee withdraw its recommendation that stockholders vote in favor of the transaction?

A:
The Board of Directors or the Special Committee can withdraw its recommendation at any time prior to the special meeting if it determines, after consultation with legal counsel, that there is a reasonable likelihood that failing to do so would violate the directors' fiduciary obligations. If the Board of Directors or the Special Committee withdraws its recommendation under those circumstances, Riley Holdings will have the option either to terminate the merger agreement or to require that the special meeting be held. If Riley Holdings decides to terminate the merger agreement we will have to reimburse Riley Holdings for its expenses in connection with the transaction contemplated by the merger agreement (not to exceed $75 million) and pay a termination fee equal to the excess of $75 million over the amount paid as expense reimbursement.

  In addition, the Board of Directors or the Special Committee can cause us to terminate the merger agreement if there has been a proposal to acquire us that the Board of Directors or the Special Committee believes is more favorable to our stockholders than the transaction with Riley Holdings. If the Board of Directors or the Special Committee causes us to terminate the merger agreement to accept a more favorable proposal, we will have to reimburse Riley Holdings for its expenses in connection with the transaction contemplated by the merger agreement (not to exceed $75 million) and pay a termination fee equal to the excess of $75 million over the amount paid as expense reimbursement.

Q:
What will happen if the shares as to which LNR stockholders seek appraisal equal more than 5% of LNR's outstanding stock?

A:
Riley Holdings will have the right to terminate the merger agreement if the shares as to which LNR stockholders seek appraisal equal more than 5% of LNR's outstanding stock. If that occurs, on the day the agreement is terminated LNR will have to pay Riley Holdings the greater of its expenses in connection with the transaction contemplated by the merger agreement (not to exceed $75 million) and $37.5 million. If within 12 months after the merger agreement terminates, we enter into an agreement or understanding with somebody else relating to a sale or similar transaction, we will have to pay Riley Holdings an amount equal to the difference between $75 million and the amount paid at termination of the merger agreement.

Q:
Will LNR incur a cost if the merger agreement is terminated?

A:
If (a) LNR terminates the merger agreement to accept what the Board of Directors or the Special Committee believes to be a superior proposal, (b) Riley Holdings terminates the merger agreement because the Board of Directors or the Special Committee withdraws or modifies or amends in an adverse manner its recommendation, or approves or recommends (or the Board fails to recommend against) a proposal by someone other than Riley Holdings, or (c) either Riley Holdings or LNR terminates the merger agreement because the vote of the LNR stockholders is not sufficient to adopt the merger agreement, LNR will have to reimburse Riley Holdings for its expenses in connection with the transaction contemplated by the merger agreement (not to exceed $75 million) and pay a termination fee equal to the excess of $75 million over the amount paid as expense reimbursement.

  If either Riley Holdings or we terminate the merger agreement because the merger does not take place by May 31, 2005 and within 12 months after that we agree to enter into a sale transaction or similar transaction with somebody else, when we enter into that transaction, we will have to reimburse Riley Holdings for its expenses in connection with the transaction contemplated by the merger agreement (not to exceed $75 million) plus any amount by which the expense reimbursement is less than $75 million.

  If Riley Holdings terminates the merger agreement because our representations and warranties are not correct or because we do not fulfill our obligations under the merger agreement, we will have to pay Riley Holdings when the merger agreement terminates the greater of its expenses in connection with the transaction contemplated by the merger agreement (not to exceed $75 million) and $37.5 million. If within 12 months after the merger agreement terminates we enter into an agreement or understanding with somebody else relating to a sale or similar transaction, we will have to pay Riley Holdings an amount equal to the difference between $75 million and the amount paid at termination of the merger agreement.

  We have the financial ability to pay Riley Holdings the $75 million as expense reimbursement and a termination fee if we are required to do so. Further, in deciding whether to withdraw its recommendation that our stockholders vote in favor of the merger, or in deciding whether an alternate acquisition proposal would be more favorable to our stockholders than the merger, our Board and the Special Committee would take into account the fact that we would have to pay $75 million in connection with termination of the merger agreement.

Q:
What will happen if Riley Holdings fails to fulfill its obligations under the merger agreement?

A:
If Riley Holdings fails to fulfill its obligations under the merger agreement, we will have the right to terminate the merger agreement. If Riley Holdings has breached the merger agreement, we will be entitled to recover from Riley Holdings our damages and those of our stockholders, up to a maximum of $125 million.

Q:
Can LNR consider other offers?

A:
Yes. In the merger agreement, we agreed not to encourage, solicit, initiate or facilitate a proposal relating to an acquisition of us or a transaction that could reasonably be expected to prevent or delay the merger. However, until our stockholders adopt the merger agreement, we may participate in discussions with, and in other ways assist, any person who makes an unsolicited proposal regarding a transaction that our Board of Directors or the Special Committee determines, after consultation with legal counsel and financial advisors, would be more favorable to us and to our stockholders than the merger, if our Board of Directors or the Special Committee determines, after consultation with legal counsel, that there is a reasonable likelihood that failure to do so would be inconsistent with its fiduciary obligations. To date no other proposal has been made.

Q:
What are the recent trading prices of LNR's common stock?

A:
The last sale price of our common stock reported on the New York Stock Exchange on August 27, 2004, the last full trading day before we announced we had entered into the merger agreement, was $59.10 per share. On that day, the high and low reported sale prices of our common stock were $59.63 and $58.77 per share, respectively. The average of the last reported sale prices of our common stock during the one-week period preceding that announcement was $58.53 per share. On May 11, 2004, the day on which we agreed to give Cerberus a period of exclusivity to negotiate a transaction, the last reported sale price of our common stock was $46.43 per share. On December 29, 2004, the last sale price of our common stock reported on the New York Stock Exchange was $62.87.

  You should obtain a current market quotation for our common stock before making any decision with respect to the merger.

Q:
When will the merger take place?

A:
If our stockholders holding a majority in voting power of our outstanding shares vote at the special meeting to adopt the merger agreement, the merger will take place on the third business day after the day of the special meeting, unless other conditions to the merger have not yet been satisfied or Riley Holdings and we agree to a different date.

Q:
What will I have to do to get my $63.10 per share?

A:
Shortly after the merger takes place, you will receive a form of letter of transmittal. In order to get the merger consideration of $63.10 per share in cash, you will have to complete the letter of transmittal and send it, together with your stock certificates, to the paying agent at the address set forth in the letter of transmittal.

Q:
What if my shares are held in "street name" or otherwise are held by a fiduciary?

A:
Your broker, bank or other fiduciary will tell you what you need to do to receive the merger consideration.

Q:
What if I think the merger consideration is too low?

A:
If you do not vote in favor of the adoption of the merger agreement, you will have the right to seek an appraisal by the Delaware Court of Chancery and to receive the value of your shares determined by the court instead of $63.10 per share. The amount determined by the court could be more, or less, than $63.10 per share.

Q:
What federal income tax consequences may I encounter when my shares are converted by the merger into the right to receive cash?

A:
Generally, stockholders will recognize gain or loss for U.S. federal income tax purposes when their shares are converted by the merger into the right to receive cash. However, the tax consequences to particular stockholders may be different from those applicable to our stockholders generally. You should consult your own tax advisor about tax consequences of the merger to you.

Voting Procedures

Q:
How do I vote by proxy?

A:
You should complete, date and sign your proxy card and return it in the enclosed addressed envelope as soon as possible. If your shares are held in an account at a brokerage firm or bank, or otherwise are held by a nominee, you must instruct it as to how to vote your shares.

  If you sign, date and mail your proxy card without specifying how you want to vote, your proxy will be voted "FOR" adoption of the merger agreement.

  Your failure to vote in person or return your signed proxy card will have the same effect as a vote "AGAINST" adoption of the merger agreement. If you return your signed proxy card but check the box marked "Abstain" with respect to the proposal to adopt the merger agreement, your proxy will not be voted with regard to the merger agreement. That will have the same effect as a vote "AGAINST" adoption of the merger agreement.

Q:
May I vote in person?

A:
Yes. If you attend the special meeting of stockholders, which will be held at 10:00 a.m. Miami, Florida time, on January 31, 2005, at The South Beach Marriott, 161 Ocean Drive, Miami Beach, Florida 33139, you may vote your shares in person even if you previously have signed and returned your proxy card. If your shares are held of record by a broker, bank or other nominee and you want to vote at the special meeting, you must obtain a proxy from the record holder.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

(1)
You can send a written notice to LNR's Secretary, Zena M. Dickstein, at LNR's executive offices, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, stating that you are revoking your proxy;

(2)
You can complete and submit a new, later-dated proxy card; or

(3)
You can attend the meeting and vote in person. Your attendance at the meeting will not revoke your proxy unless you vote at the meeting, and your vote will then revoke the proxy only as to matters on which you vote.

  If you choose either of the first two methods, your notice of revocation or your later-dated proxy must be actually received before the special meeting.

  If you have instructed a broker, a bank, or another nominee, to vote your shares, you must follow directions you receive from the broker, bank or other nominee in order to change those instructions.

Q:
If my shares are held in "street name" through my broker, will my broker vote my shares for me without any action on my part?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures your broker will describe to you.

Q:
Should I send in my stock certificates now?

A:
No. If the merger agreement is adopted, after the merger takes place, you will receive written instructions specifying how and where to send your stock certificates in order to obtain the merger consideration of $63.10 per share in cash, and a form of letter of transmittal to use in doing this. You should not send any stock certificates with your proxy cards.

Q:
When will I receive the merger consideration?

A:
The merger consideration of $63.10 per share in cash will be sent to you promptly after we receive from you a properly completed letter of transmittal together with your stock certificates or, if you do not have physical stock certificates, promptly after we receive your properly completed letter of transmittal and book entry delivery of your shares.

Q.
Will I receive interest if I do not receive the merger consideration immediately after the merger?

A.
No. No interest will be paid with regard to the merger consideration.

Q:
Where can I get extra copies of documents or help to answer my questions?

A:
If you would like additional copies of the proxy statement, a copy of our Annual Report on Form 10-K for the year ended November 30, 2003 or a copy of our most recent Quarterly Report on Form 10-Q (all of which will be provided to you without charge), or if you have questions about the procedures for voting your shares, you should contact:

      MacKenzie Partners, Inc.
      105 Madison Avenue
      14th Floor
      New York, New York 10016
      Phone: (212) 929-5500
      Toll Free: (800) 322-2885

THE PARTICIPANTS

        LNR.    We were incorporated in Delaware in June 1997. Shortly after that, Lennar Corporation contributed its real estate investment, finance and management businesses to us, and on October 31, 1997, Lennar distributed our stock to its stockholders in a tax-free spin-off. Currently, we are engaged primarily in (i) acquiring, developing, repositioning, managing and selling commercial and multi-family residential real estate properties, (ii) investing in high-yielding real estate loans and acquiring at a discount portfolios of loans backed by commercial or multi-family residential real estate and (iii) investing in unrated and non-investment grade rated commercial mortgaged backed securities as to which we have the right to be special servicer (i.e., to oversee workouts of underperforming and non-performing loans). Detailed business and financial information about us is contained in the Annual Report on Form 10-K for the year ended November 30, 2003 (as amended by our Report on Form 8-K dated December 15, 2004), the Quarterly Reports on Form 10-Q for the periods ended February 29, 2004, May 31, 2004 and August 31, 2004 and the other reports and documents (including the proxy statement dated March 19, 2004) that we have filed with the Securities and Exchange Commission. In addition, see "Where Stockholders Can Find More Information" on page    to learn how you can obtain additional information about us. The address of our principal executive offices is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, and our telephone number at those offices is (305) 695-5500. Information with respect to our executive officers and directors is set forth in Appendix D.

        Riley Holdings.    Riley Holdings is a limited liability company formed in Delaware in August 2004 for the specific purpose of acquiring us. Upon consummation of the merger, a company to be owned by funds and accounts managed by Cerberus and other investors selected by Cerberus will own 75% of Riley Holdings. In addition, at the request of Cerberus, the Miller family will purchase concurrently with the consummation of the merger a 20.4% interest, and the Management Investors will purchase concurrently with the consummation of the merger interests totaling 4.6%, in Riley Holdings. The principal office address of Riley Holdings is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100. Additional information with respect to Riley Holdings and its managing directors and managing members is set forth in Appendix D.

        Riley Mezzanine.    Riley Mezzanine was incorporated in Delaware in August 2004 for the specific purpose of holding the stock of the surviving corporation and being financed with the subordinated debt described below. Riley Mezzanine is wholly-owned by Riley Holdings and will be our direct or indirect sole stockholder upon consummation of the merger. The principal office address of Riley Mezzanine is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100. Additional information with respect to Riley Mezzanine and its executive officers and directors is set forth in Appendix D.

        Riley Acquisition.    Riley Acquisition was incorporated in Delaware in August 2004 for the specific purpose of being merged into us. It will never engage in any activities, other than those related to its being merged into us. Riley Acquisition is indirectly wholly-owned by Riley Holdings. The principal office address of Riley Acquisition is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100. Additional information with respect to Riley Acquisition and its executive officers and directors is set forth in Appendix D.

        Management Investors.    The Management Investors are members of our senior management who will purchase ownership interests in Riley Holdings concurrently with the consummation of the merger. The Management Investors are Jeffrey P. Krasnoff (President and Chief Executive Officer), Robert B. Cherry (Vice President and Chief Investment Officer), Mark A. Griffith (Vice President and President of our European Operations), Ronald E. Schrager (Vice President and Chief Operating Officer) and David O. Team (Vice President and President of our United States Commercial Property Group). The principal office address of each of the Management Investors other than Mark Griffith and David Team is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, and the telephone number at that office is (305) 695-5500. The office address of Mark A. Griffith is 40 Marshall Wall, 3rd Floor, London E149TP, and the telephone number at that office is +44 (0)20 7531 2650. The office address of David O. Team is 4350 Von Karman Avenue, Suite 200, Newport Beach, California 92660, and the telephone number at that office is (949) 885-8500.

        The Miller family.    The Miller family refers to Stuart A. Miller (who is the Chairman of our Board of Directors), the Stuart A. Miller Irrevocable Trust U/A 10/6/94 (a trust of which Mr. Miller is a principal beneficiary), MFA Limited Partnership and The Miller Charitable Fund, L.P. (partnerships directly or indirectly owned by Mr. Miller and members of his family). The principal office address of the Miller family is c/o Stuart A. Miller, 700 NW 107th Avenue, Suite 400, Miami, FL 33172 and their telephone number at that address is (305) 559-4000. Additional information with respect to the Miller family is set forth in Appendix D.

        Cerberus.    Cerberus refers to Cerberus Capital Management, L.P. and its affiliates, including but not limited to Blackacre Capital Management LLC. Cerberus Capital Management, L.P., a Delaware limited partnership, is a New York-based global private investment firm. The principal executive offices of Cerberus are located at 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100. Additional information with respect to Cerberus is set forth in Appendix D.

        Immediately following consummation of the merger, the ownership of LNR will be as follows:

However, Riley Holdings has told us that shortly after the effective time of the merger, it will restructure LNR as more fully described under "Special Factors—Effects of the Merger—Expected Post-Merger Restructuring" on page     .

SPECIAL FACTORS

Background of the Merger

        In May 2001, we engaged Greenhill & Co., Inc. to consider ways that we might get access to low cost funds, which would help us grow our business. Because we borrow much of the money we use to make investments, we only make investments from which we expect to receive returns that exceed our borrowing costs and other costs of capital by at least targeted amounts (that vary from time to time). Lower costs of capital increase the number of investments of the type we make that meet our return requirements. We wanted to explore both the possibility that someone would provide us with a substantial amount of low cost debt or equity financing and the possibility of our being sold to someone who had access to funds that were not available to us. We selected Greenhill & Co., Inc. because we wanted a financial advisor that had extensive experience in corporate transactions and valuation work, but which (a) was small enough so we would receive priority attention, (b) was not affiliated with a financial institution that was a potential equity investor or purchaser and (c) could render a fairness opinion, if required. During late 2001 and early 2002, Greenhill contacted more than

50 companies we or it had identified as possible sources of funds or acquirers. Ultimately, five of the companies Greenhill contacted executed confidentiality agreements and were sent copies of an offering memorandum. Of these, only one firm expressed possible interest in acquiring our entire company, and that interest depended upon its being able to sell one aspect of our business to another company and upon our being able to dispose of assets that the possible purchaser did not wish to acquire. Ultimately the possible purchaser was not interested in purchasing us for the $50 per share we had targeted as a minimum sale price, and in May 2002, we terminated our effort to find a buyer.

        In September 2003, we began receiving telephone calls from companies asking our assistance in analyzing a real estate finance company that was for sale (but ultimately was not sold). In the fall of 2003, we also received calls from companies that wanted to know whether we might be available for sale or whether they could invest in some or all of our businesses. By this time, we had substantially improved our access to financing, but our growth had slowed. Until fiscal 2001, our revenues and our net earnings had grown rapidly. However, since then the growth in our revenues and net earnings had been much slower (our estimated revenues and other operating income for fiscal 2004 represent a compound annual growth of only 4.0% since fiscal 2001, and preliminary indications are that our net earnings in fiscal 2004 were lower than in either fiscal 2001 or fiscal 2002). While our management believed that we could continue to grow as a publicly held company, there are steps they think would enable us significantly to increase our long term growth that they believed were not appropriate for us as a publicly held company, because they would have a negative impact on our short and intermediate term earnings, and therefore could negatively affect our stock price for a significant period. Also, although we had access to substantial amounts of debt financing, the three agencies that rate our debt had told us that any increase in the ratio of our borrowings to our equity would adversely affect our ratings, which would increase the cost of our borrowings. Although the price of our stock had risen over the past year and a half, our management was concerned about the potential long term effects on us and on the price of our stock, of relatively moderate growth. Our management was also concerned about the possibility of key employees' leaving for companies with greater growth opportunities. Therefore, our management believed the best thing for our stockholders might be for us to be sold to somebody who could maximize our potential and who would be willing to pay a price that reflected the benefits of its ability to do that. This led us to engage Greenhill as of January 1, 2004, to begin a new effort to find a buyer for us or for a significant portion of our stock, assets or business.

        During January and February, 2004, Greenhill contacted ten companies which it believed had the financial ability to acquire us and might be interested in doing so. This included six companies that had asked in the fall of 2003 whether we might be available for sale. It also included several companies that in 2002 had expressed interest in acquiring at least aspects of our business. Greenhill did not contact the remainder of the companies to which it had distributed the 2002 offering memorandum because they had indicated no interest in acquiring even part of our business or because they probably would not have had the financial capability to acquire us even if they had wanted to do so.

        Greenhill contacted Cerberus as a follow-up to contacts we had already initiated. In January 2004, Robert Cherry, a member of our senior management who had a long acquaintance with Ronald Kravit, the co-head of Cerberus' real estate fund management division, had suggested we contact Cerberus because it was engaged in businesses that were compatible with at least parts of our business. He had contacted Cerberus on January 15, 2004, and on February 6, representatives of Cerberus had met at our offices in Miami Beach with two members of our senior management to discuss our business and make an initial assessment of whether Cerberus might have an interest in acquiring us.

        Eight of the ten companies Greenhill contacted, including Cerberus, executed confidentiality agreements. On February 20, Greenhill sent each of those companies an offering memorandum regarding us. It then arranged meetings between members of our management and representatives of the eight companies at which our management described our businesses. One of these was a meeting at Cerberus' offices in New York on March 8, 2004 that included Stuart A. Miller, Jeffrey Buckalew of Greenhill, Steven Feinberg, the principal executive officer of Cerberus, and Kravit. Five of the eight companies, in one instance together with a possible coinvestor, sent representatives to our offices in Miami Beach to hear presentations by our management as part of their processes of deciding whether they might be interested in acquiring us.

        By late March, three of the companies or groups had indicated a serious possible interest in acquiring us. Cerberus was one of the three.

        During April 2004, we held meetings and had telephone conversations with representatives of each of the three possible purchasers (or purchaser groups) and provided information about our business, operating results and financial condition to them. That included conference calls on April 5, 2004 and April 26, 2004, among Buckalew, representatives of Cerberus and representatives of Goldman Sachs & Co., Cerberus' investment bankers, meetings between Buckalew and representatives of Cerberus on April 13, 2004 and April 14, 2004, and numerous meetings in Miami Beach. In addition, attorneys at Clifford Chance (our lawyers) discussed with attorneys for Cerberus, as well as with attorneys for another of the possible purchasers, tax issues relating to whether we could be converted into a real estate investment trust or could be owned by a REIT.

        On April 22, while a team from Cerberus was in Miami Beach, Jeffrey P. Krasnoff, our President and Chief Executive Officer, and two other members of our senior management met with Kravit to discuss management employment arrangements if Cerberus acquired us. At that meeting, Kravit said it would be imperative to any Cerberus proposal that our senior management invest a meaningful amount along side of Cerberus. Neither of the other two possible purchasers proposed that our management participate in the transaction, although one of them was proposing a transaction in which our stockholders (including members of our management who are stockholders) would have received shares of the acquiring entity, and the discussions with the other possible purchaser never reached the stage when participation by our management in the purchase might have been discussed.

        On April 29, Miller and Buckalew met in New York with representatives of Cerberus, including Feinberg and Kravit. Feinberg told Miller that, because of the complexity of our business, he would not be comfortable investing in us without a significant investment by Miller to evidence Miller's continued confidence in us. Feinberg indicated an investment of $200 million would be significant. Miller said that under the right set of circumstances, his family might consider an investment of as much as $100 million.

        On April 30, Greenhill informed each of the three possible purchasers that we had set May 4 as the deadline for submitting indications of possible purchase price.

        On May 4, Greenhill received a non-binding letter from Cerberus stating it would offer $62.50 per share in cash for all our shares, and a non-binding letter from another of the three possible purchasers indicating that it would be willing to pay $53 per share for our stock, partly in cash and partly in shares of the acquiring company. We also received a letter from the third possible purchaser stating that it would not be submitting a proposal to purchase 100% of our stock, but that if we decided not to sell 100% of our stock at this time, it would welcome the opportunity to discuss strategic transactions (i.e., acquiring certain of our business lines and making a capital investment in us).

        The letter from Cerberus included the statement,

    Because Blackacre/Cerberus manages capital that is invested in all elements of a company's capital structure, including senior secured debt, subordinated debt, and preferred and common equity, we typically require no third party financing to close an acquisition, and therefore we generally do not include a financing contingency in our purchase agreements. In addition, transactions need not be delayed to accommodate due diligence by, or negotiations with or among, third party financing sources.

        The letter also said,

    If there is an interest on the part of LNR, we would be amenable to considering a structure under which Miller and perhaps other existing LNR stockholders could roll their equity interests into the successor company on a tax efficient basis, subject to our concerns that we would prefer avoiding having our acquisition vehicle be a public company upon closing.

        An exhibit to the letter included the statement,

    If desired by Miller, a portion of the purchase price could be in the form of a minority equity interest in the Purchaser or another instrument all on terms to be agreed.

        That exhibit also said,

    While it is possible that the Purchaser would arrange third party debt and/or co-investment equity financing prior to or following the closing of the transaction, such financing would not delay or add uncertainty to the closing.

        On May 5, our Board discussed the two indications that had been received. It concluded that a sale of us at the prices that had been proposed probably would be more advantageous to our stockholders than any strategic alternatives we might undertake, and decided we should pursue both of the acquisition proposals. It asked Greenhill to attempt to get each of the prospective bidders to increase the amount it was willing to pay. It did not decide to pursue a sale of less than our entire company in part because if we sold a portion of our business, we would have to pay taxes on the resulting gain, which would reduce the sum that could be made available to our stockholders, and in part because we believe there are significant synergies among our businesses that would be lost if we sold some but not all of them.

        At the May 5 meeting, our Board of Directors also appointed a Special Committee, consisting entirely of independent directors (i.e., directors who were not officers or employees of us or any of our subsidiaries) to review the processes by which LNR considers and conducts negotiations regarding proposed transactions that would involve a sale of LNR or the merger of LNR with another entity, and to review and make recommendations to the Board of Directors regarding the terms of any such transactions that were presented to the Board of Directors. Subsequently, the Special Committee retained Hunton & Williams LLP as its independent counsel.

        On May 6, Greenhill told the company that had indicated willingness to pay $53 in cash and shares that it would have to increase the minimum it would expect to offer to at least $60 per share in order to be permitted to proceed to full due diligence regarding a possible acquisition. On the following day, that company told Greenhill that not only would it not increase what it would consider paying, but that, primarily because the price of its shares had declined (as had the price of our stock), it would not even offer $53. Therefore, it said it would not pursue the possibility of acquiring us.

        On May 7, Kravit asked Buckalew what price Cerberus would have to propose in order for LNR to give it exclusive rights to negotiate an agreement. Buckalew said we would require a bid of $65 per share. On May 8, Cerberus agreed to raise its preliminary non-binding bid to $64.50 if it were given exclusive negotiating rights. On May 11, we, and Miller separately, entered into exclusivity agreements with Cerberus, in which we and Miller agreed that until May 31, 2004, or such earlier time as Cerberus terminated its efforts to enter into a transaction involving us, we and Miller would not respond to proposals or discussions, and we would not enter into an agreement, regarding an acquisition by anyone other than Cerberus of a substantial portion of our shares or a similar transaction, or give anyone other than Cerberus information about us that is not generally available to the public. We also agreed to terminate any discussions in which we were then engaged and to make available to Cerberus all the information it requested in connection with its review of our business and financial condition.

        On May 11, there also was a conference call among representatives of Cerberus, its counsel, Schulte Roth & Zabel LLP, our counsel, Clifford Chance US LLP, and us to discuss the logistics of full scale due diligence by Cerberus and its consultants and advisors.

        Although the May 4, 2004 letter from Cerberus stated that "if desired by Miller" a portion of the purchase price could be in the form of a minority equity interest in the purchaser, during the discussions regarding the transaction, Cerberus made it clear that any transaction would be conditioned upon:

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  The Miller family's agreeing to vote in favor of the transaction.

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  The Miller family's agreeing to invest $200 million in the acquiring company.

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  Each member of our senior management's entering into an employment agreement.

  •
  The members of our senior management's making significant investments in the acquiring company.

        On May 13, Clifford Chance sent Schulte Roth a draft of a Plan and Agreement of Merger. Among other things, that draft contemplated that the Board of Directors could, at the request or with the approval of the Special Committee and after consultation with counsel, withdraw or modify their recommendation regarding the merger if they determine in good faith that the failure to do so could, reasonably be expected to be a breach of the director's fiduciary duties. But if the recommendation were withdrawn Cerberus could terminate the merger agreement. The draft also contemplated that we would have the right to terminate the merger agreement if we received a firm proposal that our Board of Directors or the Special Committee determines to be superior to Cerberus' merger consideration and Cerberus was unwilling to increase its merger consideration to match that proposal. In order to terminate the merger agreement, that draft would have obligated us to pay Cerberus $25 million and reimburse its expenses up to $5 million.

        During the next several weeks, Cerberus and its advisors and consultants, including Schulte Roth and Goldman Sachs & Co. (Cerberus' financial advisor), conducted extensive due diligence regarding our business, our assets and our financial condition. During this period, we were made aware that Cerberus would attempt to line up debt and other financing in order to fund the merger.

        On May 19, Schulte Roth sent Clifford Chance a revised draft of the merger agreement. Among other things, this revised draft contained significantly more detailed representations and warranties regarding us, our assets and our business than had the Clifford Chance draft. However, the only consequence of inaccuracies in the representations and warranties would be to permit Riley Holdings to refuse to complete the transaction (and entitle it to expense reimbursement and a termination fee of at least $37.5 million) if the matters as to which the representations and warranties were not correct would have a material adverse effect upon us, and a material adverse effect was defined as an adverse effect in excess of $100 million (subsequently increased to $150 million). The revised draft recited that "as an inducement and a condition to Riley Holdings' willingness to enter into this Agreement, Riley Holdings, the Company and certain of the Company's stockholders are entering into a voting agreement pursuant to which the Company's stockholders party thereto have agreed, among other things, to consent in writing, or vote the shares of [LNR] stock … held by them in favor of the Merger and adoption of this Agreement." A footnote to the term "certain stockholders" said it was to include all members of the Miller family. In addition, the revised draft contemplated that if Cerberus terminated the merger agreement for any of several reasons, or if we terminated the merger agreement to accept a superior proposal, we would have to pay Cerberus a termination fee of $120 million and to reimburse Cerberus for its expenses up to $18 million.

        On May 20, Buckalew and several members of our financial management participated in a conference call with representatives of Cerberus and Goldman, Sachs & Co., in which Cerberus asserted that in order to permit the transaction (including debt financing) to take place, we would have to retire the $750 million principal amount of our publicly held non-convertible debt securities, and that because those debt securities are not currently redeemable, we would have to repurchase them, which probably could not be done unless we offered to pay a substantial premium above their principal amount. Although it was not clear to us that this would be legally required, Cerberus continued to assert that we would have to repurchase the debt securities.

        On May 21, Clifford Chance circulated a matrix showing the open issues and Cerberus' and our positions regarding those issues. Among other things, these open issues included the circumstances under which Cerberus would be entitled to a termination fee and expense reimbursement, and the amount to which it would be entitled. In addition, although Cerberus had agreed it would commit to provide all the debt and equity capital that would be required to pay the merger consideration, we were asking that Cerberus also agree that if Riley Holdings breached its obligations under the merger agreement, Cerberus would provide the funds Riley Holdings needed to pay damages. Also, Cerberus was asking that the Miller family agree to vote in favor of the merger under all circumstances. We asserted they should not have to vote for the merger if our Board of Directors or the Special Committee withdraws its recommendation that our stockholders vote in favor of the transaction.

        On May 25, Buckalew met in New York with Kravit, and there was a subsequent telephone conversation among them, Krasnoff, and David Bernstein of Clifford Chance, to discuss various contract issues and to discuss concerns Cerberus had expressed about the value of various of our assets.

        On May 26, there was a meeting in New York among Miller and Buckalew, representing LNR, and Feinberg and Kravit, on behalf of Cerberus. At that meeting, there were discussions of the progress of Cerberus' due diligence, the investment the Miller family would be required to make, the agreements the members of the senior management would be required to enter into, and the time when it was expected Riley Holdings would be ready to sign an agreement. During the meeting, Cerberus said that its initial bid to acquire us had not taken into account the substantial cost to us of repurchasing our $750 million of publicly held non-convertible debt or the cost of payments (including tax reimbursement payments) we would have to make under change in control agreements that had been entered into with seven of our senior officers, including Miller and Krasnoff, that had been signed by us late in April 2004, less than two weeks before Cerberus submitted its initial proposal (although in March 2002, before we terminated our initial effort to find somebody to make an investment in, or to purchase, us, Frederic W. Cook & Co., an independent compensation consulting firm, had submitted for consideration a proposed structure for our entering into change in control agreements with eight members of our senior management, including all seven of the people with whom we eventually entered into change in control agreements, and in October 3, 2003, Frederic W. Cook & Co. had made a recommendation regarding change of control agreements to our Board of Directors), Cerberus said that neither of these outlays had been anticipated when Cerberus made its preliminary non-binding proposal regarding the price it would pay to acquire us. At the meeting, Cerberus asked us to extend its exclusivity period by 30 days. Miller and we only agreed to extend Cerberus' exclusivity period to June 9, 2004. On May 28, we and Miller signed agreements extending the exclusivity period to that date.

        On May 27, Miller met with Feinberg and told him that Miller would be willing to invest $200 million to purchase interests in the acquiring company if he received a five year option to invest an additional $100 million on the same terms. Otherwise, he would not invest more than $100 million. Cerberus told Miller that it would not give him the option.

        On June 1 and 2, Krasnoff and two other members of our senior management met with representatives of Cerberus, including Feinberg, Kravit and Lenard Tessler, to discuss the value of certain of our assets, our business and Cerberus' insistence that each senior member of our management make a significant investment in the company that would acquire us. Cerberus said that a suggested investment of $1 million per member would not suffice.

        On June 2, Clifford Chance sent Schulte Roth proposed revisions to the merger agreement. On June 4, Clifford Chance distributed a new matrix describing the principal open issues and Cerberus' and our position with regard to them. These issues included whether the Miller family voting agreement would terminate if our Board or Special Committee withdraws its recommendation, whether the material adverse effects upon us that would permit Riley Holdings to terminate the Merger Agreement should exclude conditions affecting the market for commercial real estate, mortgage loans or commercial mortgage backed securities generally, and the circumstances under which Riley Holdings would be entitled to all, or to a portion, of the termination fee. In addition, a Schulte Roth markup of the merger agreement indicated that Cerberus was still seeking a termination fee of $120 million and reimbursement of expenses up to $18 million.

        On June 3, Krasnoff and the two other members of our management met again with representatives of Cerberus, this time together with representatives of one of the institutions from which Cerberus was seeking senior debt financing for the transaction to discuss our assets and our businesses.

        On June 9, Cerberus' exclusivity expired. Although Cerberus asked that it be extended, Miller and we refused to do that.

        On June 11, Schulte Roth distributed another draft of the merger agreement. One of the changes included in the draft was that Cerberus' expense reimbursement would be limited to $18 million and that the termination fee would be $70 million minus the amount paid to reimburse Cerberus' expenses.

        During the next two weeks, representatives of Cerberus met virtually daily with members of our management and representatives of Greenhill to perform diligence, including analyzing and discussing the values of various of our assets. This included a series of meetings involving Krasnoff and other senior members of our management held in Cerberus' offices in New York every day from June 9 to June 15. During these meetings, representatives of Cerberus repeatedly asserted that, in their view, some of our asset valuations were "way off." On June 11, Cerberus gave our representatives a draft business plan that had been prepared by Cerberus, and reflected gradual liquidation of our assets for what Cerberus was claiming were their realizable values. Krasnoff and other members of our management defended our valuations and pointed to at least two instances in which we had recently sold, or agreed to sell, an asset for more than what Cerberus claimed was its value. There also were continuing discussions about the cost we would incur to repurchase our publicly traded non-convertible debt securities and the cost to us of the change of control agreements.

        On June 27, 2004, Schulte Roth distributed a significantly revised draft of the merger agreement that raised several points that were of concern to us. The new draft continued to reflect that the termination fee would be $70 million, but that Cerberus would be entitled to it under a number of circumstances, including if our stockholders did not approve the merger, or if the Miller family was released from its obligation to vote in favor of the transaction. The new draft also provided that if we terminated the merger agreement because of a breach by Riley Holdings, Riley Holdings' liability would be limited to $70 million. In addition, the new draft required specified members of our management to give up their rights to payments under the change of control agreements and required them to acquire interests in Riley Holdings. The new draft also contemplated that, in addition to certain of our stockholders' having entered into a voting agreement, certain of our stockholders and members of our management would have entered into a subscription agreement pursuant to which they would have subscribed to purchase common and preferred equity of Riley Holdings pro-rata with Riley Holdings' other equity holders

        On June 29, Miller and Krasnoff came to New York to attempt to resolve the various issues regarding the merger agreement. That evening, they and Buckalew met with Feinberg, Kravit and Tessler. The Cerberus representatives expressed reservations about the price Cerberus had proposed to pay, because of Cerberus' views about our internal asset valuations, the potential costs of dealing with our $750 million of publicly held non-convertible debt securities and the cost of the change of control agreements. None of the open issues was resolved at the meeting.

        On the morning of June 30, Miller, Krasnoff, Buckalew and lawyers from Clifford Chance met at Cerberus' offices with Feinberg, Kravit, Tessler and lawyers from Schulte Roth. At that meeting, Cerberus made proposals for resolving several of the contract issues, including a proposal that the five persons with change of control agreements who would be continuing in our management receive junior preferred stock of Riley Holdings instead of change of control payments. Cerberus also said that after the Merger, it would cause Riley Holdings to sell 10% of its common equity (approximately 0.5% of its total equity) to the continuing senior managers for $5 million, payable with notes, but subject to vesting over five years, and would make 10% of Riley Holdings' common equity (approximately 0.5% of its total equity) available for stock options that could be granted to our key employees.

        During the June 30 meeting, Feinberg said Cerberus would under no circumstances pay $64.50 per share. As reasons for this, he cited continuing concerns about our internal valuations of some of our assets, the cost associated with repurchasing our publicly held debt securities at a premium, and the cost of the payments we would have to make under change of control agreements. Miller said he would be willing to ask the Special Committee to consider $63.50 per share, and to tell the Special Committee that, although he would not recommend that the Special Committee approve, or not approve, a transaction at that price, if the Special Committee and the Board recommended a transaction at that price, the Miller family would vote its stock in favor of it. Feinberg said Cerberus would not do a transaction at $63.50. Miller said if that was the case, there would not be a transaction, and our representatives left Cerberus' offices.

        During the afternoon of June 30, Krasnoff and Kravit had a number of conversations concerning price and concerning provisions of the merger agreement, including those regarding representations, covenants, closing conditions and termination fees. In the course of those conversations, Krasnoff came to believe the price Cerberus was willing to pay was $62 per share. That evening, Miller and Feinberg had a conversation in which Miller proposed that the price be $62.75 per share (half way between $63.50 and $62), but Feinberg said the price should be $61.50 per share.

        On the afternoon of July 1, the Company's Board of Directors held a previously scheduled meeting in Miami Beach. Buckalew and David Bernstein, of Clifford Chance, attended to report on the status of the transaction. Shortly before the meeting began, Feinberg called Buckalew and proposed that instead of Riley Holdings' being funded with $1 billion of equity, of which the Miller family would purchase $100 million or $200 million, and $3.1 billion of senior debt (the structure Cerberus had previously been considering), Riley Holdings would be funded with (a) $700 million of equity, of which the Miller family would purchase $150 million, (b) $400 million of subordinated debt, of which the Miller family would purchase $200 million, and (c) $3 billion of senior debt. Feinberg said the reduced equity investment (due to increased borrowings) under the revised structure would enable the Cerberus investors to realize a sufficient return on their investment to justify a purchase price of $62.75 per share. He said that unless the revised funding structure were possible, Cerberus would continue to insist upon $61.50 per share.

        Miller described the new proposal to our Board of Directors (including all the members of the Special Committee and its counsel). He told the Board the Miller family would probably be willing to purchase $150 million of equity and $200 million of subordinated debt if $50 million of the subordinated debt was convertible into equity of Riley Holdings. However, he said he wasn't satisfied with the $62.75 per share purchase price Cerberus had proposed.

        Miller and Buckalew then called Feinberg, and Feinberg eventually agreed to increase the purchase price Cerberus would pay to $63 per share and agreed that if the Miller family would agree to purchase $150 million of equity and $200 million of subordinated debt of the acquiring entities, $50 million of the subordinated debt could be convertible into equity, but with interest at a rate substantially below that of the non-convertible subordinated debt. Miller urged that the purchase price be $63.25 per share, but Feinberg refused. After discussing the revised terms with the Board, Miller told Feinberg that if all the remaining issues were resolved on satisfactory terms, $63 per share would be acceptable.

        On July 7, Cerberus asked Krasnoff to assist Cerberus in obtaining financing commitments from prospective lenders and, to that purpose, to prepare a business plan that would show how we could operate effectively while paying the debt service on, and repaying, the approximately $3 billion of senior debt financing that would be incurred in connection with the acquisition of us and to replace all of our outstanding indebtedness (which would be necessary in order to give the senior lenders the security interests in our assets that they were seeking). Our management developed this business plan over several weeks in consultation with representatives of Cerberus. The business plan prepared by management outlined strategies for each of our business segments (real estate properties, real estate loans and real estate securities), and contemplated the new capital and legal structures. The business plan strategy focused on: (1) an increased level of investment in CMBS, B-Notes and types of high return real estate loans, (2) increasing fee income from special servicing and other real estate workout activities, (3) moving away from owning commercial properties and toward managing real estate related investment funds in which we would have only minority interests, both in the United States and in Europe, and (4) realizing tax efficiencies as a result of the new legal structure. After the business plan was completed, Krasnoff and other members of our senior management held a series of meetings with representatives of prospective lenders from which Cerberus was seeking senior debt financing to explain how the business plan was achievable and that our assets were sufficient to support the borrowings Cerberus was seeking. Krasnoff and others in our senior management also discussed with representatives of Cerberus, and on occasion with representatives of potential lenders, loan terms that would be required to ensure that the financing agreements would not prevent us from operating our businesses in accordance with the business plan.

        On August 23, 2004, Schulte Roth distributed a new matrix showing the items that were open under the merger agreement and the Miller family voting agreement at that date. Those items included the circumstances under which, if the merger agreement were terminated, Cerberus would receive the entire $70 million termination fee and those under which it would receive when the merger agreement terminated only the greater of $35 million or reimbursement for its expenses (including financing commitment fees), and would receive the balance of the $70 million only if we entered into a transaction with somebody else within twelve months after the merger agreement terminated. It also reflected that Cerberus was insisting that damages for a breach by Riley Holdings of its obligations under the merger agreement be limited to $100 million, while we were asserting that the maximum should be $200 million.

        During August 2004, Miller, through Buckalew, told Cerberus that the proposed rate of interest on the subordinated debt the Miller family was being asked to purchase (10% per annum) was less than what Miller believed was a market interest rate with regard to subordinated debt of that type, and that the Miller family would only purchase the subordinated debt if it carried a market rate of interest. Cerberus, primarily through Lenard Tessler, responded that 10% was a market rate based upon Cerberus' perception of the market at that time and the anticipated pricing of the senior debt. In particular, during the week of August 23, Miller and Buckalew had numerous discussions with Tessler and other representatives of Cerberus regarding the interest rate and other payment provisions of the subordinated debt.

        On August 26, 2004, Miller had a telephone conversation with Feinberg in which he pointed out that the price of our stock had risen substantially during the past months, and asked that the merger consideration be increased to $65 per share. Feinberg responded that Cerberus would not raise the merger consideration at all. He said the increase in the market price of our stock had occurred on relatively low volume and did not affect the inherent value of our company, and that in any event, the financing Cerberus had arranged would not support an increase in the merger consideration. Ultimately, however, Feinberg agreed to increase the merger consideration to $63.10 per share. On

August 26, Tessler told Buckalew that if, as the Miller family believed was appropriate, the subordinated debt should bear interest at a substantially higher rate, and have other terms that were more favorable to the holders than what had been contemplated by Cerberus, Cerberus would have funds and accounts it managed purchase the $200 million of subordinated debt the Miller family was to have purchased, thereby reducing the investment the Miller family would be required to make to the purchase of a slightly more than 20% interest in Riley Holdings for $150 million. The Miller family investment in Riley Holdings is described on page    under the caption "Special Factors—Interests of LNR's Directors and Executive Officers—Stuart A. Miller."

        During August 2004, members of our senior management (primarily Robert Cherry and Ronald Schrager) and their counsel engaged in a number of discussions with representatives of Cerberus (primarily Kravit and Tessler) regarding the terms of their employment agreements (primarily amounts of salary and bonus, calculation of bonus plans and termination events which would entitle them to severance payments) and regarding the amounts of the investments in Riley Holdings they would be required to make. By August 26, 2004, the basic terms of the employment agreements had been agreed upon, and the members of our senior management had agreed to invest a total of $34 million to purchase equity interests totaling 4.6% in Riley Holdings. The terms of the employment agreements and investments in Riley Holdings by members of our senior management are described beginning on page    under the captions "Special Factors—Interests of LNR's Directors and Executive Officers—Management Investors" and "—Employment Agreements." The $34 million the Management Investors will pay for a 4.6% interest in Riley Holdings will be substantially less than the $72.6 million of merger consideration they will receive for the approximately 3.4% of our stock that they own or will receive under our Non-Qualified Deferred Compensation Plan. However, it is anticipated that subsidiaries of Riley Holdings will borrow a substantial amount of the approximately $2.04 billion of merger consideration that will be paid to our stockholders and with regard to options, conversion rights and other rights to acquire our stock. Immediately following the effective time of the merger, Riley Holdings and its subsidiaries (including us) will have consolidated indebtedness for borrowed money totaling approximately $2.75 billion, compared with our indebtedness for borrowed money at August 31, 2004 of $1.68 billion. The net equity of Riley Holdings will be $734 million compared with the $2.04 billion value of our equity based on the merger consideration (including the amount to be paid with regard to options and other rights to acquire our stock).

        On August 26, 2004, Buckalew and Tessler agreed that the termination fee would be $75 million and, if the merger agreement is terminated under most of the circumstances that had been discussed, would be paid at the time it is terminated, without regard to whether we subsequently enter into a transaction with somebody else. They also agreed that the limit on Riley Holdings' liability if it breached the merger agreement would be $125 million.

        On August 27, our Board and the Special Committee met to decide whether to approve a transaction in which Riley Holdings would acquire us for $63.10 per share. After hearing Greenhill's analysis of the transaction and receiving Greenhill's oral opinion (subsequently confirmed in writing) that a merger in which all our shares were acquired for $63.10 per share would be fair to our common stockholders from a financial point of view and, after discussion by the Board with members of our management and representatives of Clifford Chance and Greenhill, the Special Committee met without the other members of the Board of Directors and voted unanimously to recommend that the Board of Directors approve the transaction. Our Board of Directors then, based among other things, on the recommendation of the Special Committee, unanimously approved the transaction and determined to recommend that our stockholders vote in favor of it.

        The merger agreement and the Miller family voting agreement were signed on August 29, 2004.

Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger

Work of the Special Committee

        On May 5, 2004, the Board of Directors appointed Stephen Frank, Charles Cobb and James Carr to serve as members of a Special Committee. None of the members of the Special Committee are current or former officers or employees of, or consultants to, LNR or the Cerberus Entities. The Board of Directors authorized the Special Committee to review the process by which LNR considered and conducted negotiations regarding proposed transactions involving the sale of LNR or the merger of LNR with another entity and to review and make recommendations to the Board of Directors regarding the terms of any such transactions that were presented to the Board of Directors. The Special Committee was also authorized to engage legal advisors and financial advisors. The Special Committee did not have the authority to engage in independent negotiations with Cerberus or other parties or to pursue alternative transactions.

        As authorized by the Board of Directors, the Special Committee engaged Hunton & Williams LLP to serve as special counsel to the Special Committee. Hunton & Williams previously had advised a committee of the Board of Directors on transactions with affiliates of LNR involving potential conflicts of interest. Hunton & Williams has extensive expertise as mergers and acquisitions lawyers and as securities law counsel. The Special Committee also took steps to assure itself of the independence of Hunton & Williams and the lack of any conflicts of interest with regard to representing the Special Committee in a transaction involving LNR and Cerberus. The Special Committee chose not to engage its own financial advisors because the investment bankers at Greenhill had extensive experience in advising companies with regard to purchase and sale transactions. Greenhill had been advising LNR for a number of years regarding possible transactions, including a possible sale of LNR, and fully understood LNR and its different businesses. Therefore, the Special Committee believed that it could rely on Greenhill's analyses.

        Between May 5 and August 27, 2004, the Special Committee met in person or by telephone 13 times to discuss the transaction. At several of those meetings, at the request of the Special Committee, Greenhill delivered oral or written presentations regarding the alternatives that might be available for LNR and Greenhill's efforts to obtain indications of interest in making investments in, or purchasing, LNR. Possible alternatives that Greenhill considered included (i) seeking a potential equity infusion, (ii) debt refinancing, (iii) conversion of LNR to a real estate investment trust, (iv) a sale of the company as a whole and (v) a liquidation of the company in an orderly fashion.

        Greenhill described the fact that in 2001 and again in 2004, Greenhill, on LNR's behalf, sought indications of interest in making investments in LNR or purchasing LNR. During late 2001 and early 2002, it contacted over 50 possible investors or purchasers. Three years later, Greenhill contacted 10 potential companies which it believed had the financial ability to acquire LNR and might be interested in doing so. A number of these were companies that in 2002 had expressed interest in acquiring at least aspects of LNR's business. Greenhill did not contact the remainder of the companies because they had indicated no interest in acquiring even part of LNR's business or because they probably would not have had the financial capability to acquire LNR even if they had wanted to do so. Only Cerberus and one other company indicated possible interest in owning all three of LNR's businesses.

        At the Special Committee's request, Greenhill provided the Special Committee with a number of valuation analyses for LNR, based on different models. The methodologies employed by Greenhill to determine a valuation for LNR without giving effect to the transaction included an analysis of:

  •
  selected comparable publicly traded companies

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  selected precedent transactions

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  LNR's discounted cash flows

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  equity research price targets

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  premiums to market

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  the conversion of LNR to a real estate investment trust

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  the orderly asset liquidation of LNR

        These valuations and the ranges of equity values and prices per share implied by such valuation methodologies are described under the caption "Special Factors—Opinion of Greenhill & Co. Inc.," beginning on page     . LNR's management confirmed to the Special Committee that management had provided complete and accurate information to Greenhill for use in preparing its analyses. At the Special Committee's request, Greenhill discussed with the Special Committee the limitations on LNR's ability to take advantage of investment opportunities because of its cost of capital and because of the need to comply with rating agencies' views about the proper level of LNR debt. Greenhill also described to the Special Committee the proposals that the Miller family and the Management Investors make investments in Riley Holdings.

        On May 17, 2004, Greenhill sent the members of the Special Committee a draft of what became the report that Greenhill presented to our Board, including the members of the Special Committee, on August 27, 2004 in connection with the opinion described under "Special Factors—Opinion of Greenhill & Co., Inc." beginning on page     . Greenhill sent the Special Committee members and their counsel revised drafts of the report dated May 28, June 3, June 9 and August 24, 2004. Greenhill discussed the May 17, May 28, June 3 and August 24 drafts by telephone with the members of the Special Committee and their counsel. In addition, Edward Foote, one of our non-employee directors, participated in the discussion of the May 28 draft and David Bernstein, of Clifford Chance, participated in the discussion of the August 24 draft. These drafts did not contain any information that was not included in the report presented on August 27, 2004 (with updated information), except that the May 17 draft contained a summary of the Cerberus/Blackacre bid that had been presented on May 4, 2004, and the June 3 draft included a description of the Miller family participation in Riley Holdings that was anticipated at that date (but was subsequently changed).

        From time to time, the Special Committee received oral and written reports from Hunton & Williams and Clifford Chance on the status of Cerberus' due diligence and the negotiations with Cerberus and the remaining open issues between the parties, including the language of LNR's termination rights, the termination rights under the Miller family voting agreement and the amount of break-up fees to Cerberus, as well as copies of the various drafts of the merger agreement and related ancillary documents, including the Miller family voting agreement, and copies of the change in control agreements with members of LNR's management. The Special Committee requested and received several reports during the negotiations detailing the proposals concerning the Miller family investment in Riley Holdings and the size of the proposed investment relative to the size of the Miller family's present investment in LNR. The Special Committee also sought and received details of Stuart A. Miller's future role in Riley Holdings. The Special Committee also received summaries of the terms of the employment arrangements and other benefits being negotiated with Riley Holdings for management, including equity-based incentive programs. The Special Committee discussed on a number of occasions the possible effects on the objectivity of Stuart A. Miller and the Management Investors of their anticipated investments in, and proposed future roles with Riley Holdings, and of the extent to which their making those investments and assuming those roles (a) were prerequisites to there being a transaction, and (b) might be positively or negatively affecting the price Riley Holdings was willing to pay for us.

        Hunton & Williams communicated frequently with Clifford Chance and Greenhill and reviewed many drafts of the merger agreement and the ancillary documents. Hunton & Williams communicated the views of the Special Committee to Clifford Chance and Greenhill, who were negotiating the merger agreement on LNR's behalf. The merger agreement and the ancillary documents reflect input by the Special Committee and Hunton & Williams.

Recommendation of the Special Committee

        The Special Committee of our Board of Directors unanimously determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, our unaffiliated stockholders. The Special Committee unanimously recommended to our Board of Directors that the merger agreement be adopted. The Special Committee considered a number of factors in making its recommendation, as more fully described below under "Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger—Factors Considered by the Special Committee."

Factors Considered by the Special Committee

        In recommending adoption of the merger agreement and approval of the merger to the Board of Directors, the Special Committee considered a number of factors that it believed indicated that the transaction is fair and in our best interest and the best interests of our unaffiliated stockholders. The factors that favored this conclusion included the following:

  •
  Although Stuart Miller will acquire 20.4% of Riley Holdings for $150 million, the Miller family owns 31.0% of our stock, with a value of approximately $586 million at $63.10 per share. Because the Miller family's investment in us far exceeded Stuart Miller's proposed investment in Riley Holdings, the Special Committee believed, in negotiating the terms of the merger, it was to Stuart A. Miller's and the Miller family's interest to obtain the highest possible price for our stock. The Special Committee obtained assurance that Stuart A. Miller would be a passive investor in Riley Holdings, not serving as a voting member of Riley Holdings' board of directors or otherwise exercising control over Riley Holdings.

  •
  Information provided by Greenhill which the Special Committee adopted (i.e., accepted as being correct and relied upon, without performing independent analyses) that:

  •
  The merger consideration is 35.90% higher than the last reported sale price of our common stock on May 11, 2004, the day on which we gave Cerberus exclusive rights for three weeks (subsequently extended to four weeks) to negotiate a definitive agreement to acquire us.

  •
  The merger consideration is 22.55%, 16.04% and 14.15% higher than the last sale prices of the Company's common stock on the 90th, 30th and 10th trading days, respectively, before the day on which the Company announced the signing of the merger agreement and the principal terms of the merger.

  •
  The merger consideration is 6.77% higher than the last sale price of our common stock reported on the New York Stock Exchange on the last trading day before we announced the signing of the merger agreement and the principal terms of the merger.

  •
  The merger consideration is 5.82% higher than the highest sale price of our common stock ever reported on the New York Stock Exchange before the merger agreement was announced. This is particularly significant because over the past three years our revenues and other operating income, and our net earnings have remained relatively flat and in fact, our stated earnings expectations for fiscal 2004 are less than our earnings in the years ended November 30, 2001 and 2002.

  •
  The willingness of Riley Holdings to pay the merger consideration appears to have resulted in part from Riley Holdings' access to capital on terms, and potential availability of tax and other benefits, that are not available to us as a publicly owned company.

  •
  Despite the fact that in 2001 Greenhill contacted over 50 companies, and in early 2004 it contacted ten companies, it thought might be interested in acquiring LNR, none of them (other than Cerberus) was willing to purchase us for consideration with a value nearly as high as the merger consideration.

    •
    Our corporate structure, with three diverse businesses, made it difficult to find a purchaser for the business as a whole, and therefore limited the possibility that we could be sold to somebody other than Cerberus.

    •
    Although the price of our common stock had increased substantially over the months before we entered into the merger agreement, it had done so with relatively low trading volume (averaging approximately 135,000 shares per day), and it is unlikely that a large holder of our common stock could have liquidated its holdings in a reasonably short time without causing the price of our common stock to fall.

    •
    There is a high degree of likelihood that the merger will be completed if it is approved by our stockholders, due to the fact that the merger agreement does not contain a financing condition and because of the commitment provided by Cerberus to provide funding for the merger.

    •
    Based on its detailed analyses and conclusions concerning the fairness of the merger, in the written opinion of Greenhill, based upon and subject to the matters described in the opinion, the merger consideration is fair to the holders of our common stock from a financial point of view.

  •
  Analyses by Greenhill (described under the caption "Special Factors—Opinion of Greenhill & Co., Inc.," beginning on page     ) of the value of LNR if it continues as a "stand alone" going concern, using various methods of valuing companies, which the Special Committee adopted (i.e., accepted and relied upon, without performing independent analyses), based upon Greenhill's experience in valuing companies, as being valid and relevant analyses.

  •
  The value analyses by Greenhill took account of the fact that the current fair values of some of our properties and other assets, including our 50% indirect interest in The Newhall Land and Farming Company, exceed their book values, and took account of the value of our special servicing fee income (including the fact that our special servicing fee revenues should increase as an increased number of loans as to which we are the special servicer near their maturity), but Greenhill nonetheless found the merger consideration to be fair to the holders of our common stock.

  •
  After comparing the benefits of the merger to our stockholders with the benefits they would receive from various alternative types of transactions, no alternative type of transaction appeared to be as beneficial to our stockholders as a sale of our company as a whole.

  •
  The merger consideration exceeds the likely after-tax proceeds of a liquidation of LNR due to the fact that even if our assets could be sold for more than the amount being paid for us in the merger, a liquidation would result in taxes to us (which, at the current maximum federal rate, would be 35% of the amount by which the net sale price of our assets exceeds our adjusted tax basis in them, plus any applicable state taxes), and then taxes to at least most of our stockholders on any gain they might realize when they receive the after-tax proceeds of the liquidation, as well as to transaction fees that would be incurred in liquidating our assets, and to the overhead costs we would have to incur during the liquidation process. Although the merger will be a taxable event to at least most of our stockholders, it will not result in a federal tax to us, and therefore our stockholders will receive the full merger consideration, while they would receive only the after-tax proceeds of a liquidation. Also, our stockholders would not receive proceeds of a liquidation for a substantial time, and we would have continuing overhead costs during the liquidation period despite a declining income generating base.

  •
  While converting to a REIT structure might enhance LNR's value by increasing its tax efficiency, a significant portion of this benefit would be diluted by the need to recapitalize LNR as part of the conversion process. LNR would have to pay a taxable dividend of approximately $1.2 billion, which if paid in cash would significantly deplete the funds that are available for our businesses, and if paid at least partly with stock, might force some of our stockholders to sell shares in order to pay taxes on the stock distribution. Also, conversion to a REIT would have significant possibly adverse effects upon our future activities, including requiring us to have continuous access to capital markets in order to fund investments contemplated by our business plan while distributing almost all of our taxable income to our shareholders (which we would be required to do in order to qualify as a REIT) and requiring us to reduce or discontinue some aspects of our business.

    •
    A sale of some, but not all, of our business (or of the assets comprising them) would require us to pay taxes to the extent the sale price exceeds our tax basis in the assets or businesses we sell. It would not provide our stockholders with proceeds as great as those they would receive either from a sale of us as an entirety or from our liquidation. Also, it would eliminate the benefits of synergies among our businesses.

    •
    Because the concerns about us during the spring and summer of 2004 related more to our slow growth than to the need for greater access to financing, additional debt or equity financing would not resolve those concerns.

  •
  The total merger consideration of $63.10 per share will substantially exceed LNR's per share book value, which was $37.43 at May 31, 2004 (the date of the then most recent LNR financial statements), and was $38.79 at August 31, 2004.

  •
  The Miller family, which at the time owned 31.7% of our outstanding stock and 77.4% of the voting power (and currently owns 31.0% of our outstanding stock with 77.2% of the voting power), is willing to support the transaction at $63.10 per share.

  •
  The fact that the $63.10 per share merger consideration falls at the middle to high end of the collection of what Greenhill described as the valuation ranges implied by traditional valuation methodologies. It further noted that no company utilized in its analyses is identical to LNR.

  •
  The Special Committee believed that, if it refused to recommend the merger at $63.10 per share, Cerberus was more likely to terminate its willingness to acquire us than it was to increase the price it would pay.

  •
  The Special Committee believed that the people engaged in negotiating the terms of the merger (including Stuart A. Miller, who is the Chairman of our Board of Directors and largest stockholder, Jeffrey P. Krasnoff, who is our President and Chief Executive Officer, and representatives of Greenhill) negotiated the highest price that Cerberus was willing to pay and that no superior transactions were obtainable from other parties.

  •
  Our stockholders will receive a fixed amount of cash in the merger, rather than securities or some form of contingent or deferred payment, which eliminates any uncertainties in valuing the consideration to be received by our stockholders.

  •
  Although the merger agreement precludes us from soliciting purchase proposals from persons other than Riley Holdings, it permits LNR to provide information to anyone who, without being solicited, makes a proposal to acquire LNR, and to engage in discussions with any such person who makes a superior proposal. Further, if we receive a proposal that would be more favorable to our stockholders from a financial point of view than the merger, and is not subject to material contingencies, the Board of Directors could, in order to meet its fiduciary obligations, cause us to terminate the merger agreement, if Riley Holdings is unwilling to increase its merger consideration to match that proposal, upon payment to Riley Holdings of $75 million (approximately $2.51 per share of our stock). Therefore, if anybody proposes to pay substantially more than $63.10 per share to acquire LNR, we might be able to accept that proposal, even though LNR executed the merger agreement. No such proposal has been forthcoming to date.

        The Special Committee also considered a variety of risks and other potentially negative factors that potentially weighed against the merger. The negative factors considered by the Special Committee included, but were not limited to, the following:

  •
  The Management Investors will receive substantial sums of money if the merger takes place, as merger consideration, with regard to stock options, restricted stock and stock purchase agreements, and under change in control agreements. They also will be making substantial investments in Riley Holdings (which they can satisfy by exchanging options or rights under stock purchase agreements with LNR for options to purchase restricted and non-restricted strips of membership interests, comprised 95% of preferred equity units and 5% of common equity units, in Riley Holdings) and anticipate participating in equity based incentive programs implemented by Riley Holdings after the merger takes place. Each of the Management Investors will also enter into an employment agreement with Riley Holdings. This might have led them to favor the merger even if it had not been in the best interests of our unaffiliated stockholders. See "Special Factors—Interests of LNR's Directors and Executive Officers" for more detailed information.

  •
  The Miller family will be making a significant investment in Riley Holdings. Although Cerberus required this investment as a prerequisite for proceeding with the merger, and although the Special Committee believes the adverse effects upon the Miller family of a reduction in the merger consideration would substantially exceed any benefit they might receive as investors in Riley Holdings, the willingness of the Miller family, including Stuart A. Miller, to support the transaction on the terms contained in the merger agreement might have been affected by the investment the Miller family will be making in Riley Holdings. Also, Stuart A. Miller, who has voting control over the Miller family interests, might have been influenced by the fact that he will receive substantial sums as a result of the merger with regard to stock options he holds and under a change in control agreement (in addition to the sums he will receive as a stockholder). See "Special Factors—Interests of LNR's Directors and Executive Officers" for more detailed information.

  •
  Although the merger consideration proposed by Cerberus prior to Cerberus' business, financial and legal due diligence of LNR was $64.50 per share, the merger consideration to which it finally agreed was only $63.10 per share.

  •
  On May 11, 2004, the day we entered into a 3 week (subsequently extended to 4 week) exclusive negotiation agreement with Cerberus, the last reported sale price of our common stock was $46.43, and therefore Cerberus' $64.50 per share proposal represented a 38.9% premium over the market price at that time. However, on August 27, 2004, the last trading day before we entered into the merger agreement, the last reported sale price of our common stock was $59.10 per share, and therefore the $63.10 per share merger consideration to be paid by Riley Holdings represented only a 6.8% premium over the market price at that time.

  •
  Although Greenhill noted that the merger consideration falls in the middle to high end of the collection of valuation ranges implied by traditional valuation methodologies, the merger consideration does not fall at or above the high end of that collection of ranges.

  •
  Greenhill noted that the recent price run-up had created a situation in which the premium to market represented by the $63.10 merger consideration would be considered lower than normal.

  •
  As recently as one week before the Special Committee recommended that the Board of Directors approve the merger, one securities analyst had raised the target price of our common stock to $71.00 per share within 12 months.

  •
  Our current stockholders (other than Stuart A. Miller and the Management Investors) will not be able to participate in our future profits, including profits we anticipate because the current fair values of some of our properties, including our indirect 50% interest in The Newhall Land and Farming Company, exceeds their book values and profits resulting from anticipated increases in our special servicing fee revenue as an increased number of loans as to which we are the special servicer near their maturity.

  •
  Although LNR would be entitled to damages if Riley Holdings breaches the merger agreement, and Cerberus has agreed to provide the funds for this, the Special Committee was not provided information regarding Cerberus' financial attributes.

  •
  There is the possibility that the merger will not be consummated with the resulting costs and other effects of a failed transaction, including, under some circumstances, the payment of $75 million of expense reimbursement and termination fee.

  •
  Following the merger, our current stockholders (other than the Miller family and the Management Investors) will cease to participate in any future earnings growth or benefit from an increase in value of LNR, if there is one.

  •
  The merger will be a taxable event for most of our stockholders, requiring them to recognize taxable gains for U.S. tax purposes.

  •
  The transaction has not been structured so that a majority of the unaffiliated stockholders needs to approve the transaction.

  •
  The Special Committee relied upon Greenhill for an opinion regarding the fairness of the merger from a financial point of view to the holders of our common stock, and did not retain a separate financial advisor to act solely on behalf of security holders who are not affiliated with us, even though almost all of the $11.2 million fee to Greenhill was contingent on an agreement's being signed or is contingent on completion of the merger.

        After considering all these factors, the Special Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, and because different members of the Special Committee may have assigned greater or lesser importance to various factors, the Special Committee did not attempt to quantify the significance of, or otherwise assign relative weights to, particular factors it considered in reaching its determination. The determination of the Special Committee was made after considering all of the factors together.

        The unanimous recommendation of the Special Committee that the Board of Directors approve the merger agreement and the merger constituted approval of the transaction by a majority of our directors who are not (and have not been in the past) officers or employees of, or consultants to, LNR or any of the Cerberus Entities, and a determination by those directors that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and of the procedures by which they were negotiated and are being approved) to our stockholders other than the Miller family and the Management Investors. The Special Committee did not attempt to evaluate the fairness of the merger to the Miller family or to the Management Investors, which may be affected by the factors described under the caption "Special Factors—Interests of LNR's Directors and Executive Officers" beginning on page     , and particularly by the factors described under the subcaptions "Stuart A. Miller" (on page     ), "Change in Control Agreements," (beginning on page     ), "Management Investors" (beginning on page     ) and "Employment Agreements" (on page     ).

Factors Considered by the Board of Directors

        Our Board of Directors met with representatives of Greenhill and of Clifford Chance on July 1, 2004 to hear a report about the status of the negotiations relating to the proposed transaction. In addition, all the members of the Board (including those who were neither members of the Special Committee nor of our management) were kept informed about the progress of the negotiations.

However, the Board did not meet as a group to consider the proposed transaction until August 27, 2004. At that meeting, the directors reviewed the analyses provided by Greenhill, and considered all the factors and information (including the risks and potentially negative factors) described under the caption "Special Factors—Factors Considered by the Special Committee." The members of our Board of Directors adopted (i.e., accepted as correct, and relied upon, without performing independent analyses) the information provided by Greenhill that the Special Committee accepted as correct, and our Board of Directors, like the Special Committee, accepted the analyses presented by Greenhill as being valid and relevant analyses. Its consideration took into account both the factors favoring the merger and the risks and possibly negative factors that potentially weighed against the transaction. The members of our Board of Directors who were not members of the Special Committee (and particularly those who had substantial personal interests in the merger that may have differed from the interests of our stockholders generally) also gave substantial weight to the fact that a Special Committee consisting of directors who are not (and have not been in the past) officers or employees of, or consultants to, LNR or the Cerberus Entities, unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, all our stockholders, including our unaffiliated stockholders and unanimously recommended that the Board of Directors approve the merger agreement and the merger.

        Our non-employee directors did not retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders (except that the Special Committee retained independent counsel) and the transaction has not been structured so that a majority of the unaffiliated stockholders need to approve the transaction.

Recommendation of the Board of Directors

        The Board of Directors, based on the factors described under "Factors Considered by the Board of Directors," including the recommendation of the Special Committee, unanimously determined that the merger agreement is advisable and that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and the procedures by which they were negotiated and are being approved) to, and in the best interests of, all our stockholders, including our unaffiliated stockholders. THE BOARD OF DIRECTORS, BASED, AMONG OTHER THINGS, ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT LNR'S STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

Positions of the Miller Family, the Management Investors and the Cerberus Entities as to the Fairness of the Merger

        Because the Miller family owns stock that entitles them to cast approximately 77.2% of the votes that can be cast by all our stockholders, the Miller family can be deemed to control us. Similarly, the Management Investors can be deemed to be our affiliates. Under the rules of the Securities and Exchange Commission governing "going private" transactions, because the Miller family and the Management Investors will own approximately 25% of Riley Holdings, the Miller family, the Management Investors and the Cerberus Entities may be deemed affiliates of one another and of us and therefore they all may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. Each of the Miller family, the Management Investors and the Cerberus Entities believe that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and the procedures by which they were negotiated and are being approved) to all our stockholders, including our unaffiliated stockholders, on the basis of the factors described below.

Position of the Miller Family as to the Fairness of the Merger

        The Miller family, and in particular Stuart A. Miller (who controls the voting of the shares of our stock owned by the Miller family), considered the fact that the $63.10 per share merger consideration is 5.8% higher than the highest price at which our stock had ever traded prior to the day we announced the signing of the merger agreement and the principal terms of the merger. Mr. Miller considered the fact that many potential purchasers were contacted and that very few of them were willing to acquire all our businesses, and that none of them was willing to offer per share consideration that was as great as the $63.10 per share merger consideration agreed to by Cerberus. Further, Stuart A. Miller was personally involved in negotiating the principal terms of the transaction and he several times tried to persuade Cerberus to agree to a higher price, including doing so in a lengthy conversation the night before our Board of Directors and the Special Committee approved the transaction, in which he was only able to get Cerberus to increase the merger consideration from $63.00 to $63.10 per share. He also considered the factors that have limited our growth that are described under the caption "Background of the Merger" on page       and the concerns described under that caption about the long term effects our realizing relatively moderate growth could have upon the price of our stock. Mr. Miller considered the fact that the merger consideration substantially exceeded our net book value, and that, because of tax costs and other costs that would be incurred in liquidating us, it is unlikely that the proceeds available to our stockholders from a liquidation of us would be as great as the merger consideration and they probably would not be available for several years. Mr. Miller was aware that Greenhill had provided an opinion that the merger consideration was fair from a financial point of view to the holders of our common stock. While this was of relatively little importance to him or to the Miller family with regard to their holdings, because their holdings consisted primarily of Class B common stock, and Greenhill had not been asked to, and did not, address the fairness of the merger consideration to the holders of the Class B common stock, Greenhill's opinion was important to Mr. Miller in his capacity as a director, and as one of the principal negotiators of the transaction. Finally, he considered the fact that sales of some, but not all, of our businesses would require us to pay taxes and would eliminate the benefit of synergies among our businesses without generating the proceeds that would result from a sale of us as a going concern or from a total liquidation. Based upon all those factors, the Miller family believes the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and of the procedures by which they were negotiated and are being approved) to all our stockholders, including our unaffiliated stockholders. The strongest indication that the Miller family believes the merger is fair to the unaffiliated stockholders is that the Miller family has agreed to vote for the transaction (unless LNR's Board of Directors or the Special Committee withdraws or adversely modifies or amends its recommendation), which will result in the Miller family's disposing of its 31.0% stock interest in LNR for the same $63.10 per share merger consideration that is being paid to our unaffiliated stockholders. While the Miller family has interests that are different from those of our stockholders generally, it is significant that the Miller family's 31.0% ownership interest in LNR exceeds the 20.4% ownership interest Stuart Miller will have in Riley Holdings, and the merger consideration the Miller family will receive ($586 million) will substantially exceed the amount Stuart Miller will be investing in Riley Holdings ($150 million). Therefore, it is to the economic advantage of the Miller family that the merger consideration be as high as possible.

Position of the Management Investors as to the Fairness of the Merger

        The Management Investors believe that, because of the high share prices, even during the spring of 2004, of companies engaged in investments related to commercial real estate, because of concerns about the effect an increase in interest rates might have upon the valuations of companies engaged in investments related to commercial real estate, and because of concerns about factors that make it difficult for us to achieve a high rate of growth while we are a publicly traded company, this is an opportune time for LNR to be sold. Although the Management Investors have some interests in the merger that are different from the interests of our unaffiliated stockholders, the Management Investors believe, based primarily on the factors described below, that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and of the procedures by which they were negotiated and are being approved) to all our stockholders, including our unaffiliated stockholders.

        Factors the Management Investors considered in determining that the terms of the merger agreement and the merger are fair to our stockholders, including our unaffiliated stockholders, included the following:

  •
  The merger consideration exceeds the highest price at which our stock ever traded before the merger was announced.

  •
  The merger consideration represents a substantial premium over the prices at which our stock traded before we announced the signing of the merger agreement. The following table shows the premium the $63.10 per share merger consideration represents over the last sale prices of our common stock reported on the New York Stock Exchange at various dates before we announced the signing of the merger agreement and the transaction contemplated by it.

	Last Reported Sale Price On:
	April 21, 2004(1)	May 11, 2004(2)	July 19, 2004(3)	August 16, 2004(4)	August 27, 2004(5)
Price per share	$51.49	$46.43	$54.38	$55.28	$59.10
Premium represented by $63.10 per share merger price	22.55%	35.90%	16.04%	14.15%	6.77%

  (1)
  90 trading days before the announcement of the merger agreement.

  (2)
  The day on which we granted Cerberus a period of exclusivity to try to negotiate a definitive agreement.

  (3)
  30 trading days before the announcement of the merger agreement.

  (4)
  10 trading days before the announcement of the merger agreement.

  (5)
  The last trading day before the announcement of the merger agreement.

  •
  Very few companies were interested in acquiring us as a whole, and the only company other than Riley Holdings that had made a preliminary proposal to acquire us as a whole had offered consideration with a value that was significantly lower than the merger consideration.

  •
  There has been a significant slowing in LNR's growth in recent years. Until fiscal 2001, its revenues and net earnings had grown rapidly. However, since then the growth in LNR's revenues and other operating income and in its net earnings has been much slower (LNR's estimated revenues and other operating income for fiscal 2004 represent a compound annual growth of only 4.0% since fiscal 2001, and preliminary indications are that its net earnings in fiscal 2004 were lower than in either fiscal 2001 or fiscal 2002). While the Management Investors believe that we could continue to grow as a publicly held company, there are steps they think would enable us significantly to increase our long term growth that they believed are not appropriate for us as a publicly held company, because they would have a negative impact on our short and intermediate term earnings, and therefore could negatively affect our stock price for a significant period. Also, although we have access to substantial amounts of debt financing, the three agencies that rate our debt have told us that any increase in the ratio of our borrowings to our equity would adversely affect our ratings, which would increase the cost of our borrowings. Although the price of our stock had risen over the approximately two years before the merger was announced, the Management Investors have been concerned about the potential long term effects on us and on the price of our stock, of relatively moderate growth. The Management Investors have also been concerned about the possibility of key employees' leaving for companies with greater growth opportunities. Therefore, the Management Investors believe this is a good time for us to be sold.

  •
  The Management Investors believe a principal reason Riley Holdings was able to agree to merger consideration as high as that contemplated by the merger agreement is because Riley Holdings will be able to cause LNR to take steps to restructure our business that we could not take as a publicly traded company, and to cause us to implement tax saving strategies that we could not implement effectively as a publicly traded company. The strategies Riley Holdings expects to undertake include converting our property business from primarily ownership to real estate investment management coupled with minority ownership, increasing our fee based special servicing and other real estate workout activities and permitting LNR to increase the portion of its investments that are expected to generate significant medium or long term profits but may not be profitable in the short term. Riley Holdings also expects to divide us into a real estate ownership and real estate investment management company, a real estate investment trust and an entity that is located, and invests, outside the United States. The Management Investors believe the merger consideration includes payment for the opportunity Riley Holdings will have to generate returns for its investors that exceed what LNR could generate for its stockholders as a publicly traded company.

        The Management Investors considered the fact that as a result of the merger, unaffiliated stockholders will not be able to share in any profits that we can generate, including profits we could receive without the merger resulting from the fact that the current market values of some of our properties, including our indirect 50% interest in The Newhall Land and Farming Company, exceeds their book values and resulting from anticipated increases in our special servicing fee revenue as an increased number of loans as to which we are the special servicer near their maturity. However, the Management Investors believe the merger consideration takes account of these potential profits, as well as including payment for the opportunity Riley Holdings will have to generate returns for its investors that exceed what LNR could generate for its stockholders as a publicly traded company. Based upon all the factors they considered, the Management Investors believe the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and the procedures by which they were negotiated and are being approved) to all our stockholders, including our unaffiliated stockholders. The fact that the Management Investors believe the $63.10 per share merger consideration is fair to our stockholders is indicated by the fact that they have taken steps to make the merger possible, knowing that as a result of the merger they will receive $63.10 per share with regard to a total of 1,149,881 shares (including shares they will receive under our Deferred Compensation Plan) (although, as is discussed under "Special Factors—Interests of LNR's Directors and Executive Officers" beginning on page     , the Management Investors will receive benefits as a result of the merger that might lead them to favor it even if they did not believe the merger consideration is fair to our unaffiliated stockholders).

        The Management Investors did not receive any opinion, report or appraisal from an outside party that is materially related to the merger, except that Jeffrey P. Krasnoff, in his capacity as a member of our Board of Directors, participated in the deliberations of our Board of Directors described under "Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger—Factors Considered by the Board of Directors." He, like the other directors, considered all the factors described under the caption "Special Factors—Factors Considered by the Special Committee," including the opinion of Greenhill that the merger consideration was fair from a financial point of view to the holders of our common stock. Therefore, Mr. Krasnoff joined the other members of our Board of Directors in concluding that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and of the procedures by which they were negotiated and are being approved) to all our stockholders, including our unaffiliated stockholders. The Management Investors other than Jeffrey P. Krasnoff did not participate in the deliberations of the Special Committee or the Board of Directors, and therefore were not present when Greenhill made its presentation to the Board and the Special Committee on August 27, 2004 and did not participate in the consideration of liquidation, or sale of a significant portion, but not all, our businesses and assets, as possible alternatives to the merger. However, all the Management Investors had participated in discussions of the value of our assets, and it is unlikely they would have supported the transaction if they had thought that sales of our assets and distribution of the sale proceeds would have been substantially more beneficial to them as stockholders than the merger.

        All of the Management Investors (including Mr. Krasnoff) also considered the substantial amount by which the per share merger consideration exceeded the prices they had paid for the shares they owned, which are described under the caption "Stock Transactions by LNR and its Directors and Officers" in a table on page     .

        All the Management Investors agree with the conclusion that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and of the procedures by which they were negotiated and are being approved) to all our stockholders, including our unaffiliated stockholders.

Position of the Cerberus Entities as to the Fairness of the Merger

        At the time that the merger was negotiated, the Cerberus Entities owned no interest in LNR and had no duty to consider the fairness of the merger to the unaffiliated stockholders of LNR. However, the SEC requires that the Cerberus Entities express their beliefs as to such fairness. In formulating their belief set forth below, the Cerberus Entities considered a number of substantive factors, including:

  •
  The merger consideration is 35.90% higher than the last reported sale price of LNR's common stock on May 11, 2004, the day on which LNR gave Cerberus exclusive rights for three weeks (subsequently extended to four weeks) to negotiate a definitive agreement to acquire it;

  •
  The merger consideration is 22.55%, 16.04% and 14.15% higher than the last sale prices of LNR's common stock on the 90th, 30th and 10th trading days before the day on which LNR announced the signing of the merger agreement and the principal terms of the merger;

  •
  The merger consideration is 6.77% higher than the last sale price of LNR's common stock reported on the New York Stock Exchange on the last trading day before LNR announced the signing of the merger agreement and the principal terms of the merger;

  •
  The merger consideration is 5.82% higher than the highest sale price of LNR's common stock ever reported on the New York Stock Exchange;

  •
  The total merger consideration of $63.10 per share will substantially exceed LNR's per share book value, which was $38.79 at August 31, 2004.

  •
  Based upon statements made by LNR, the Cerberus Entities understood that during the past two years, LNR did not receive from any potential purchaser a firm offer or an indication of a willingness to purchase LNR for consideration with a value as high as the merger consideration.

  •
  The fact that a special committee, consisting entirely of directors who are not (and have not been in the past) officers or employees of, or consultants to, LNR or the Cerberus Entities, unanimously determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, the LNR's unaffiliated stockholders;

  •
  The nature of the negotiations with respect to the merger agreement;

  •
  The fact that the merger was not subject to a financing condition; and

  •
  The likelihood that the merger will be consummated.

        In formulating their belief set forth below, the Cerberus Entities also considered a number of factors relating to the procedural fairness of the transaction, including:

  •
  The fact that LNR may participate in discussions with, and in other ways assist, a person who makes an unsolicited proposal regarding a transaction (a) that LNR's Board of Directors or the Special Committee determines, after consultation with legal counsel and financial advisors, would be more favorable to LNR and to its stockholders than the merger, if (b) the Board of Directors or the Special Committee determines, after consultation with legal counsel, that there is a reasonable likelihood that failure to do so would be inconsistent with its fiduciary obligations;

  •
  The fact that LNR can terminate the merger agreement if it receives a proposal that its Board of Directors or the Special Committee determines to be superior to the merger;

  •
  The fact that Greenhill delivered an opinion to the Special Committee and the Board of Directors that, based upon and subject to the matters described in the opinion, the merger consideration was fair to the holders of LNR's common stock from a financial point of view; and

  •
  The availability of appraisal rights under the merger agreement and Delaware law for LNR's stockholders who oppose the merger.

        The Cerberus Entities considered the fact that the merger does not require the approval of a majority of LNR's unaffiliated stockholders as a potentially negative factor, but determined that this was not a material factor in weighing the fairness of the merger because LNR's stockholders have rights under Delaware law to receive payment in cash for the appraised fair value of their shares of common stock instead of the merger consideration. The Cerberus Entities believe that this provides LNR's unaffiliated stockholders sufficient protection.

        After considering the foregoing, the Cerberus Entities believe that the terms of the merger agreement and the merger are fair (taking account both of their substantive terms and of the procedures by which they were negotiated and being approved) to all of LNR's shareholders, including LNR's unaffiliated shareholders. This belief, however, should not be construed as a recommendation to any stockholder as to how you should vote on the merger because Riley Holdings will indirectly own all of the shares of LNR following the merger and the Cerberus Entities therefore are not objective in their views with regard to the fairness of the merger. The Cerberus Entities do not make any recommendations as to how the stockholders of LNR should vote. In reaching the determination as to fairness, the Cerberus Entities did not assign specific weights to particular factors, but rather considered all factors as a whole.

        The Cerberus Entities did not establish their own liquidation value of the pre-acquisition LNR. However, based upon LNR's liquidation analysis (see page 27), the Cerberus Entities believe that the merger consideration would exceed the likely after-tax proceeds of a liquidation of LNR. In addition, the Cerberus Entities did not consider LNR's pre-acquisition going concern value in determining the fairness of the merger because, following the merger, LNR will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly-leveraged private company.

Opinion of Greenhill & Co., Inc.

        Greenhill acted as financial advisor to the Special Committee of the Board of Directors and the Board of Directors of LNR. On August 27, 2004, Greenhill rendered an opinion to the Special Committee and the Board of Directors that, as of that date, subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of common stock of LNR, other than LNR, Cerberus or any of their respective direct or indirect wholly-owned subsidiaries and affiliates and other than the holders of Appraisal Shares, was fair from a financial point of view to such stockholders. Greenhill was not asked to render an opinion regarding the fairness of the merger consideration to the holders of Class B common stock, including the unaffiliated holders of Class B common stock, and Greenhill did not do so.

        Greenhill is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London and Frankfurt. Since its inception in 1996, Greenhill has advised on over 150 mergers, acquisitions and restructuring transactions.

        Greenhill had never had a relationship with LNR other than in connection with the efforts in 2001-2002 (for which it received fees of $250,000) to find an investor in, or buyer of, LNR, and the effort in 2004 to find a buyer that resulted in the execution of the merger agreement (for which it will receive fees totalling $11.2 million if the transaction is completed). The Special Committee felt that Greenhill's experience qualified it to give an opinion about the fairness of the merger on which the Special Committee could rely. It believed that the knowledge about LNR that Greenhill acquired in connection with the sale process, together with Greenhill's knowledge of the transaction as a result of its participation in the negotiations, made Greenhill very well suited to give the opinion on which the Special Committee would rely. It believed this even though it was aware that virtually all of the $11.2 million fee Greenhill would receive in connection with the transaction was contingent upon our Board of Directors' approving an agreement.

        The full text of the written opinion of Greenhill, setting forth the assumptions made, procedures followed, matters considered and the limits on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated into this document by reference. LNR's stockholders are urged to read the opinion in its entirety. Greenhill's advisory services and opinion were provided for the information and assistance of the Special Committee and the Board of Directors in connection with its consideration of the merger. It does not constitute a recommendation to any LNR stockholder as to how the stockholder should vote at LNR's special meeting. The summary of the opinion of Greenhill that is set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The Special Committee discussed with Greenhill whether its opinion would relate to all our stockholders or only to the holders of our common stock. It was agreed that Greenhill's opinion would only relate to the holders of our common stock. The Special Committee also discussed with Greenhill subjects it would like Greenhill to consider or expand upon in reaching its opinion (including what stockholders would receive if we were liquidated). However, no instructions were given to Greenhill by the Special Committee or the Board of Directors regarding the preparation of its opinion. No limitations were imposed by the Special Committee or the Board of Directors on Greenhill in preparing its opinion. The merger consideration of $63.10 per share resulted from the process of negotiation between LNR and Cerberus and not from a recommendation by Greenhill.

        In arriving at its opinion, Greenhill performed numerous tasks and analyses, including the following:

  •
  Greenhill reviewed drafts of the merger agreement and certain related documents (which were essentially the same as the documents that were executed, except that the merger consideration was increased from $63 per share to $63.10 per share);

  •
  It reviewed certain publicly available financial statements of LNR, including, but not limited to, those contained within the Form 10-Qs for the three-month periods ended February 29, 2004 and May 31, 2004 and the Form 10-K for the twelve-month period ended November 30, 2003;

  •
  It reviewed certain other publicly available business and financial information relating to LNR that it deemed relevant, including, but not limited to, publicly available quarterly investor presentations dated February 29, 2004 and May 31, 2004, equity research reports published by Friedman, Billings, Ramsey & Co., Inc. and JMP Securities, LLC and press releases, specifically those related to quarterly earnings performance;

  •
  It reviewed certain information, including financial forecasts and other financial and operating data, concerning LNR, prepared by the management of LNR;

  •
  It discussed the past and present operations and financial condition and the prospects of LNR with senior executives of LNR;

  •
  It reviewed the historical market prices and trading activity for LNR common stock and analyzed its implied valuation multiples;

  •
  It compared the merger consideration with the trading valuations of certain publicly traded companies that it deemed relevant;

  •
  It compared the merger consideration with the value received in certain publicly disclosed transactions that it deemed relevant;

  •
  It compared certain financial and other terms with those, to the extent publicly available, of certain other transactions that it deemed relevant;

  •
  It compared the merger consideration to the valuation derived by discounting projected future cash flows and a terminal value of the Company at discount rates that it deemed appropriate;

  •
  It compared the merger consideration to the valuation that would be derived if the Company were converted to a stand-alone REIT structure by discounting projected future cash flows and a terminal value of the Company at discount rates that it deemed appropriate;

  •
  It compared the merger consideration to the valuation derived if the Company's assets were liquidated;

  •
  It compared the merger consideration to the forecasted 12-month per share valuations of equity research analysts discounted back 12 months at the Company's estimated cost of equity;

  •
  It compared the merger consideration premium over LNR's current and historical average share prices to a range of premiums based upon all-cash United States transactions between $300 million and $2,500 million over the last three years;

  •
  It participated in discussions and negotiations among representatives of LNR and its legal advisors and Cerberus and its legal and financial advisors;

  •
  It participated in discussions among representatives of certain other parties with respect to a potential sale or other extraordinary transactions involving the Company; and

  •
  It performed such other analyses and considered such other factors that it deemed appropriate.

        In preparing its opinion, Greenhill assumed and relied upon without independent verification the accuracy and completeness of publicly available information and information supplied or otherwise made available to it by representatives of LNR for the purposes of its opinion and further relied upon the assurances of the representatives of LNR that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections that LNR furnished to Greenhill regarding anticipated earnings in LNR's fiscal years ending November 30, 2004 through 2009, if it remains a stand alone company or if it is the subject of a leveraged buyout, Greenhill has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of LNR as to the future financial performance of LNR. Financial projections provided by LNR included the following assumptions for each of the individual business lines and consolidated LNR:

        Real Estate Securities

  •
  Annual CMBS (i.e., commercial mortgage backed securities) servicing fees as 8.0% of CMBS asset balance;

  •
  Little or no annual growth in partnership income;

  •
  $225 million to $255 million of new additions and $230 million to $307 million of principal collections and sales per year from 2005 to 2009; and

  •
  Growth in interest income of 25% in 2005 declining to 8% by 2009.

        Real Estate Loans

  •
  B-note (i.e., subordinated loan participation) portfolio increases to $521 million in 2005, and grows 13-21% annually thereafter (on a net basis);

  •
  Interest income increases annually by 16-24%;

  •
  B-Note yield equal to the LIBOR rate plus 6.5% per annum; and

  •
  B-Note principal collections of $125 million annually.

        Real Estate Properties

  •
  Property acquisitions of $200 million in 2005 growing 14.0% annually thereafter;

  •
  Rental income from existing property would generate a yield of 17.4% in 2005 growing to 19.0% in 2009;

  •
  Rental income from new purchases would generate a yield of 12.4% in 2005 growing to 14.2% in 2009; and

  •
  Little or no annual growth in management fee income.

        Consolidated

  •
  Operating expenses of $103 million in 2005, growing approximately 5.0% per year thereafter; and

  •
  Annual cost of debt of 6.9%.

        Greenhill expressed no opinion with respect to such projections or the assumptions upon which they were based. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of LNR, nor was Greenhill furnished with any such appraisals. In addition, Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which it further assumed would be identical in all material respects to the latest draft thereof it had reviewed. Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on and the information made available to it as of the date of its opinion. Subsequent developments may affect the conclusions contained in the opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

        Greenhill's opinion was the result of analyses that were summarized in a report presented to our Board of Directors on August 27, 2004. Greenhill had provided preliminary drafts of the report to the Special Committee on a number of occasions while the transaction was being negotiated.

        The following is a summary of the material financial analyses used by Greenhill in connection with its opinion but does not purport to be a complete description of the financial analyses performed by

Greenhill. In accordance with customary investment banking practice, Greenhill, acting in good faith, employed generally accepted valuation methods in reaching its opinion. Some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the financial analyses and should be read together with the text of each summary.

Analysis of Selected Comparable Publicly Traded Companies.

        Greenhill compared financial information of LNR that it deemed salient with corresponding publicly available information of other companies that Greenhill deemed to be reasonably comparable to LNR, including real estate investment trusts (referred to as "REITs"), and specialty finance companies and real estate securities companies. Greenhill chose the selected comparable companies for its analysis based on industry characteristics, growth prospects and other traits deemed relevant.

        Greenhill reviewed, among other information, the following multiples of the comparable companies:

  •
  equity value to net income;

  •
  equity value to funds from operations; and

  •
  equity value to shareholders' equity.

        "Equity value" is defined as the value of the consideration in the form of cash, stock or a combination of cash and stock, not including the assumption of debt, paid to shareholders in the selected precedent transactions included in Greenhill's analyses.

        "Shareholders' Equity," is defined as the book value of the equity of the specific target company in each of the precedent transactions calculated as the difference between total assets and total liabilities as per the target company's balance sheet as of the end of the most recent fiscal quarter preceding the announcement date of the transaction.

        Greenhill based its FY2004E net income multiple range on the analysis of precedent specialty finance transactions. Greenhill noted that the mean and median of the price per share to current year earnings per share multiples for these transactions are 12.7x and 11.6x, respectively. Greenhill also noted that since mid-2000, LNR has traded at a range of approximately 7.0x to 15.0x current year earnings and has only recently traded at significant premium to historical valuations. Based on these facts, Greenhill assigned a range of 10.0x to 14.0x.

        Greenhill based its FY2004E and FY2005E funds from operations multiple range on the analysis of precedent REIT transactions. Greenhill noted that the mean and median of price per share to current year funds from operations per share are 11.5x and 11.3x, respectively and the mean and median of price per share to forward year funds from operations per share are 10.7x and 10.4x, respectively. Greenhill also noted that the ranges of current and forward year price per share to funds from operations per share multiples of 2004 year-to-date precedent REIT transactions are 14.3x to 17.7x and 13.0x to 15.0x, respectively. As part of its analysis, Greenhill noted that LNR has historically traded at a discount to real estate companies organized as REITs due to its status as a corporation, which results in higher tax rates and lower dividend yield. In addition, LNR has historically been penalized by the investment community for having a high contribution of income from gains on sale. Based on these facts, Greenhill assigned a range of 12.0x to 15.0x for FY2004E funds from operations and 11.0x to 13.0x for FY2005E funds from operations.

        In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to LNR and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

        Greenhill's analyses of this financial information for the selected comparable publicly traded companies resulted in an assumed range of multiples shown in the table below. Greenhill then calculated an implied equity value and implied price per share of LNR's common stock by applying relevant multiple ranges to LNR's forecasted estimated fiscal 2004 and 2005 net income and funds from operations and shareholders' equity as of May 31, 2004. Greenhill used multiple ranges of 12.0x to 14.0x estimated fiscal 2004 net income, 11.0x to 13.0x estimated fiscal 2005 net income, 11.0x to 13.0x estimated fiscal 2004 funds from operations, 10.0x to 12.0x estimated fiscal 2005 funds from operations and 1.35x to 1.75x shareholders' equity as of May 31, 2004. This analysis implied the ranges of equity values and prices per share of LNR's common stock set forth below:

Valuation Metric	Multiple Range	Implied Equity Value ($Mm)	Implied Price Per Share
FY2004E Net Income	12.0x - 14.0x	$1,354 - $1,629	$44.52 - $51.94
FY2005E Net Income	11.0x - 13.0x	$1,521 - $1,852	$49.03 - $57.94
FY2004E Funds from Operations	11.0x - 13.0x	$1,550 - $1,886	$49.80 - $58.86
FY2005E Funds from Operations	10.0x - 12.0x	$1,672 - $2,066	$53.08 - $63.70
Shareholders' Equity	1.35x - 1.75x	$1,506 - $1,952	$48.61 - $60.62

        No company utilized in Greenhill's comparable publicly traded company analysis is identical to LNR. An analysis of the results therefore requires complex judgments regarding the financial and operating characteristics of LNR and the comparable companies. In evaluating the comparable companies, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of such companies to LNR and judgments as to the relative comparability of the various valuation parameters with respect to the companies. As part of its analysis, Greenhill noted that LNR has historically traded at a discount to real estate companies organized as REITs due to its status as a corporation, which results in higher taxes and lower dividend yield. In addition, LNR has historically been penalized by the investment community for having a high contribution of income from gains of sale. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies.

Analysis of Selected Precedent Transactions.

        Greenhill reviewed selected precedent transactions involving REITs and specialty finance companies which it determined to be most analogous to LNR. Set forth below is a table of precedent REIT transactions.

				Price /				EV /
Ann. Date	Target / Acquiror	Equity Value	Enterprise Value	CY FFO		FY FFO		LTM EBITDA		Price / Book		Premium to Market
8/20/04	The Rouse Company General Growth Properties, Inc.	$7,599.1	$12,102.6	17.7	x	15.0	x	19.6	x	4.78	x	33.4%
6/21/04	Chelsea Property Group, Inc. Simon Property Group, Inc.	2,914.3	4,260.2	16.4	x	15.3	x	16.0	x	5.50	x	13.3%
5/3/04	Keystone Property Trust Prologis Group and Eaton Vance Management	734.9	1,315.5	14.3	x	13.0	x	18.9	x	1.68	x	17.0%
3/30/04	Residential Equities REIT / Canadian Apartment Properties REIT	391.0	738.9	14.6	x	13.9	x	16.4	x	2.55	x	11.8%
11/20/03	ElderTrust / Ventas, Inc.	97.3	285.2	7.5	x	NA		12.4	x	1.17	x	18.4%
7/8/03	Prime Retail Inc. / Lightstone Group LLC	115.0	625.5	NA		NA		9.1	x	0.78	x	38.5%
6/18/03	Mid Atlantic Realty Trust / Kimco Realty Corp	380.5	640.3	11.2	x	10.6	x	12.0	x	2.66	x	8.3%
5/29/03	Chateau Communities Inc. / Hometown America LLC	1,014.0	2,151.2	12.8	x	12.4	x	13.9	x	3.49	x	16.3%
5/8/03	RFS Hotel Investors Inc. / CNL Hospitality Properties, Inc.	383.0	701.0	11.8	x	10.3	x	11.1	x	1.31	x	12.4%
1/15/03	Taubman Centers Inc. / Simon Property & Westfield America (Terminated)	1,028.4	2,473.4	12.7	x	11.3	x	12.8	x	2.69	x	25.5%
1/2/03	Criimi Mae Inc. / Orix Corp (Terminated)	174.4	610.4	NA		NA		NA		0.60	x	7.5%
11/6/02	Center Trust Inc. / Pan Pacific Retail PPTYS Inc.	219.0	583.0	NA		NA		9.7	x	1.07	x	30.9%
4/29/02	Prime Group Realty Trust / American Realty Investors	196.3	1,121.3	10.2	x	7.5	x	10.0	x	0.70	x	77.3%
3/4/02	JP Realty / General Growth Properties	427.0	999.5	8.7	x	8.2	x	10.2	x	2.63	x	6.8%
12/4/01	Casden Properties / Apartment Investment & Management	379.0	1,063.0	NA		NA		NA		NA		NA
11/6/01	Storage USA / Security Capital Group	1,156.2	2,101.2	11.4	x	10.4	x	12.5	x	1.76	x	5.5%
10/29/01	Cabot Industrial Trust / CalWest Industrial Properties	990.0	1,915.0	9.9	x	9.6	x	11.4	x	1.29	x	20.3%
5/10/01	MeriStar Hospitality Corp. / Felcor Lodging Trust (Terminated)	975.1	2,650.1	5.3	x	5.1	x	7.0	x	0.87	x	2.2%
5/4/01	Charles E. Smith Residential / Archstone Communities Trust	1,268.1	2,491.8	12.4	x	11.4	x	10.7	x	2.21	x	10.7%
2/23/01	Spieker Properties Inc. / Equity Office Properties Trust	5,264.7	7,319.6	11.3	x	9.5	x	14.3	x	2.71	x	10.4%
8/22/00	Western Properties Trust / Pan Pacific Retail Properties	420.1	627.1	NA		NA		15.4	x	2.33	x	2.0%
7/19/00	Grove Property Trust / Equity Residential Properties	142.8	333.8	10.7	x	9.7	x	11.3	x	2.08	x	4.2%
5/15/00	Bradley Real Estate / Heritage Property Investment	515.0	1,147.5	9.1	x	8.4	x	11.1	x	1.26	x	18.9%
2/11/00	Cornerstone Properties Inc. / Equity Office Properties Trust	2,394.0	4,508.8	11.4	x	10.7	x	11.7	x	1.21	x	21.0%
		Mean		11.5	x	10.7	x	12.2	x	2.06	x	17.2%
		Median		11.3	x	10.4	x	11.7	x	1.90	x	12.8%

        Set forth below is table of precedent specialty finance transactions.

Ann. Date	Target / Acquiror	Equity Value	Price / Current Yr. Earnings		Price / Book		Price / Tan. Book		Premium to Market
5/24/04	Boeing Capital Corp Commercial Loans and Leases Portfolio / General Electric Company	$2,031.0	NA		NA		NA		NA
4/15/04	GATX Corporation's Information Technology Assets / CIT Group, Inc.	200.0	13.2	x	NA		NA		NA
12/11/03	IKON Office Solutions, Inc. Leasing Business / GE Vendor Financial Services	1,500.0	NA		NA		NA		NA
10/26/03	GMAC Commercial Mortgage / Deutsche Bank (Rumored)	1,750.0	7.8	x	NA		NA		NA
8/5/03	Transamerica Finance / GE Capital	1,000.0	10.1	x	1.30	x	1.30	x	NA
2/18/03	Insignia Financial Group Inc. / CB Richard Elliis Inc.	264.7	20.0	x	0.64	x	0.67	x	31.0%
12/23/02	Telmark LLC / Wells Fargo & Co.	615.0	NA		0.99	x	NA		NA
9/16/02	Deutsche Financial Services / GE Capital	450.0	NA		0.90	x	0.90	x	NA
4/10/02	Finova Franchise Finance / GE Capital	490.0	NA		1.01	x	1.01	x	NA
3/7/02	RREEF / Deutsche Bank	490.0	NA		NA		NA		NA
1/24/02	DaimlerChrysler Commercial / GE Capital	1,200.0	NA		NA		NA		NA
12/15/01	Security Capital Group / GE Capital	3,582.3	10.0	x	1.14	x	1.15	x	25.6%
7/30/01	Heller Financial / GE Capital	5,274.5	17.7	x	2.04	x	2.47	x	48.6%
7/2/01	Amresco, Inc. / Renewal / Fortress / Goldman Sachs	309.0	NM		2.00	x	8.65	x	NA
3/30/01	Franchise Finance Corp. of America / GE Capital	1,577.6	9.2	x	1.72	x	1.75	x	NA
3/13/01	CIT Group, Inc. / Tyco International	9,472.0	13.9	x	1.58	x	2.35	x	53.9%
2/27/01	Finova Group Inc. / Berkshire Hathaway / Leucadia National Corp.	1,354.7	NA		2.01	x	2.16	x	NA
2/13/01	El Camino Rsrc. Information Technology Lease. Bus. /	129.7	NA		NA		NA		NA
	Mean		12.7	x	1.39	x	2.24	x	39.8%
	Median		11.6	x	1.30	x	1.52	x	39.8%

        Greenhill did not consider whether any of the above constituted a going private transaction for purposes of this analysis due to the fact Greenhill did not believe that the question of whether the transactions were "going private" transactions was necessarily an indicator of comparability for valuation purposes. Although no transaction utilized in the analysis above is identical to the contemplated transaction between LNR and Cerberus, Greenhill believed that the universe of recent transactions involving REITs and specialty finance companies to be the most analogous in order to determine a precedent multiple range.

        For the analysis of selected precedent transactions, Greenhill used fiscal 2004E LNR earnings per share of $3.71 and fiscal 2004E and 2005E LNR funds from operations of $4.53 and $5.31 per share, respectively. Greenhill did not apply 2005E earnings per share to the analysis. Using publicly available information, Greenhill examined these selected transactions with respect to industry characteristics, growth prospects and other traits deemed relevant.

        Greenhill reviewed, among other information, the following aspects of the precedent transactions:

  •
  the multiple of the implied value of the equity capital to projected net income;

  •
  the multiple of the implied value of the equity capital to projected funds from operations;

  •
  the multiple of the implied value of the equity capital to stockholders' equity (also known as book value);

  •
  the premium of the equity value per share to the previous day's closing share price.

        Greenhill's analysis of the precedent transactions resulted in an assumed range of multiples shown in the table below. Greenhill then calculated the implied equity value and implied price per share of LNR's common stock by applying the relevant multiple ranges to LNR's forecasted estimated fiscal 2004 net income, estimated fiscal 2004 and 2005 funds from operations and shareholders' equity value as of May 31, 2004. Greenhill used multiple ranges of 10.0x to 14.0x estimated fiscal 2004 net income, 12.0x to 15.0x estimated fiscal 2004 funds from operations, 11.0x to 13.0x estimated fiscal 2005 funds from operations and 1.60x to 2.00x shareholders' equity value as of May 31, 2004. This analysis implied the ranges of equity values and prices per share of LNR common stock as set forth below:

Valuation Metric	Multiple Range	Implied Equity Value ($Mm)	Implied Price Per Share
FY2004E Net Income	10.0x - 14.0x	$1,078 - $1,629	$37.10 - $51.94
FY2004E Funds from Operations	12.0x - 15.0x	$1,718 - $2,223	$54.33 - $67.91
FY2005E Funds from Operations	11.0x - 13.0x	$1,869 - $2,263	$58.39 - $69.01
Shareholders' Equity	1.60x - 2.00x	$1,785 - $2,231	$56.12 - $68.13

        No company utilized in the precedent transaction analysis is identical to LNR nor is any transaction identical to the contemplated transaction between LNR and Cerberus. An analysis of the results therefore requires complex judgments regarding the financial and operating characteristics of LNR and the companies involved in the precedent transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to LNR and judgments as to the relative comparability of the various valuation parameters with respect to the companies. As part of its analysis, Greenhill once again noted that LNR has historically traded at a discount to real estate companies organized as REITs due to its status as a corporation, which results in higher tax rates and lower dividend yield. In addition, LNR has historically been penalized by the investment community for having a high contribution of income from gains on sale. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the precedent transactions.

Discounted Cash Flow Analysis.

        Greenhill also performed a discounted cash flow analysis of LNR. The analysis was based upon management's latest financial projections, which included the following assumptions for each of the individual business lines and consolidated LNR:

Real Estate Securities

  •
  Annual CMBS (i.e., commercial mortgage backed securities) servicing fees as 8.0% of CMBS asset balance;

  •
  Little or no annual growth in partnership income;

  •
  $225 million to $255 million of new additions and $230 million to $307 million of principal collections and sales per year from 2005 to 2009; and

  •
  Growth in interest income of 25% in 2005 declining to 8% by 2009.

Real Estate Loans

  •
  B-note (i.e., subordinated loan participation) portfolio increases to $521 million in 2005, and grows 13-21% annually thereafter (on a net basis);

  •
  Interest income increases annually by 16-24%;

  •
  B-Note yield of equal to the LIBOR rate plus 6.5% per annum; and

  •
  B-Note principal collections of $125 million annually.

Real Estate Properties

  •
  Property acquisitions of $200 million in 2005 growing 14.0% annually thereafter;

  •
  Blended rental income yield on existing property of 17.4% in 2005 growing to 19.0% in 2009;

  •
  Blended rental income yield on new purchases of 12.4% in 2005 growing to 14.2% in 2009; and

  •
  Little or no annual growth in management fee income.

Consolidated

  •
  Operating expenses of $103 million in 2005, growing approximately 5.0% per year thereafter; and

  •
  Annual blended cost of debt of 6.9%.

        In its discounted cash flow analysis, Greenhill determined the present value of after-tax levered free cash flows of LNR over the forecast period plus a terminal value, using terminal net income multiples ranging from 8.0x to 10.0x and discount rates ranging from 9.0% to 11.0%. The FY2005E to FY2009E after-tax levered free cash flows were calculated for each fiscal year as net income plus non-cash expenses related to depreciation and amortization plus partnership adjustments calculated as cash distributions received from partnerships based on partnership cash yield less equity in earnings of partnerships based on partnership book yield.

        Greenhill selected a terminal exit multiple range for net income of 8.0x to 10.0x based on historical price to earnings multiples for LNR. The mean and median of LNR's historical forward price to earnings multiples from August 2000 to August 2004 are 9.6x and 8.8x, respectively. Greenhill noted that the mean and median of LNR's historical forward price to earnings multiples from August 2000 to August 2003 are 8.7x and 8.7x, respectively. Based on these facts, Greenhill assigned a range of 8.0x to 10.0x.

        Greenhill performed a cost of equity analysis of LNR's comparable companies to establish the range of discount rates used in its discounted cash flow analysis. LNR's cost of equity as of August 2004 was 9.1%, and the mean of the cost of equity of the specialty finance companies, diversified equity REITs and real estate securities companies included in Greenhill's comparable company analysis were 10.9%, 8.3% and 7.7%, respectively. Based on these facts, Greenhill assigned a range of discount rates from 9.0% to 11.0%

        For valuation of LNR's participation in the land-partnership with Lennar Corporation, which owns The Newhall Land and Farming Company ("Newhall"), Greenhill assumed an after-tax sale valuation of $800 million in fiscal 2009 based upon discounted cash flow information provided by LNR. As a result, the effect of the Newhall contribution to fiscal 2009 estimated net income was excluded from the terminal valuation. Newhall is not expected to generate positive cash flow until approximately fiscal 2010 and, therefore, does not have a material impact on the after-tax levered free cash flows of LNR from fiscal 2005 to fiscal 2009. "After-tax levered free cash flow" is defined as after-tax operating earnings plus non-cash charges less increases in working capital less capital expenditures reduced by after-tax interest expense. LNR assigned the $800 million after-tax sale valuation in fiscal 2009 to serve as a proxy valuation for the expected future cash flow generation of Newhall.

        Based on the above analysis, Greenhill calculated per share values for LNR ranging from $58.84 to $68.38.

Analysis of Conversion to REIT Structure.

        Greenhill also performed an analysis that involved estimating a per share valuation for LNR if LNR were to be restructured to qualify as a REIT. As currently structured, LNR's earnings are taxed, and are available, at LNR's discretion, to be reinvested into the business. If LNR were a REIT, however, LNR's earnings would not be taxed, and 90% of the earnings would be required to be paid to stockholders in the form of dividends. To account for this treatment of earnings, management and LNR's legal and tax advisors estimated that, upon conversion to a REIT, LNR would be required to pay a one-time $1.25 billion earnings and profits dividend ("E&P Dividend") to its stockholders. For purposes of this analysis, it was assumed that the E&P Dividend would be comprised of both cash and stock. In valuing the REIT structure, Greenhill performed a discounted cash flow analysis on the pro forma future cash flows assuming a REIT structure including the effect of the payment of the E&P Dividend. The analysis was based upon management's latest financial projections.

        The financial projections used in the analysis are the same as those used in the discounted cash flow analysis. All income streams are assumed to be non-taxed pursuant to a REIT structure except for (i) 100% of real estate properties partnership income, (ii) 50% of real estate properties gains on sale, (iii) 60% of CMBS management fees and (iv) 100% of real estate properties management fees at a tax rate of 35% in fiscal 2005 and 34% in each fiscal year thereafter.

        To arrive at the range of per share values implied by the REIT conversion analysis, Greenhill took into consideration the financing required to pay the E&P Dividend and the discounted cash flow of the pro forma future cash flows assuming a REIT structure including the effect of the payment of the E&P Dividend. Greenhill assumed, based on guidance from LNR, that the E&P Dividend would be financed with $200 million in cash and $1,050 million in stock. Greenhill also assumed, based on guidance from LNR, that in order to pay the cash portion of the E&P Dividend, LNR would raise $275 million of cash via an equity offering, providing LNR with the $200 million in cash necessary to pay the cash portion of the E&P Dividend and an additional $75 million. In order to pay the stock portion of the E&P Dividend, Greenhill assumed that LNR would issue a certain amount of shares based on the LNR share price as of August 27, 2004. A pro forma per share equity value determined by the discounted cash flow analysis plus the extra cash of $75 million less the $200 million cash portion of the E&P Dividend divided by the pro forma fully diluted shares outstanding including the effect of equity raises for (i) the cash portion of the E&P Dividend, (ii) the stock portion of the E&P Dividend and (iii) the cumulative number of shares that would have to be issued from fiscal 2005 to fiscal 2009 to raise funds that could be used for anticipated investments during those years (based upon investment expectations provided by management) and the required 90% cash dividend to shareholders. Greenhill, based on guidance from LNR, assumed the required equity raise, at 11.0x funds from operations, in each year to equal the amount necessary to maintain a 1.5x debt to equity ratio.

        In the REIT discounted cash flow analysis, Greenhill determined the present value of after-tax levered free cash flows of LNR over the forecast period based on management guidance plus a terminal value, using terminal funds from operations multiples ranging from 7.5x to 9.5x and discount rates ranging from 7.5% to 9.0%. Greenhill selected terminal funds from operations multiples based upon its comparable company and precedent transaction analyses and an analysis of historical multiples for LNR and comparable companies. Discount rates were determined based upon an assessment of what LNR's implied cost of equity would be if it were a REIT. In each case, ranges were selected based upon the experience and professional judgment of Greenhill.

        Greenhill noted that while the mean of the current year price to funds from operations per share and forward year price to funds from operations per share of diversified equity REITs is 11.6x and 11.1x, respectively, the diversified equity REITs are trading at or near their all-time high valuations.

Prior to late 2003, the diversified equity REITs traded at a multiple of funds from operations per share range of approximately 7.5x to 9.5x. Based on the these facts, Greenhill assigned a discount to the current mean of the comparable publicly traded REITs and applied terminal funds from operations multiples ranging from 7.5x to 9.5x, which represented a range more consistent with that of historical trading valuations.

        For valuation of LNR's participation in the land-partnership with Lennar Corporation, which owns Newhall, Greenhill assumed an after-tax sale valuation of $800 million in fiscal 2009 based upon guidance from LNR. As a result, the effect of the Newhall contribution to fiscal 2009 estimated funds from operations was excluded from the terminal valuation.

        Based on the above analysis, Greenhill calculated per share values for LNR ranging from $61.02 to $70.44.

        Greenhill also noted that while LNR's converting to a REIT structure could enhance value by increasing tax efficiency, this benefit would be offset by the need to recapitalize LNR as part of the conversion. Greenhill also noted that conversion to a REIT structure would (i) require LNR to raise significant initial capital, (ii) trigger cross default provisions in LNR's debt, (iii) require LNR to discontinue or modify aspects of its business, and (iv) impose a need for ongoing access to capital markets to fund the business plan, all of which raised significant doubt about the feasibility of a conversion. In addition, LNR has also stated that it did not intend to pursue a conversion to a REIT structure.

Analysis of Liquidation of Assets.

        Greenhill performed, at the request of the Special Committee of the Board of Directors, an asset liquidation analysis to establish an estimated range per share amounts that the stockholders of LNR might receive in a liquidation of LNR.

        In deriving this estimated range, Greenhill calculated an estimated pre-tax total gross proceeds range based upon an estimated fair market valuation of LNR's total assets as of May 31, 2004 of $3,474 million and a range of estimated adjustments to fair value both based upon management guidance. This calculation yielded an estimated pre-tax total gross proceeds range of $4,144 million to $4,534 million.

        Below are assumptions provided by management to derive a range of estimated adjustments to fair value of LNR's assets:

  Estimated Fair Value of Assets as of May 31, 2004 ($3,474 million)

  •
  This figure represents management's regular quarterly internal estimate of the fair value of LNR's assets, which was described in the press release by which LNR announced its earnings for the period ended May 31, 2004.

  Adjustment to B-Note Portfolio ($40 to $50 million)

  •
  LNR has financing in place for its existing B-Note portfolio and anticipated origination program that is more favorable than could be put in place today. Management estimates that this, in combination with a tightening of credit spreads (i.e., a reduction in the amount by which borrowing rates exceed the yield on comparable Treasury securities), has increased the value of the B-Note portfolio by $50 million.

  Adjustments to CMBS ($100 to $200 million)

  •
  Unrated securities currently owned at a discount to face value represent a total of approximately $1 billion and are currently only written up by $100 million in the estimated fair value calculation. Cash received to date has reduced basis by over $150 million, producing 31% cash return on book value. Expected future cash flows are $800 million assuming a loss case on every bond with conservative spreads.

  Newhall Land Excess Value ($300 to $500 million)

  •
  Assumptions are as follows assuming a zero inflation case: (i) average home price of $500,000, (ii) land component equal to 40% of the average home price, or $200,000, (iii) land development costs of $125,000 per lot and (iv) the number of lots equal to 20,000.

  •
  Net profit equal to $1.5 billion, less $800 million cost, equals an excess value of $700 million. LNR is entitled to 50% of profit, or $350 million. Assuming a $50 million discount for time value, the Newhall Land Excess Value is equal to $300 million.

  Assets not Given Additional Value ($30 to $60 million)

  •
  Represents vertical building opportunities and the additional value on existing European portfolio.

  Servicing Platform Valuation ($200 to $250 million)

  •
  Run rate revenues of $40 million less costs of $15 million produce cash flows of approximately $25 million annually. Growth rate of cash flows is assumed to be 20% per year.

        To arrive at an estimated pre-tax liquidation net proceeds range, Greenhill subtracted from the estimated pre-tax total asset valuation range total liabilities, minority interests and assumed transaction costs of 2.0% of total pre-tax asset value to arrive at an estimated pre-tax liquidation net proceeds range of $2,066 million to $2,448 million. Greenhill assumed transaction costs associated with the liquidation equal to 2.0% of total asset value representing typical fees associated with divesting various assets.

        Greenhill derived the tax required to be paid on liquidation by calculating the estimated gain on liquidation by subtracting shareholders' equity of $1,115 million as of May 31, 2004 from the estimated pre-tax net proceeds range and applying an assumed 35.5% tax rate to the difference, or gain. Estimated after tax net proceeds from liquidation ranged from $1,728 million to $1,975 million and resulted in an estimated per share valuation range of $54.60 to $61.24.

        Greenhill's analysis assumed immediate liquidation and did not reflect the probable time required for orderly asset sales, which could imply a lower valuation. The value to be derived by stockholders in a liquidation could be furthered reduced by (i) other costs related to asset sales and dissolution, including costs associated with banking and legal fees and (ii) required continuation of payment of fixed costs, including rent, utilities, salaries and other corporate overhead during the liquidation process with a declining income generating asset base. As such, the estimated per share valuation range could be lower

Analysis Of Equity Research Share Price Targets.

        Greenhill discounted the 12-month per share price targets set forth in the equity research reports of Friedman, Billings, Ramsey & Co. and JMP Securities, LLC of $65.00 and $71.00, respectively, back 12 months at the Company's estimated cost of equity to arrive at a per share valuation range of $59.56 to $65.06. Greenhill also noted that the JMP Securities report gave substantial weight to the individual components of LNR's business and was not directed at a sale or liquidation of LNR, and therefore did not consider the tax or other costs of disposing of those components separately, rather than selling LNR in its entirety.

Analysis Of Premiums To Market.

        Greenhill performed an analysis of premiums paid for all transactions in the United States involving consideration in all stock, all cash or a combination of stock and cash over the past three years as well as premiums paid specifically in precedent transactions involving REITs. Based on an assumed range of premiums of 10% to 35% to LNR's share price as of August 27, 2004 of $59.10, Greenhill derived an estimated per share valuation range of $65.01 to $79.79. Greenhill noted that the mean and median of the premiums to market pricing of precedent transactions involving REIT targets are 17.2% and 12.8%, respectively. Greenhill also noted that the mean of premiums to market pricing paid on all U.S. transactions in the last three years with a value between $300 million and $2.5 billion for stock, for a combination of stock and cash and for cash are 20.5%, 27.9% and 28.5%, respectively. Based on these facts, Greenhill assigned a range of premiums of 10% to 35%.

        Greenhill also noted that as a result of the LNR share price increase during the several months prior to the public announcement of the merger, the merger consideration premium over LNR's share price as of August 27, 2004 of $59.10 is below this range. Greenhill also noted that the share price increased substantially during the negotiation of the transaction, and that the merger consideration represents a premium of 13.1% over LNR's 20-day trading average, 19.7% over LNR's 6-month trading average, 28.8% over LNR's 1-year trading average and 35.9% over LNR's share price of $46.43 on May 11, 2004, the date on which LNR agreed to exclusivity with Cerberus.

        The summary set forth above does not purport to be a complete description of the analyses made or data reviewed by Greenhill. Greenhill believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Rather, Greenhill made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

        In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LNR. The analyses do not purport to be appraisals or to reflect the prices at which LNR might actually be sold. Any estimates contained in these analyses are not necessarily correct predictions of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of LNR and its advisors, Greenhill assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions.

        The engagement letter between LNR and Greenhill provides, among other things, that LNR will pay Greenhill an advisory fee of $250,000 (of which $125,000 was paid upon the execution of the engagement letter and $125,000 was paid 60 days following the execution of the engagement letter), a pre-closing fee of $2,794,685 (based on the terms of this transaction) and a total fee of $11,178,742 (based on the terms of this transaction) less any amounts previously paid, upon the consummation of the Merger (or a different fee upon consummation of a different change in control or other extraordinary transaction) and reimbursement of Greenhill's reasonable costs and expenses. The engagement letter also provides that LNR will indemnify Greenhill and its affiliates against liabilities and expenses in connection with its engagement. During the past six months, LNR has paid Greenhill $3,044,685 in accordance with the engagement letter (not including reimbursements for out of pocket expenses in the amount of $87,630).

Opinion Updates

        Greenhill has not been asked to update its opinion. If there were a significant change in the terms of the merger, our Board of Directors and the Special Committee would consider whether to request an updated opinion.

Purpose and Structure of the Merger

LNR

        For us, the principal purpose of the merger is to allow our stockholders to receive cash for their shares at a price that exceeds the highest price at which our stock had ever traded before the merger was announced and represents what our Board of Directors and the Special Committee believes is a fair price for our stock. We determined to undertake the merger at this time based on the factors considered by the Special Committee and our Board of Directors described under "Special Factors—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger." The transaction has been structured as a merger of Riley Acquisition into us in order to preserve our identity, goodwill and existing contractual arrangements with third parties.

Cerberus Entities

        The purpose of the Cerberus Entities engaging in the merger is to enable them to make an investment, and to obtain a controlling interest, in us. They undertook the transaction at this time after being approached by Greenhill on behalf of us as described under "Special Factors—Background of the Merger."

The Miller Family and the Management Investors

        For the Miller family and the Management Investors, the principal purpose of the merger is to convert a substantial part of their current investment in us (including options, restricted stock and rights under stock purchase agreements entered into under our Senior Officers Stock Purchase Plan) into cash. In addition, they will receive payments under change in control agreements. Although the Miller family will be reinvesting $150 million of the merger consideration to acquire a 20.4% interest in Riley Holdings, and the Management Investors will be reinvesting $34 million of what they receive as a result of the merger to acquire interests totaling 4.6% in Riley Holdings, these investments in Riley Holdings total only 25.6% and 47.0% of the total pre-tax amounts the Miller family and the Management Investors, respectively, will receive with regard to their stock as a result of the merger.

Effects of the Merger

        Upon consummation of the merger, LNR will be indirectly wholly-owned by Riley Holdings. The current stockholders of LNR will cease to have ownership interests in LNR or rights as LNR stockholders, excluding the Miller family and the Management Investors to the extent of their investment in Riley Holdings. The stockholders of LNR immediately before the merger will be entitled to receive $63.10 in cash for each share of LNR common stock or Class B common stock that they own, other than shares held by people who exercise appraisal rights. As a result of the merger, each share of Riley Acquisition common stock outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of LNR as the surviving corporation, and therefore, LNR will be indirectly wholly-owned by Riley Holdings (through its wholly-owned subsidiary, Riley Mezzanine.)

        After the merger, there will be no public market for LNR's common stock. Among other things, LNR's common stock will cease to be quoted on the New York Stock Exchange or on any other public securities market and the registration of LNR's common stock under the Securities Exchange Act of 1934 will be terminated. This termination will make most of the provisions of the Exchange Act, including the requirement in the Exchange Act to file periodic reports, the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy or information statements in connection with stockholders' meetings, and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to LNR.

        Certificates that represented our common stock or Class B common stock will no longer represent ownership interests in us. They will represent only the right to receive $63.10 with regard to each share they previously represented (or if a holder is entitled to appraisal, the value of the holder's shares determined in the appraisal proceeding). Therefore our stockholders (other than those who will be investing in Riley Holdings) will cease to participate in our future earnings and growth, if any. For most of our stockholders, the receipt of the payment for their shares will be a taxable transaction for U.S. federal income tax purposes.

        At the effective time of the merger:

  •
  resignations that have been provided by LNR's existing directors will take effect;

  •
  persons selected by Riley Holdings will become the directors of LNR, as the surviving corporation;

  •
  persons selected by Riley Holdings, including members of our existing management, will become the officers of LNR, as the surviving corporation; and

  •
  LNR's certificate of incorporation will be unaffected by the merger, but new bylaws will take effect.

        Following the merger, Jeffrey P. Krasnoff will be the Chief Executive Officer and President of the surviving corporation (as well as the President of Riley Holdings), Ronald E. Schrager will be the Vice President and Chief Operating Officer of the surviving corporation, Robert B. Cherry will be the Vice President and Chief Investment Officer of the surviving corporation, Mark A. Griffith will be the Vice President and President of the European Operations of the surviving corporation and David O. Team will be the Vice President and President of the United States Commercial Property Group of the surviving corporation.

        Prior to the completion of the merger, if Riley Holdings asks us to do so, we will effect an internal reorganization of LNR and its subsidiaries. If Riley Holdings asks us to do this, prior to the effective time of the merger, subsidiaries of Riley Holdings may loan us an amount to be determined by Riley Holdings. After the completion of the merger, we may retire any such loan by transferring assets to such subsidiaries of Riley Holdings. We will use the proceeds of the loan for one or more of (i) payment of a portion of the merger consideration, (ii) repayment of existing indebtedness and (iii) payment of fees and expenses incurred in connection with the merger.

Changes to Occur in Transaction Participants' Interests in LNR's Net Book Value and Net Earnings.

        At the date of this proxy statement, the Cerberus Entities hold no shares of LNR stock and no other equity interest in LNR. Therefore, their aggregate ownership interest in LNR's net book value and net earnings is zero. Upon completion of the merger, a company to be owned by funds and accounts managed by Cerberus and other investors selected by Cerberus will own 75% of Riley Holdings, and therefore will have an indirect 75% interest in our net book value (after giving effect to the merger and the funding of the merger) and our net earnings.

        Upon completion of the merger, our unaffiliated stockholders will no longer hold any equity interest in us and therefore will no longer own any interest in our net book value or net earnings.

        The following table sets forth for the Miller family and for each Management Investor, (i) the group or person's interest in our stockholders' equity (net book value) at November 30, 2003, after giving pro forma effect to the exercise of all stock options (vested and unvested) that were outstanding on December 15, 2004 and that have an exercise price of less than $63.10 per share, the purchase of all shares that were the subject of stock purchase agreements with a purchase price less than that amount and the receipt of amounts held in our 2003 Non-Qualified Deferred Compensation Plan; (ii) our net income for the year ended November 30, 2003, calculated on the basis of shares owned and outstanding at December 15, 2004; and (iii) the percentage interest expected to be held by the Miller family and the respective Management Investors, through their ownership of interests in Riley Holdings, in our book value and net income, immediately following the merger, without giving effect to rights they may receive to purchase interests in Riley Holdings.

Pro Forma Changes in Interests

	Interests Before the Merger
	Shareholders' Equity at November 30, 2003(1)		Net Income for Year Ended November 30, 2003(2)
					Percentage Interest in Shareholders' Equity and Net Income Following the Merger(3)
	Percentage Interest	Amount	Percentage Interest	Amount
The Miller family	29.7%	$312,203,599	29.7%	$32,555,850	20.44%
Jeffrey P. Krasnoff	2.6%	$27,404,578	2.6%	$2,857,684	2.04%
Robert B. Cherry	0.8%	$8,406,035	0.8%	$876,561	0.68%
Mark A. Griffith	0.8%	$8,557,510	0.8%	$892,357	0.54%
Ronald E. Schrager	0.9%	$9,012,099	0.9%	$939,760	0.68%
David O. Team	1.0%	$10,741,679	1.0%	$1,120,117	0.68%

Total	35.8%	$376,325,500	35.8%	$39,242,329	25.06%

(1)
Total shareholders' equity at November 30, 2003 was $1,050,866,714.

(2)
Net income for the year ended November 30, 2003 was $109,581,886.

(3)
Represent interests in Riley Holdings. Following the merger, Riley Holdings will have substantially greater indebtedness, and significantly lower stockholders' equity, than LNR currently has.

Expected Post-Merger Restructuring

        After the merger, a new real estate investment trust formed by Riley Holdings may acquire some assets from us. In addition, new subsidiaries of Riley Holdings organized outside the United States may acquire non-U.S. assets currently held by us.

Financing of the Merger

Requirements

        Completion of the merger and the payment of fees and expenses will require an aggregate amount of funds of approximately $4.2 billion for the following uses:

  •
  the payment of the aggregate merger consideration, including the payment of consideration to the LNR stockholders for the outstanding common stock and Class B common stock and for the outstanding LNR options and other stock purchase rights;

  •
  the refinancing of substantially all outstanding material consolidated indebtedness of LNR as of the date of the closing pursuant to its existing credit agreement and other indebtedness obligations; and

  •
  the payment of fees (other than the fees and expenses of LNR which are expected to be paid with any cash or cash equivalents on hand at LNR at the effective time of the merger) and expenses related to the merger of approximately $118 million, including, without limitation, financing, advisory and accounting fees.

Source of Financing

        Cerberus currently expects that the total funds necessary to finance the merger, refinance the existing LNR indebtedness, pay related fees and expenses and provide ongoing operating funds for LNR will be obtained from the following sources (in millions of dollars):

Existing cash	$738
Senior secured credit facility	1,800
Riley Mezzanine loan(1)	550
Subordinated loan(2)	400
Preferred equity(3)	697
Common equity(3)	37

Total	$4,222

(1)
To be borrowed by subsidiaries of Riley Holdings and contributed or loaned to LNR.

(2)
To be borrowed by subsidiaries of Riley Holdings and contributed or loaned to LNR.

(3)
Equity interests in Riley Holdings, the proceeds of which will be contributed or loaned to LNR.

        Equity.    Cerberus, on behalf of one or more of its affiliated funds or managed accounts, has issued a written commitment to Riley Holdings, subject to certain conditions described below, to provide $550 million in equity financing for the merger (indirectly through Riley Holdings). The financing will be funded through capital contributions to Riley Holdings in exchange for strips of membership interests, 95% of which will be designated as preferred units and 5% of which will be designated as common units. Cerberus expects that this equity financing will be provided by funds and accounts managed by it. Cerberus has the right to cause funds managed by it to transfer up to $180 million of Riley Holdings' equity prior to and within nine months of the merger's closing so long as after any and all such transfers funds and accounts managed by Cerberus own at least 50.4% of the Riley Holdings common units. Cerberus' equity commitment to Riley Holdings is conditioned upon the following:

  •
  satisfaction of Riley Holdings' and Riley Acquisition Sub's conditions to closing set forth in the merger agreement; and

  •
  the debt financing described below (other than the mezzanine debt financing) having been obtained on the terms and conditions set forth in the debt commitment letters.

        Riley Holdings has received a written commitment from the Miller family and each of the Management Investors to make capital contributions to Riley Holdings in the amount and in the manner described below. The Miller family may satisfy its commitment by a payment in cash, a transfer to Riley Holdings of LNR common stock having a value of the committed amount based upon the merger consideration of $63.10 per share, or a combination of the foregoing. Each of the Management Investors may satisfy its commitment by a payment in cash, a transfer to Riley Holdings of LNR restricted stock and/or options to acquire LNR stock having a value (in the case of options, net of the exercise price) based upon the merger consideration of $63.10 per share, or a combination of the foregoing. In exchange for their capital contributions, the Miller family and, for the portion of their capital contributions paid in cash, the Management Investors, will receive strips of membership interests in Riley Holdings, 95% of which will be designated as preferred units and 5% of which will be designated as common units. For any restricted stock or options to acquire LNR stock exchanged by a Management Investor in satisfaction of his investment commitment, the Management Investor will receive, respectively, restricted strips of membership interests in Riley Holdings, consisting, 95% of preferred units and 5% of common units, and subject to repurchase at discounts from fair value upon termination of employment within five years from consummation of the merger, or options to purchase strips of membership interests in Riley Holdings. Set forth below are the respective committed capital contributions of each person described above:

  •
  The Miller family—$150 million, representing 20.4% of the total membership interests in Riley Holdings;

  •
  Jeffrey P. Krasnoff—$15 million, representing 2.0% of the total membership interests in Riley Holdings;

  •
  Robert B. Cherry, Ronald E. Schrager and David O. Team—$5 million each, representing 0.7% of the total membership interests in Riley Holdings, per person; and

  •
  Mark A. Griffith—$4 million, representing 0.5% of the total membership interests in Riley Holdings.

        We expect that the capital contributions to Riley Holdings will be made concurrently with the completion of the merger.

        Debt.    Cerberus has received a written commitment from Deutsche Bank AG, Deutsche Bank Securities Inc. and Goldman Sachs Mortgage Company, which we refer to collectively as the Lenders, to provide, subject to certain conditions described below, total financing to Riley Holdings and its subsidiaries, including LNR, in an aggregate amount of up to $3.67 billion, which includes the commitment for

  •
  a three-year senior secured revolving credit and term loan facility, referred to as the Credit Facility in an aggregate amount of up to $2.35 billion, which is referred to as the Credit Facility Amount,

  •
  a three-year repurchase facility in the aggregate amount of up to $600 million, which we refer to as the Repurchase Facility, and

  •
  a collateralized debt obligation, note purchase facility in the aggregate amount of up to $720 million, which we refer to as the CDO Facility, and together with the Credit Facility and the Repurchase Facility, the Facilities.

        These commitments expire on May 31, 2005. The obligation of the Lenders to make any extensions of credit under the commitments is subject to the satisfaction or waiver of certain customary closing conditions including, without limitation, (i) the delivery of organizational documents, board resolutions and other corporate certificates of LNR and certain of its subsidiaries, (ii) Cerberus, the Miller family and the Management Investors shall have made an equity contribution to LNR in the aggregate amount of $734 million, (iii) the merger shall have been consummated, (iv) at least most of the existing indebtedness of LNR and its subsidiaries shall have been repaid, (v) LNR shall have obtained all material governmental authorizations necessary to consummate the merger and the financing thereof and (vi) the execution and delivery of various loan documents and reports. Cerberus does not currently have any potential alternatives to the debt financing under the Facilities.

        In addition Riley Holdings has received a written commitment from Madeleine, L.L.C., an affiliate of Cerberus, to provide Riley Mezzanine, Riley Holdings' direct subsidiary, on the terms described below, with subordinated debt financing, which we refer to as the Riley Subordinated Financing, in the amount of $400 million.

        The following is a summary of what we expect will be the material terms and other provisions of the Facilities and the Riley Subordinated Financing. The description of the Facilities and the Riley Mezzanine Financing contained herein is based upon the terms set forth in commitment letters, which terms are subject to negotiation and execution of definitive agreements satisfactory to the parties to such arrangements. As a result, the final terms of the definitive agreements governing the Facilities and the Riley Subordinated Financing may vary from those described below.

The Borrowing Facilities

The Credit Facility

        The Credit Facility will be in an aggregate amount of up to $2.35 billion, of which $1.8 billion (the "Senior Credit Facility") will be available to LNR and the remaining $550 million (the "Riley Mezzanine Loan") will be borrowed by subsidiaries through which Riley Holdings will own LNR ("Mezzanine Entities"). The Credit Facility will include a $150 million Revolving Credit Facility (the "Revolving Credit Facility), which amount may be repaid and re-borrowed from time to time without premium or penalty. We expect that between $25 million and $50 million of the Revolving Credit Facility will be available to be used for the issuance of letters of credit. The remaining Facility Amount of $2.2 billion will constitute the Term Loan Facility and will be fully funded at or shortly after the closing. Amounts repaid under the Term Loan Facility may not be re-borrowed. LNR intends to use cash flow from future operations to repay the Credit Facility.

        LNR's Credit Facility will mature three years from the date of the closing, but, at the option of LNR, will be subject to two one-year extensions upon satisfaction of certain conditions, including, among other things, that no uncured default or event of default exists, payment of an extension fee, achievement of the requisite consolidated leverage ratio set forth in the loan document, and extension of the Credit Facility to the Mezzanine Entities.

        LNR and the Mezzanine Entities will be required to repay on a pro rata basis the principal amount of the Term Loan Facility in a principal amount equal to (a) $200 million on or before the second anniversary of the closing and (b) $150 million on or before the third anniversary of the closing. LNR and the Mezzanine Entities will be required to repay the remaining outstanding principal amount of the Credit Facility on the maturity date.

        Subject to certain conditions, LNR will be able, at its option, to prepay borrowings under the Credit Facility.

        The initial weighted average interest rate under the Credit Facility will not exceed either LIBOR plus 5.35% per annum or the base rate plus 4.35% per annum. LNR will pay an unused facility fee on the undrawn portion of the Revolving Credit Facility equal to 0.50% each year. LNR is also required to pay customary closing fees and administrative fees.

        We expect that the borrowings under the Senior Credit Facility will be guaranteed by all the domestic subsidiaries of LNR. Subject to certain excluded property to be agreed upon, the obligations of LNR and the guarantors with regard to the Senior Credit Facility will be secured by a first priority perfected lien on substantially all tangible and intangible properties and assets of LNR and its domestic subsidiaries, including, without limitation, a pledge of all the capital stock, equity interests, interests in certain joint ventures and debt instruments of LNR and its domestic subsidiaries and each of the existing and future subsidiaries of LNR and its domestic subsidiaries. However, LNR and its domestic subsidiaries will not be required to pledge assets held by foreign subsidiaries or more than 65% of the equity of any of its foreign subsidiaries if to do so could be materially disadvantageous to LNR or its subsidiaries from a tax perspective. The Riley Mezzanine Loan will be secured by a first priority pledge of equity interest in its borrower.

        The Credit Facility will contain limited affirmative and negative covenants, including, without limitation, restrictions on the ability of LNR and each of its subsidiaries, subject to customary and other exceptions to be mutually agreed upon, to:

  •
  incur additional indebtedness including guarantees;

  •
  create or incur any liens or encumbrances;

  •
  amend organizational documents;

  •
  make certain investments;

  •
  make distributions;

  •
  transfer collateral; and

  •
  engage in mergers or other fundamental changes.

        The Credit Facility will contain financial covenants related to minimum liquidity, a consolidated leverage ratio and a senior leverage ratio. In addition, the Credit Facility will contain an interest coverage test, which, if not met, would result in a cash sweep of the net cash flow of LNR and its subsidiaries. Upon compliance with the interest coverage test and satisfaction of certain other conditions, the cash sweep would no longer be imposed.

        The Credit Facility will have limited events of default and customary remedies.

The CDO Facility.

        Under the CDO Facility, the Lenders will purchase a senior class of CDO notes secured by certain mortgage-backed securities and interests in mortgage loans in a principal amount of up to $720 million. The CDO notes will be issued by a special purpose subsidiary of an affiliate of LNR. Provided certain conditions are met, the Lenders shall have the right to tender their CDO notes to LNR or the appropriate affiliate of LNR in the future in order to permit LNR to refinance the CDO notes at more favorable rates by offering new CDO securities in a private placement in the capital markets. The interest rate on the CDO Facility will be equal to the London interbank rate for U.S. dollar deposits plus 1.375% (or plus 1.45%, if the merger agreement is still in place but the merger has not been consummated).

The Repurchase Facility.

        The Repurchase Facility will terminate three years from the closing date, but at the option of LNR, will be subject to two twelve month extension options. If LNR exercises its rights under the extension options, 25% of the outstanding amount of the Repurchase Facility as of the end of the fourth year must be repaid by the end of each quarter of the fifth year and no new financings under the Repurchase Facility will be allowed. The Repurchase Facility will initially be in the amount of $600 million and may be increased to $700 million at the third anniversary. Under the Repurchase Facility a subsidiary of an affiliate of LNR may sell whole loans, B Notes, mezzanine loans and CMBS and CDOs to Deutsche Bank AG, Cayman Islands Branch or an affiliate and Goldman Sachs Mortgage Company or an affiliate. Each such asset may have a different advance rate based on asset type and rating. The seller of such assets will pay a fee equal to one-month LIBOR plus 2.0%. LNR will deliver a minimum equity deficit guaranty of the Repurchase Facility in an amount equal to the lesser of (x) $30 million and (y) an amount equal to $100 million minus seller's equity (i.e. the positive difference between total market value of whole loans, B Notes, mezzanine loans and CMBS and CDOs and the total amount outstanding under the Repurchase Facility). Therefore, the guaranty will initially equal $30 million and will be reduced on a dollar for dollar basis as the seller's equity in the Repurchase Facility grows above $70 million until the guaranty amount is zero when seller's equity equals $100 million or more.

Riley Subordinated Financing.

        The Riley Subordinated Financing will be evidenced in the form of a subordinated promissory note, or Riley Subordinated Note, issued to the Riley Subordinated Lender and guaranteed by Delaware Securities Riley Holdings, Inc., or DSHI, a subsidiary of LNR, only if DSHI becomes a direct subsidiary of Riley Holdings following the merger. The Riley Subordinated Note will have a 10 year maturity and will bear interest at 12% per annum (based on a 360-day cycle), 10% paid in cash on a semi-annual basis and 2% paid in kind compounding on a semi-annual basis. If an event of default occurs and is continuing, default interest will be imposed at a rate of 2% paid in kind until the date such event of default is cured or waived. Events of default will include payment default under the Riley Subordinated Note and any default under the Facilities. The Riley Subordinated Note will contain limited covenants and will be unsecured and deeply subordinated to any other indebtedness of Riley

Mezzanine and, if applicable, DSHI. Subject to certain limitations, the Riley Subordinated Lender may assign, sell or sell participations in the Riley Subordinated Note without the consent of Riley Mezzanine.

        In connection with the repayment of any portion of the principal of the Riley Subordinated Note prior to its third anniversary Riley Subordinated must make an additional payment, referred to as the Make Whole Payment, equal to the present value of the aggregate interest payments required to be made by Riley Subordinated on the portion of principal equal to such principal prepayment which, but for such prepayment, would be required to be made following the date of such prepayment (assuming for this purpose that all interest on such principal amount would be paid in cash).

        In the foregoing calculation, present value will be determined by the Riley Subordinated Lender by discounting at a rate equal to the federal funds rate plus one-half of one percent, compounded monthly.

Cash and Cash Equivalents.

        Riley Holdings may use any cash and cash equivalents on hand at LNR at the effective time of the merger to pay the expenses of LNR and its advisors in connection with the merger. See "Estimated Fees and Expenses of the Merger" beginning on page    .

The Possibility that the Merger Will Not Be Completed

        There are a number of circumstances under which the merger agreement could be terminated without the merger taking place. They include, but are not limited to, termination:

  •
  by mutual consent of LNR and Riley Holdings;

  •
  by either LNR or Riley Holdings if the merger does not occur by May 31, 2005 (or such later date as is agreed to by LNR and Riley Holdings);

  •
  by Riley Holdings if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of LNR set forth in the merger agreement that would have a material adverse effect upon LNR and its subsidiaries. For this purpose, the term "material adverse effect," requires an adverse effect of more than $150 million;

  •
  by LNR if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Riley Holdings or Riley Acquisition set forth in the merger agreement that would have a material adverse effect on the ability of Riley Holdings or Riley Acquisition to consummate the merger;

  •
  by Riley Holdings if the Board of Directors or the Special Committee of LNR withdraws its recommendation that LNR's stockholders vote in favor of adopting the merger agreement or modifies that recommendation in a way that is adverse to the transaction if someone else proposes to acquire LNR and the Board of Directors does not affirm its support for the merger, even though Riley Holdings asks it to do so, or if somebody makes a tender offer for LNR's stock and LNR's Board of Directors files with the SEC a Recommendation Statement on Schedule 14D-9 in which it does not recommend that stockholders not tender their LNR shares;

  •
  by either Riley Holdings or LNR if the special meeting is held, but holders of a majority in voting power of our stock do not vote in favor of adopting the merger agreement; or

  •
  by LNR in order to accept what its Board of Directors or the Special Committee determines to be a superior proposal, if the Board of Directors or the Special Committee also determines there is a reasonable likelihood that failure to terminate the merger agreement would be a breach of their fiduciary duties.

        Under several of the circumstances described above, when the merger agreement is terminated, or if we enter into a sale transaction within 12 months after the merger agreement is terminated, we will have to reimburse Riley Holdings for its expenses, up to $75 million, and pay Riley Holdings a termination fee equal to the excess of $75 million over the amount paid as expense reimbursement. Riley Holdings may be liable to LNR or its stockholders for breaches of the merger agreement, but that liability cannot exceed $125 million.

Interests of LNR's Directors and Executive Officers

Merger Consideration to Be Received by Directors and Executive Officers of LNR

        The shares of LNR stock held by the directors and executive officers of LNR will be converted into the right to receive $63.10 per share in cash. Their options will become the right to receive a cash payment in respect of each option equal to (i) the amount by which $63.10 exceeds the per share exercise price of the option, times (ii) the number of shares of common stock issuable upon exercise of the option in full. Each stock purchase agreement between LNR and one of its senior officers will become the right to receive a sum in cash equal to (i) the amount by which $63.10 exceeds the per share price of the shares that are the subject of the stock purchase agreements, times (ii) the number of shares of common stock that the employee has agreed to purchase, but has not yet purchased. The following table reflects the aggregate amount that will be payable as a result of the merger to each of our directors and executive officers in respect of their shares of our stock, stock options and stock purchase agreements based upon their holdings as of December 15, 2004, assuming that none of the directors or executive officers elects to exchange any shares of our stock, stock purchase agreements and stock options in satisfaction of their investment commitments to Riley Holdings:

Name and Position	Shares of Common Stock (Other than Option Shares) Beneficially Owned(1)(2)		Shares of Class B Common Stock Beneficially Owned		Shares Subject to Stock Purchase Agreements(3)	Shares Issuable Upon Exercise of In-the-Money Stock Options (Vested and Unvested)	Aggregate Merger Consideration
Stuart A. Miller Chairman of the Board of Directors	210,000		9,071,164	(4)	—	199,855	$592,075,897
Jeffrey P. Krasnoff President and Chief Executive Officer	505,596		—		36,628	290,000	$43,294,821
Ronald E. Schrager Vice President and Chief Operating Officer	155,410		—		16,038	102,232	$13,419,311
Robert B. Cherry Vice President and Chief Investment Officer	154,435		—		18,215	82,625	$12,726,670
David O. Team Vice President and President, United States Commercial Property Group	159,900		—		25,223	141,081	$15,712,541
Mark A. Griffith Vice President and President of European Operations	174,540		—		19,835	65,500	$13,483,538
Steven J. Saiontz Director	361,008	(5)	333,333	(5)	—	257,896	$53,613,110	(8)
Charles E. Cobb, Jr. Director	71,433	(6)	—		—	3,000	$4,573,977	(9)
Edward Thaddeus Foote II Director	8,722		—		—	3,000	$616,913
Connie Mack Director	3,225		—		—	3,000	$270,053
Brian L. Bilzin Director	24,020	(7)	—		—	3,000	$1,582,217	(10)
James Carr Director	993		—		—	1,000	$74,185
Stephen E. Frank Director	7,439		—		—	3,000	$535,956

(1)
Includes shares issuable in the future under our 2003 Non-Qualified Deferred Compensation Plan as follows: Steven J. Saiontz (20,000), Jeffrey P. Krasnoff (250,000), Ronald E. Schrager (16,600), Robert B. Cherry (37,225), David O. Team (125,000) and Mark A. Griffith (52,500). Also includes shares issuable under deferred director compensation arrangements as follows: Steven J. Saiontz (1,663), Charles E. Cobb, Jr. (4,016), Edward Thaddeus Foote II (4,972), Connie Mack (3,225), Brian L. Bilzin (7,500), James Carr (993) and Stephen E. Frank (4,939).

(2)
A total of 38,608 shares of common stock (34,143 of which are vested) were held in employees' accounts under the LNR Property Corporation Savings Plan. Holders of these shares are entitled to the dividends on the shares. The shares held included 1,952 shares in Steven J. Saiontz's account, 402 shares in Jeffrey P. Krasnoff's account, 299 shares in Ronald E. Schrager's account and 83 shares in David O. Team's account. Stuart A. Miller does not participate in the LNR Property Corporation Savings Plan.

(3)
Pursuant to the 2001 Senior Officer Stock Purchase Plan, we entered into binding agreements with some of our senior officers to sell our common stock to them in installments for the fair market value of our common stock for a purchase price per share equal to the last reported sale price of LNR's common stock on the trading day immediately before a senior officer elects to enter into the stock purchase agreement. The agreement with a senior officer will terminate if the senior officer ceases to be employed by us. Amounts above include shares which senior officers have agreed to purchase, as follows: Jeffrey P. Krasnoff (36,628), Ronald E. Schrager (16,038), Robert B. Cherry (18,215), David O. Team (25,223) and Mark A. Griffith (19,835).

(4)
Includes 300,000 directly owned shares and 333,333 shares of Class B common stock held by a trust of which Mr. Miller is a principal beneficiary and 8,437,831 shares of Class B common stock held by partnerships owned by Mr. Miller and members of his family, with regard to which Mr. Miller has voting power.

(5)
Includes 9,000 shares of common stock and 333,333 shares of Class B common stock held in trusts of which Steven J. Saiontz's wife is the principal beneficiary. Mr. Saiontz denies he is the beneficial owner of these shares.

(6)
Includes 37,417 shares owned by Charles E. Cobb, Jr.'s wife, as to which he has no voting or investment power and as to all of which he disclaims beneficial ownership. Does not include 15,000 shares owned by the Cobb Family Foundation, Inc. for which he serves as a member of the Board and its President and Chief Investment Officer and for which he does have voting and investment power but for which he has no beneficial interest.

(7)
Includes 415 shares owned by Brian L. Bilzin's wife as to which he has no voting or investment power and 1,405 shares owned by Brian L. Bilzin's sons as to which he has no voting or investment power and as to all of which he disclaims beneficial ownership. Does not include 9,071,164 shares of Class B common stock owned by partnerships controlled by a trust of which Brian L. Bilzin is a trustee but not a beneficiary.

(8)
Includes $21,601,212 to be paid for 9,000 shares of common stock and 333,333 shares of Class B common stock held in a trust of which Steven J. Saiontz's wife is the principal beneficiary. Mr. Saiontz denies he is the beneficial owner of these shares.

(9)
Includes $2,361,013 to be paid for 37,417 shares owned by Charles E. Cobb, Jr.'s wife. Mr. Cobb denies he is the beneficial owner of these shares.

(10)
Includes $26,187 to be paid for 415 shares owned by Brian L. Bilzin's wife and $88,656 to be paid for 1,405 shares owned by Brian L. Bilzin's sons. Mr. Bilzin denies he is the beneficial owner of these shares.

The Special Committee

        The Special Committee consists entirely of independent directors who are not (and have not been in the past) officers or employees of, or consultants to, LNR, or the Cerberus Entities. The members of the Special Committee are Stephen E. Frank (chair), James Carr and Charles E. Cobb, Jr. Each member of the Special Committee is entitled to be reimbursed for all expenses incurred in connection with his service on the Special Committee, and each member has been or will be paid, in consideration of his service on the Special Committee, a fee of $25,000. The fees payable to the Special Committee members are not contingent upon the completion of the merger.

        None of the members of the Special Committee will have a continuing role, as director or otherwise, with LNR following the merger.

        Each of the members of the Special Committee holds shares of LNR common stock and options to acquire shares of LNR common stock. Details of those holdings, and of the amount each Special Committee member will receive for those holdings on completion of the merger, are provided above under "Special Factors—Interests of LNR's Directors and Executive Officers—Merger Consideration to be Received by Directors and Executive Officers of LNR." Options held by Special Committee members and others that are not yet exercisable will be treated as vested for purposes of payment of the merger consideration.

Stuart A. Miller

        Stuart A. Miller and other members of the Miller family own a total of 210,000 shares of common stock and 9,071,164 shares of Class B common stock. They will receive a total of $586 million with regard to those shares as a result of the merger. In addition Stuart A. Miller holds options to purchase 199,855 shares of common stock for a total of $6.2 million. He will receive $6.4 million with regard to those options as a result of the merger. Also, Stuart A. Miller will receive $4.0 million, before tax reimbursement, as a result of the merger under a change in control agreement entered into in April 2004. The tax reimbursement may be as high as $2.5 million.

        The Miller family owns approximately 31.0% of LNR's outstanding shares, which, because they consist primarily of Class B common stock, give the Miller family approximately 77.2% of the voting power.

        At the request of Cerberus, Stuart Miller has agreed to purchase a 20.4% interest in Riley Holdings for $150 million. The price per common and preferred unit of ownership Stuart Miller will pay for his interest in Riley Holdings will be the same price per unit of ownership that will be paid by other purchasers of interests in connection with the funding of Riley Holdings. The $150 million Stuart Miller will pay for a 20.4% interest in Riley Holdings will be approximately 25.6% of the $586 million of merger consideration Stuart Miller and the other members of the Miller family will receive for the approximately 31.0% of our stock that they own (at $63.10 per share). However, it is anticipated that subsidiaries of Riley Holdings will borrow a substantial amount of the approximately $2.04 billion of merger consideration that will be paid to our stockholders and with regard to options, conversion rights and other rights to acquire our stock, and that immediately following the effective time of the merger, Riley Holdings and its subsidiaries (including us) will have consolidated indebtedness for borrowed money totaling approximately $2.75 billion, compared with our indebtedness for borrowed money at August 31, 2004 of $1.68 billion. Immediately following the merger, the equity value of Riley Holdings will be $734 million, compared with the approximately $2.04 billion value given in the merger to our stock and the other equity interests in us. Stuart Miller's interests in Riley Holdings will be subject to transfer restrictions and Riley Holdings will have a right of first refusal on any proposed transfer of the interests. The interests also will include the right under some circumstances to include Mr. Miller's shares in sales by other investors ("tag-along rights") and will subject them to the obligation under certain circumstances to include their interests in sales by other investors ("drag-along rights"). In addition, Stuart Miller will be entitled to preemptive rights and registration rights.

        One of the conditions to Riley Holdings' and Riley Acquisition's obligations under the merger agreement is that, to the extent required by their lenders, each joint venture, partnership, limited liability company or similar agreement to which we or any of our subsidiaries is a party be modified to permit us or our subsidiary to pledge our interests in the entity, and to permit our interests to be sold on foreclosure. The agreements governing almost all the entities of which Lennar Corporation and we each own 50% including LandSource Community Developments LLC (which owns a number of properties in California and elsewhere in the United States and which owns The Newhall Land and Farming Company, L.P., which, in turn, owns approximately 48,000 acres of real estate in California, including approximately 30,000 acres in two planned communities in northern Los Angeles County), prohibits transfer or pledging of the ownership interests until specified dates, or unless the other owner consents. If Riley Holdings' lenders require that we pledge our interests in any of those entities, it will be necessary for Lennar Corporation to consent to the pledges requested by the lenders or to agree to amend the agreements governing the entities so they permit those pledges. Stuart A. Miller is the chief executive officer of Lennar Corporation and the Miller family owns a near majority voting interest in it. Under Lennar's by-laws, the consents or amendments probably will have to be approved by a Lennar board committee consisting entirely of directors who are not officers or employees of Lennar or its subsidiaries and have no relationship with us.

The Voting Agreement

        Stuart A. Miller and other members of the Miller family have signed an agreement with Riley Holdings dated August 29, 2004, to vote in favor of the transaction. However, if our Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Holdings, if there is one, the Miller family voting agreement will terminate unless particular members of the Miller family agree within five days to continue it in effect as to them.

Change in Control Agreements

        LNR entered into change in control agreements with each of Stuart A. Miller, Jeffrey P. Krasnoff, Robert B. Cherry, Ronald E. Schrager, Mark A. Griffith, David O. Team and Shelly Rubin that were not signed by us until late April 2004, less than two weeks before Cerberus submitted its initial proposal. However in March 2002, before we terminated our initial effort to find somebody to make an investment in, or to purchase us, Frederic W. Cook & Co., an independent compensation consulting firm, had submitted to us for consideration a proposed structure for our entering into change in control agreements with eight members of our senior management, including all seven of the people with whom we eventually did enter into change in control agreements, and in October 3, 2003, Frederic W. Cook & Co. made a recommendation to our Board of Directors regarding change in control agreements with those seven people. The change in control agreements were approved by the unanimous vote of all the members our Board of Directors, including all our independent directors, other than Stuart A. Miller and Jeffrey Krasnoff, who abstained from voting because they would be receiving change in control agreements. Each change in control agreement provides that if a Change in Control (as defined in the agreement) occurs and the executive remains an employee of LNR until the date of the Change in Control, or if the executive's employment is terminated within one year prior to the date of the Change in Control either by LNR without cause (as defined in the agreement) or by reason of the executive's death, the executive will be entitled to a "change in control payment" in addition to any other benefits to which he or she is entitled. The amount of an executive's change in control payment will be equal to (a) all accrued salary not yet paid by LNR to the executive, (b) all deferred bonuses earned by the executive, (c) a pro-rata bonus for the fiscal year in which the Change in Control occurs, (d) three times the highest annual salary paid to the executive during the 24 month period immediately preceding the date of the Change in Control plus (e) three times the greater of (1) the full bonus that would have been earned by the executive for the fiscal year in which the Change in Control occurs calculated by annualizing our operating results from the beginning of that fiscal year through the last day of the month preceding the Change in Control and (2) the average of the bonuses earned by the executive in the two fiscal years preceding the Change in Control. In addition, LNR will reimburse the executive for any taxes imposed under Section 280G or 4999 of the Internal Revenue Code to which the executive becomes subject with regard to the change in control payment plus any federal, state or local taxes on such reimbursements to the extent that such reimbursements constitute income to the executive. Also, if the executive terminates his or her employment within 6 months after the date of the Change in Control, LNR will continue to cover the executive and his or her family under LNR's health and dental insurance for a period of three years and will pay reasonable expenses related to outplacement services for the executive, up to a maximum of $30,000. Prior to any payments under the change in control agreements, the executives must execute and deliver to us a release and the executives are subject to non-competition and non-solicitation provisions.

        Consummation of the merger will trigger the right to receive a change in control payment under each of the change in control agreements. The total amount of all the change in control payments (before tax reimbursement) will be approximately $25.6 million, and an additional amount of approximately $15.2 million will be paid for tax reimbursement.

        Of these, change in control payments and possible tax reimbursement will be paid to Stuart Miller and the Management Investors as follows:

Name	Change in Control Payment	Possible Tax Reimbursement
Stuart A. Miller	$4.0 million	$2.5 million
Jeffrey P. Krasnoff	6.0 million	3.6 million
Ronald E. Schrager	3.4 million	2.0 million
Robert B. Cherry	3.4 million	2.0 million
Mark A. Griffith	3.1 million	1.5 million
David O. Team	3.4 million	2.1 million

        In addition to the change in control payments, consummation of the merger will accelerate the executives' rights to bonuses totalling approximately $5.0 million that have been earned but, absent a change in control, would not be payable until future years.

Management Investors

        The Management Investors own a total of 668,556 shares of common stock, have a right to receive 481,325 shares under our 2003 Non-Qualified Deferred Compensation Plan and hold options or are obligated under stock purchase agreements, to purchase a total of 797,377 shares of common stock for a total of $24.2 million. They will receive a total of $72.6 million with regard to the shares and the right to receive shares under our 2003 Non-Qualified Deferred Compensation Plan, and $26.1 million with regard to the options and share purchase agreements, as a result of the merger. Also, the Management Investors will receive a total of $19.3 million, before tax reimbursement, as a result of the merger under change in control agreements entered into in April 2004. The tax reimbursement may be as high as $11.2 million.

        At the request of Cerberus, the Management Investors have agreed to purchase interests in Riley Holdings totaling 4.6% for a total of $34 million. The price per unit of ownership the Management Investors will pay for their interests in Riley Holdings will be the same price per unit of ownership that will be paid by other purchasers of interests in connection with the funding of Riley Holdings. The following table sets forth the amount each of the Management Investors expects to invest in Riley Holdings, and the percentage of the equity each of the Management Investors expects to receive.

Management Investor	Amount to Be Invested	Percentage of Riley Holdings Equity to Be Purchased
Jeffrey P. Krasnoff	$15 million	2.0%
Ronald E. Schrager	$5 million	0.7%
Robert B. Cherry	$5 million	0.7%
Mark A. Griffith	$4 million	0.5%
David O. Team	$5 million	0.7%

Total	$34 million	4.6%

        Each Management Investor may satisfy all or a portion of his investment commitment to Riley Holdings by exchanging options or rights under stock purchase agreements with LNR for options to purchase restricted and non-restricted strips of membership interests, comprised 95% of preferred equity units and 5% of common equity units, in Riley Holdings.

        The common equity units will entitle the holders to vote, while the preferred units will not have any voting rights. Distributions payable to the equity holders will be paid first to the holders of the preferred units until they have received an amount equal to the amounts they paid for the preferred units plus a 10% per annum return on their units, and thereafter to the holders of the common units.

Riley Holdings may elect to redeem any or all of the preferred units at any time and from time to time, and the holders of the preferred units may require Riley Holdings to redeem all of the preferred units on the eleventh anniversary of the merger date, for a redemption price equal to the amount paid by the holders for those units plus any unpaid preferred return on them.

        The $34 million the Management Investors will pay for a 4.6% interest in Riley Holdings will be substantially less than the $42.2 million of merger consideration they will receive for the approximately 2.2% of our stock that they own or the $72.6 million they will receive for those shares and for the shares that will be issued to them under our 2003 Non-Qualified Deferred Compensation Plan. However, it is anticipated that subsidiaries of Riley Holdings will borrow a substantial amount of the approximately $2.04 billion of merger consideration that will be paid to our stockholders and with regard to options, conversion rights and other rights to acquire our stock, and that immediately following the effective time of the merger, Riley Holdings and its subsidiaries (including us) will have consolidated indebtedness for borrowed money totaling approximately $2.75 billion, compared with our indebtedness for borrowed money at August 31, 2004 of $1.68 billion. Therefore, the equity value of Riley Holdings immediately after the merger will be $734 million, compared with approximately $2.04 billion value given in the merger to our stock and the other equity interests in us.

        On August 29, 2004, each of the Management Investors entered into a commitment letter with Riley Holdings that sets forth the terms of his equity investment in Riley Holdings as well as the terms of his employment with Riley Holdings after the merger. Although the price per common and preferred unit of ownership the Management Investors will pay for their units in Riley Holdings will be the same price per common and preferred unit of ownership that will be paid by other purchasers of units in Riley Holdings, the Management Investors' units of Riley Holdings will be restricted. In addition, Riley Holdings will issue to the Management Investors, concurrently with the consummation of the merger, profit interest units entitling them to 10% of the operating profits and appreciation of Riley Holdings, 30% of which will be issued to Jeffrey P. Krasnoff, 20% of which will be issued to Robert B. Cherry, 20% of which will be issued to Ronald E. Schrager, 20% of which will be issued to David O. Team and 10% of which will be issued to Mark A. Griffith. Riley Holdings will also establish a program to grant profit interest units entitling holders to an additional 10% of the operating profits and appreciation of Riley Holdings to employees, 40% of which will be granted to the Management Investors within one year following the date of the merger, and 30% of which will be granted to other employees of Riley Holdings upon recommendation by the Management Investors, each within one year following the date of the merger. Neither the total number of units, nor the number of units that will constitute a specified percentage of all the profit interest units, has been decided. There is no limit on the total amount that may be paid to holders of profit interest units or on the amount that may be paid to any individual holder of profit interest units. The profit interest units will vest 10% on each six month anniversary of the date of issuance, except that all of the profit interest units will vest upon a change in control of Riley Holdings.

        Upon a Management Investor's termination of employment for any reason, Riley Holdings will have the right to repurchase the units of that Management Investor and the Management Investor will have the right to cause Riley Holdings to repurchase his units. However, if the termination of employment is a voluntary termination by the Management Investor or a termination by Riley Holdings for cause, (a) if the termination is within the first three years after the merger, the purchase price will be only 50% of the value of the units, (b) if it is during the fourth year after the merger, the purchase price will be only 75% of the value of the units, and (c) if it is during the fifth year after the merger, the purchase price will be only 85% of the value of the units. If Riley Holdings does not repurchase the units, Cerberus and the Miller family will each have the right to purchase their pro rata portion of such units.

Employment Agreements

        Prior to the merger, the annual salary of each Management Investor was as follows:

Management Investor	Salary
Jeffrey P. Krasnoff	$500,000
Ronald E. Schrager	350,000
Robert E. Cherry	350,000
Mark A. Griffith	315,000
David O. Team	350,000

        Each Management Investor will enter into an employment agreement with Riley Holdings. The Management Investors did not have employment agreements with LNR. The new agreements with Riley Holdings will become effective at the effective time of the merger and will continue for 5 years. The Management Investors' annual base salaries will be: Jeffrey P. Krasnoff $1.25 million, Ronald E. Schrager $900,000, Robert B. Cherry $900,000, Mark A. Griffith $650,000 and David O. Team $900,000.

        The Management Investors and Riley Holdings will agree upon a bonus plan prior to the consummation of the merger that will be based on achieving cash flow targets in the first two years of the employment terms and achieving EBITDA targets for the remainder of the employment terms. If targets are fully achieved, the bonuses will be 200% of annual base salary. If certain thresholds are not met, the bonuses will be zero.

        Each of the employment agreements will provide that if Holdings terminates a Management Investor without cause or the Management Investor leaves for good reason (as those terms are defined in the employment agreement), the Management Investor will be entitled to (a) accrued and unpaid salary, bonus, vacation and benefits under Riley Holdings' benefits plans, (b) monthly installments of his base salary for the lesser of the remaining term of the employment agreement or 24 months (the "severance period"), (c) annual bonuses for the severance period equal to the bonus paid during the last year of employment and (d) health benefits under Riley Holdings' benefit plans for the severance period. However, if a Management Investor is terminated for cause or leaves without good reason, the Management Investor will only be entitled to accrued salary and benefits. The Management Investors have agreed not to compete with Riley Holdings, and not to solicit Riley Holdings' employees, during the terms of their employment and for 24 months after that. In the event that any remaining term is less than 24 months or, upon expiration of the term, the severance provisions described above shall continue for the duration of the applicable non-competition and non-solicitation period.

Management of the Surviving Corporation

        Following the merger, LNR's existing management, other than Stuart A. Miller and Shelly Rubin (LNR's Chief Financial Officer), will remain in place. Following the merger, Jeffrey P. Krasnoff will be the Chief Executive Officer and President of the surviving corporation (as well as the President of Riley Holdings), Ronald E. Schrager will be the Vice President and Chief Operating Officer of the surviving corporation, Robert B. Cherry will be the Vice President and Chief Investment Officer of the surviving corporation, Mark A. Griffith will be the Vice President and President of the European Operations of the surviving corporation and David O. Team will be the Vice President and President of the United States Commercial Property Group of the surviving corporation. Riley Holdings will deliver a schedule to us not less than five days prior to the special meeting that will list the individuals that will be the directors of the surviving corporation.

Indemnification and Insurance

        LNR's certificate of incorporation contains a provision that eliminates the personal liability of LNR's directors to LNR or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to LNR or its stockholders). LNR's bylaws include provisions for indemnification of LNR's officers, directors, employees and agents in actions (other than for liability to LNR in an action by or in the right of LNR) if the applicable person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of LNR and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

        The merger agreement provides that LNR as the surviving corporation will not, and will cause its subsidiaries not to, amend or modify for at least six years after the date of the merger agreement, any obligations of LNR or its subsidiaries to indemnify current and former directors, officers or employees of LNR or its subsidiaries with respect to matters which occur at or prior to the effective time of the merger. LNR as the surviving corporation must maintain in effect for not less than six years after the effective time of the merger, with respect to occurrences prior to the effective time of the merger, directors and officers' liability insurance policies which are no less favorable than LNR's policies in effect on the date of the merger agreement, or obtain a prepaid insurance and indemnification policy covering that period, to the extent that insurance is available at an aggregate annual cost not exceeding 150% of the cost of the insurance for the policy year that includes the date of the merger agreement.

THE SPECIAL MEETING

Time and Place; Mailing

        We are furnishing this proxy statement, together with the accompanying notice of special meeting and form of proxy, to the stockholders of LNR as part of the solicitation of proxies by our Board of Directors for use at the special meeting of stockholders to be held at The South Beach Marriott, 161 Ocean Drive, Miami Beach, Florida 33139 on January 31, 2005, at 10:00 a.m. Miami, Florida time, or at any adjournments or postponements of that meeting.

        We are mailing this proxy statement and the accompanying form of proxy on or about January 3, 2005 to all stockholders entitled to notice of and to vote at the special meeting.

Matters to be Considered at the Special Meeting

        At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. If the requisite number of votes are cast in favor of the proposal and certain other conditions are satisfied or waived, Riley Acquisition will be merged into LNR with LNR being the surviving corporation. At the effective time of the merger, each share of LNR common stock or Class B common stock that is outstanding will be converted into the right to receive $63.10 in cash, without interest, except for:

  •
  shares for which appraisal rights have been perfected under Section 262 of the DGCL, the holders of which will be entitled to receive the fair value of those shares, as determined by the Delaware Chancery Court; and

  •
  shares held in the treasury of LNR or held by any direct or indirect wholly-owned subsidiary of LNR or Riley Acquisition, which will be cancelled without payment.

        At the special meeting, the stockholders may also be asked to vote on a proposal to approve the adjournment of the special meeting in order to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Voting Information

        Only holders of record of our common stock and our Class B common stock at the close of business on December 15, 2004 will be entitled to notice of and to vote at the special meeting. At that time, 19,948,483 shares of our common stock and 9,769,248 shares of our Class B common stock were outstanding. A list of our stockholders of record will be available for inspection by any stockholder, for any purpose germane to the special meeting, at our principal executive offices during regular business hours during the ten days preceding the special meeting and also will be available for inspection at the special meeting.

        The merger agreement must be adopted by the affirmative vote of holders of shares entitled to a majority of the votes that can be cast with regard to the proposal to adopt it. The holders of the common stock and the Class B common stock will vote together, as though they were a single class. Holders of the common stock can cast one vote per share and holders of the Class B common stock can cast ten votes per share. Brokers who hold shares in "street name" for clients will not be able to vote those shares with regard to adoption of the merger agreement without specific instructions from the beneficial owners of the shares. Accordingly, if a beneficial owner of shares held of record by a broker does not give directions as to how the shares are to be voted, those shares will be treated on any proxy card submitted by the broker as "broker non-votes" (i.e., shares as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner). Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as votes against adoption of the merger agreement. If you want to vote in favor of adopting the merger agreement and you hold any of your shares in street name, it is very important that you direct your broker to vote your shares "FOR" the adoption of the merger agreement, and that you give those instructions early enough so they can be carried out.

        As of the Record Date, the Miller family owned an aggregate of 9,071,164 shares of our Class B common stock and 210,000 shares of our common stock, which gives them the power to cast approximately 77.2% of the votes that can be cast at the special meeting. The Miller family has agreed to vote in favor of the proposal to adopt the merger agreement. However, if the Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Holdings, if there is one, the Miller family voting agreement will terminate unless particular members of the Miller family agree within five days to continue it in effect as to them. If the Miller family votes for the proposal to adopt the merger agreement, that proposal will be approved even if no other stockholders vote in favor of it.

        At December 15, 2004, the executive officers and directors of LNR, in addition to Stuart A. Miller, owned an aggregate of 1,258,206 shares of our common stock, which gives them the power to cast, in total, 1.1% of the votes that can be cast at the meeting. Those executive officers and directors have informed us that they intend to vote their shares of LNR common stock in favor of the adoption of the merger agreement, unless our Board or the Special Committee withdraws or adversely modifies its recommendation.

        Proxies will be voted in accordance with the instructions on them. A signed and dated proxy that does not contain any voting instructions, will be voted "FOR" adoption of the merger agreement and will be treated as a grant of authority to the persons named in the proxy to vote in favor of any motion to adjourn the special meeting. Our Board of Directors does not know of any other matters that will be presented for a vote at the special meeting. If any other matters are presented, the proxy holders will vote the shares represented by proxies in the way the proxy holders deem appropriate.

Quorum

        The presence, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of our common stock and Class B common stock taken together is necessary to constitute a quorum for the transaction of business at that meeting.

Proxies; Revocation

        Any person giving a proxy has the power to revoke it at any time before it is voted. It may be revoked by submitting a written notice of revocation to our Secretary, Zena M. Dickstein, at our executive offices located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, or by submitting a duly executed proxy bearing a later date. There is no required form of the notice of revocation. However, a revocation must be executed by, or on behalf of, the record holder of the shares and it must reasonably inform us of the identity of the stockholder and the intention of the stockholder to revoke his or her proxy. To be effective, a notice of revocation or later-dated proxy must actually be received before the special meeting. Also, if a stockholder who has given a proxy attends the special meeting, the proxy will be revoked as to any matter with regard to which the stockholder votes in person at the meeting. A stockholder's attendance at the special meeting will not, by itself, revoke a proxy given by that stockholder. If a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain a proxy from the record holder.

        Please do not send in stock certificates at this time. If the merger is completed, we will distribute instructions regarding the procedures for exchanging your stock certificates for the $63.10 per share cash payment to which stockholders will be entitled.

Expenses of Proxy Solicitation

        We will be responsible for the fees and expenses associated with the filing, printing and mailing of this proxy statement and the accompanying proxy solicitation materials.

        We plan to engage the services of MacKenzie Partners, Inc. to solicit proxies and to assist in the distribution of proxy materials for the special meeting. We expect to pay MacKenzie a fee of approximately $8,500 plus reasonable out-of-pocket expenses and to indemnify MacKenzie against certain liabilities and expenses, including liabilities under the federal securities laws.

        We will ask banks, brokerage firms, fiduciaries and other custodians and nominees to forward our proxy solicitation materials to the beneficial owners of the shares of our common stock they hold of record. We will reimburse these record holders for customary clerical and mailing costs incurred by them in forwarding the materials to their customers. Proxies also may be solicited by telephone, telegram, electronic mail or in person by directors, officers or other regular employees of LNR. No additional compensation will be paid to directors, officers or other regular employees for these solicitations.

Adjournment

        We are seeking discretionary authority to vote to adjourn the special meeting. In particular, the persons named in the proxies are expected to exercise this authority if it appears that additional time is needed to solicit sufficient votes to cause the merger agreement to be adopted. Because the Miller family holds shares with sufficient voting power so that, if their shares are voted in favor of adopting the merger agreement, it will be adopted, and if their shares are not voted in favor of adopting the merger agreement, it will not be adopted, it is unlikely that the special meeting will be adjourned to permit solicitation of additional votes. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, with the approval of the holders of a majority in voting power of the shares of our common stock and Class B common stock that are present in person or represented by proxy at the special meeting, whether or not a quorum exists.

        No proxies voted against approval of the proposal to adopt the merger agreement will be voted in favor of adjournment for the purpose of soliciting additional proxies.

        If we adjourn the special meeting to a later date, we will issue a press release in which we announce the adjournment, as well as the date, time and location of the adjourned special meeting.

Appraisal Rights

        Stockholders who do not vote in favor of adoption of the merger agreement, and who otherwise fully comply with the procedures specified in Section 262 of the Delaware General Corporation Law summarized elsewhere in this proxy statement and contained in Appendix C, will be entitled to seek the appraised value of their LNR common stock. See "Appraisal Rights" beginning on page     .

ESTIMATED FEES AND EXPENSES OF THE MERGER

        Absent special circumstances, whether or not the merger is completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses (including our paying the fees and expenses of the filing, printing and mailing of this proxy statement). However, under the circumstances described in "The Merger Agreement—Termination of the Merger Agreement; Break-up Fees; Expense Reimbursement," we will reimburse Riley Holdings for its expenses and, under some circumstances, pay it a termination fee equal to the excess of $75 million over the amount paid as expense reimbursement.

        Fees and expenses incurred and to be incurred by us in connection with the merger are estimated at this time to be as follows:

Description	Amount
Filing fees	$247,111
Legal, accounting and financial advisors' fees and expenses	5,000,000
Printing, mailing and solicitation costs	185,000
Special Committee	75,000
Proxy solicitor fees	8,500
Miscellaneous expenses	34,389

Total	$5,550,000

        These expenses will not reduce the $63.10 per share merger consideration to be received by our stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material U.S. federal income tax consequences of the merger. This summary does not purport to be comprehensive; it does not describe all potentially relevant tax considerations. The discussion in respect of tax consequences for stockholders applies only to stockholders who do not exercise statutory appraisal rights and who hold shares of LNR stock as capital assets. The discussion may not be fully applicable to stockholders who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as financial institutions or tax-exempt organizations.

        The material U.S. federal income tax consequences set forth below are based on the Code, Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions, as in effect at the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Because individual circumstances may differ, you are urged to consult your own tax advisor to determine the extent to which the rules discussed below apply to you and to determine the particular tax effects of the merger on your situation, including the application and effect of state, local and foreign tax laws.

        For purposes of the following discussion, a "U.S. person" means a person that, for U.S. federal income tax purposes, is:

  •
  a citizen or individual resident of the United States;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its states (including the District of Columbia);

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

        A "non-U.S. person" means an individual or entity other than a U.S. person.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds LNR stock or options on LNR stock, the U.S. federal income tax consequences of the merger for a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership owning LNR stock or options on LNR stock should consult its own tax advisors regarding the U.S. federal income tax consequences of the merger.

Tax Consequences for U.S. Persons

        Unaffiliated Stockholders.    The receipt by a stockholder of cash for LNR common stock as a result of the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder that is a U.S. person will recognize gain or loss for U.S. federal income tax purposes at the effective date of the merger in an amount equal to the difference between the cash received by the stockholder as a result of the merger and the stockholder's adjusted tax basis in the shares of LNR common stock that are converted into cash by the merger. That gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the effective date of the merger, the shares of LNR common stock are considered to have been held for more than one year. There are limitations on the deductibility of capital losses.

        Management Investors.    In general, a Management Investor who is a U.S. person and has vested LNR common stock converted into cash by the merger will recognize capital gain or loss in the same way as an unaffiliated stockholder, as described above. If options to purchase LNR common stock that are held by a Management Investor who is a U.S. person are converted into cash by the merger, the Management Investor generally will recognize ordinary income equal to the amount of cash received, and the cash payment otherwise due will be subject to tax withholding. If a Management Investor exchanges vested LNR common stock for interests in Riley Holdings, that exchange is intended to be tax-free (i.e., not to result in the immediate recognition of taxable income) for the Management Investor. A Management Investor who exchanges LNR common stock or options to purchase LNR common stock for interests in Riley Holdings should consult the Management Investor's own tax advisor as to the consequences of such an exchange in the Management Investor's particular circumstances.

        The Miller Family.    A member of the Miller family who is a U.S. person and whose LNR common stock or Class B common stock is converted into cash by the merger generally will recognize capital gain or loss in the same way as an unaffiliated stockholder, as described above. If a member of the Miller family exchanges LNR common stock or Class B common stock for interests in Riley Holdings, that exchange is intended to be tax-free for the family member. Members of the Miller family who exchange LNR common stock or Class B common stock for interests in Riley Holdings should consult their own tax advisors as to the consequences of such an exchange in their particular circumstances.

Tax Consequences for Non-U.S. Persons

        Subject to the discussion of backup withholding below, an LNR stockholder that is a non-U.S. person generally will not be subject to U.S. federal income tax with respect to any gain recognized on conversion of LNR common stock into cash by the merger, unless:

  •
  such gain is effectively connected with a trade or business that the stockholder conducts in the United States;

  •
  the stockholder is an individual who has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied; or

  •
  the stockholder's LNR common stock constitutes a "U.S. real property interest" (as defined in the Code).

        LNR common stock owned by a non-U.S. person generally will not constitute a "U.S. real property interest" if the person has not held more than 5% of our common stock at any time during the five-year period ending on the effective date of the merger. A non-U.S. person who held more than 5% of our common stock at any time within that period may have to pay U.S. federal income tax on a net-income basis at rates of up to 35% on any gain recognized on the conversion of those shares into cash by the merger and may be subject to tax withholding. Any such non-U.S. person is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of the merger.

Backup Withholding and Information Reporting

        Payments in connection with the merger may be subject to "backup withholding" at a 28% rate. Backup withholding and information reporting generally will apply if a stockholder fails to furnish the stockholder's social security number or other taxpayer identification number and to certify that that number is correct. Each stockholder should complete and sign the Form W-9 or Form W-8, as appropriate, that will be included as part of the letter of transmittal sent to the stockholders, unless an exemption from backup withholding applies and is established in a manner satisfactory to us. Backup withholding is not an additional tax, but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain types of persons generally are exempt from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.

        LNR urges you to consult your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger to you.

Tax Consequences for LNR

        The merger will not be a taxable event, and therefore will not result in gain or loss for Federal corporate income tax purposes, to LNR. However, the transactions described under "Special Factors—Effects of the Merger—Expected Post-Merger Restructuring" may, if they are undertaken, result in recognition of gain or loss with regard to a number of assets.

Tax Consequences for Riley Holdings and its subsidiaries

        The merger will not be a taxable event to Riley Holdings or Riley Mezzanine.

ACCOUNTING TREATMENT OF THE MERGER

        The merger will be accounted for as a purchase of us for the amount equal to the merger consideration being paid to our stockholders plus the additional amounts being paid for equity interests in us (including amounts being paid with regard to options, conversion rights or other rights to acquire our stock). This purchase price will be allocated to our assets (including the assets of our subsidiaries) up to their respective fair market values at the effective time of the merger, and the allocated sums will become the book values of those assets at that time. Any amount by which the purchase price exceeds the fair market values of our assets will be reflected on our balance sheet as goodwill. We will review the carrying value of the goodwill annually or more frequently if events or changes in circumstances indicate that the goodwill might be impaired, and if we determine that it has been impaired, we will reduce the carrying value of the goodwill to its estimated fair value and will recognize the amount of the reduction in carrying value as a loss.

LITIGATION RELATING TO THE MERGER

        In September 2004, three persons who asserted that they were our stockholders filed purported class action lawsuits against us and our directors in the Court of Chancery of the State of Delaware in and for New Castle County:

  •
  Eastside Investors, LLP, on behalf of itself and others similarly situated, v. Brian L. Bilzin, Connie Mack, James M. Carr, Steven J. Saiontz, Edward Thaddeus Foote, II, Charles E. Cobb, Jr., Jeffrey P. Krasnoff, Stuart A. Miller, Stephen E. Frank and LNR Property Corporation (Filing ID 4126673),

  •
  Aaron L. Brody, individually, and on behalf of all others similarly situated, v. Brian L. Bilzin, Connie Mack, James M. Carr, Steven J. Saiontz, Edward Thaddeus Foote, II, Charles E. Cobb, Jr., Jeffrey P. Krasnoff, Stuart A. Miller, Stephen E. Frank and LNR Property Corporation (Filing ID 4127729), and

  •
  George Caton v. Stuart A. Miller, Jeffrey P. Krasnoff, Brian L. Bilzin, Connie Mack, James M. Carr, Steven J. Saiontz, Edward T. Foote, II, Charles E. Cobb, Jr., Stephen E. Frank and LNR Property Corporation (Filing ID 4138265).

        These cases have been consolidated under the name In Re LNR Property Corp. Shareholder Litigation (Consolidated C.A. No. 674-N). LNR and the other defendants in the Delaware consolidated actions have filed answers and the parties are presently engaged in discovery. The Florida litigation has been stayed pending resolution of the Delaware cases.

        In addition, one person who asserted that she was our stockholder filed a purported class action lawsuit against us and our directors in the 11th Judicial Circuit in and for Miami-Dade County, Florida (Case Number 04-18841 CA25): Carol Heyman, individually and on behalf of all others similarly situated, v. LNR Property Corp., Stuart A. Miller, Charles E. Cobb, Jr., Connie Mack, III, Stephen E. Frank, Edward T. Foote, II, Jeffrey P. Krasnoff, Brian L. Bilzin, Steven J. Saiontz and James M. Carr.

        Each of these lawsuits alleges, among other things, that the terms of the transaction with the Cerberus entities are unfair to our stockholders, that the consideration to be paid to our stockholders is inadequate, and that our Board of Directors breached its fiduciary duties to our stockholders. Each of them states that the allegedly unfair terms and inadequate consideration were intended to benefit the Miller family through their investment in Riley Holdings. Some of the lawsuits allege that the transaction benefits certain members of management to the detriment of our shareholders due to management's ownership of 4.6% of the acquiring company, certain of our officers' continuing as officers of the acquiring company and the receipt by certain officers of change in control payments.

        Each of these lawsuits seeks declaratory and injunctive relief and monetary damages including, but not limited to:

  •
  a declaration that the lawsuit is properly maintainable as a class action;

  •
  a grant of preliminary and permanent injunctive relief against consummation of the merger; or

  •
  in the event the merger is consummated, a rescission of the merger or an award of rescissory damages to the shareholders.

CERTAIN REGULATORY MATTERS

        LNR and Riley Holdings do not believe that any governmental filings are required with respect to the merger other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware, (ii) filings with the Securities and Exchange Commission and the New York Stock Exchange, (iii) a filing with the United States Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) the filing of an application to the California Public Utilities Commission ("CPUC") for authorization of Riley Holdings to acquire indirect control over Valencia Water Company. On September 29, 2004, LNR and Riley Holdings each filed a Notification and Report Form with the Federal Trade Commission. On October 14, 2004, LNR and Riley Holdings were advised by the Federal Trade Commission and the United States Department of Justice (which also reviews filings under the Hart-Scott-Rodino Act) that the waiting periods under the Hart-Scott-Rodino Act had been terminated.

        Despite the termination of waiting periods under the Hart-Scott-Rodino Act, the Department of Justice or the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under the antitrust laws at any time before it takes place or to compel rescission or divestiture at any time subsequent to the merger.

        LNR owns a 50% interest in NWHL Investment LLC, a limited liability company that indirectly owns 100% of Valencia Water Company. Lennar Corporation (of which Stuart A. Miller is president and chief executive officer) owns the other 50% interest in NWHL Investment LLC. Valencia is authorized by the California Public Utilities Commission to provide water to customers in a portion of California where a subsidiary of NWHL Investment LLC (which is the direct shareholder of Valencia) has significant land holdings. LNR, Riley Holdings, Cerberus and Valencia Water Company have filed an application with the CPUC for authorization of Riley Holdings and Cerberus to acquire indirect control of Valencia Water Company. However, if necessary to permit the merger to take place before the CPUC acts on the application, LNR may agree to relinquish the right to participate in any limited liability company decisions regarding Valencia Water Company until the CPUC approves the application, or informs LNR that such approval is not required.

APPRAISAL RIGHTS

        Under Delaware law, if you do not wish to accept the merger consideration of $63.10 per share in cash as provided in the merger agreement, you have the right to demand appraisal and be paid in cash the fair value of your shares as determined in an appraisal proceeding conducted by the Delaware Court of Chancery. In order to exercise appraisal rights you must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached as Appendix C.

        Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with that notice. This proxy statement constitutes our notice to you, as required by Section 262, of the availability of appraisal rights in connection with the merger.

        If you want to demand appraisal of your shares, you must satisfy all of the following conditions:

  •
  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of the adoption of the merger agreement at the special meeting. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares voted in favor of adoption and will nullify any previously filed written demand for appraisal with regard to those shares.

  •
  You must continuously hold your shares from the date you make the demand through the effective time of the merger. Even if you are the record holder of shares of common stock on the date the written demand for appraisal is made, if you transfer those shares before the effective time of the merger, you will lose any right to appraisal in respect of those shares.

        If you fail to comply with all of these conditions and the merger takes place, you will be entitled to receive the $63.10 per share merger consideration for any shares of LNR common stock you hold at the effective time as provided for in the merger agreement, but you will not have appraisal rights with regard to your shares.

        All demands for appraisal must be delivered to: Secretary, LNR Property Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139 before the vote on the merger agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of LNR common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder of record to demand appraisal of his or her shares.

        To be effective, a demand for appraisal by a holder of LNR common stock must be made in the name of the registered holder as the stockholder's name appears on his or her stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not hold the shares of record. If you do not hold your shares in your own name and you wish to exercise appraisal rights, you must have the registered owner submit the required demand in respect of those shares.

        If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, a demand for appraisal must be executed in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed on behalf of all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right with respect to shares held for other beneficial owners. In such a case, the written demand must state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of our stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures to cause that nominee to make a demand for appraisal.

        Within ten days after the effective date of the merger, we must give written notice that the merger has become effective to each stockholder who properly and timely filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. Within 120 days after the effective time of the merger, either we or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on LNR in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. During this 120-day period a dissenting stockholder is entitled, upon written request to LNR, to a statement setting forth the aggregate number of shares not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. Such statement must be mailed (i) within 10 days after the written request therefor has been received by us or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later. We have no obligation nor any intention to file a petition seeking a determination of the fair value of shares held by stockholders entitled to appraisal. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

        Under the merger agreement, we have agreed to give Riley Holdings notice of any demands for appraisal we receive and to provide Riley Holdings the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. We have agreed that we will not, without the prior written consent of Riley Holdings, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

        At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration of $63.10 per share for his or her shares of our common stock. Thereafter, a stockholder may withdraw a demand for appraisal only with the written approval of LNR and no appraisal proceeding in the Court of Chancery may be dismissed without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we will be obligated to provide the Chancery Court within 20 days after we receive service of a copy of the petition with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with us as to the value of their shares. After notice to stockholders who have demanded appraisal, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and therefore have become entitled to the appraisal rights provided by that Section. The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation on them of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of that value, with interest (if any) from the effective time if the Chancery Court determines that is appropriate, to the stockholders upon surrender of the certificates representing the shares.

        In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The fair value of the shares determined under Section 262 could be more or less than, or the same as, the $63.10 per share you would receive under the merger agreement if you did not seek appraisal of your shares. Investment bankers' opinions are not opinions as to fair value under Section 262.

        Costs of the appraisal proceeding may be imposed by the Chancery Court upon us or upon the stockholders who participate in the appraisal proceeding, as the court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        Any stockholder who demands appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares, other than with respect to payment of any dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective date, stockholders' rights to appraisal shall cease, and all holders of shares of LNR common stock will be entitled to receive the $63.10 per share merger consideration for such stock in accordance with the merger agreement. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to LNR a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time will require written approval of LNR and (ii) that no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just.

        The foregoing is a summary of the material provisions of the Delaware statute regarding the procedures for a stockholder to perfect the stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the Delaware General Corporation Law contained in Appendix C, because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        In view of the complexity of Section 262, any stockholder who may want to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law can result in the loss of a stockholder's statutory appraisal rights.

THE MERGER AGREEMENT

General

        The merger agreement provides the legal framework for the merger between LNR and Riley Acquisition. The merger agreement provides that, subject to the conditions summarized below, Riley Acquisition will merge with and into LNR. Upon consummation of the merger, Riley Acquisition will cease to exist and LNR will continue as the surviving corporation. It covers, among other things:

  •
  the effective time and effects of the merger;

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  what LNR stockholders will receive;

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  the treatment of outstanding LNR stock options and stock purchase agreements;

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  representations and warranties as to various facts regarding the parties;

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  agreements as to what the parties must do and cannot do prior to the effective time of the merger;

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  conditions that must be fulfilled before each party is obligated to effect the merger; and

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  the circumstances under which the merger agreement may be terminated and the effect of termination, including a termination fee we may have to pay.

        The following briefly summarizes the merger agreement provisions in each of the above categories. For a more complete understanding of the contents of the merger agreement, please see the merger agreement itself, which is attached to this Proxy Statement as Appendix A and is incorporated into this document by reference.

Effective Time

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by the parties. This time is referred to as the "effective time." Unless Riley Holdings and we agree otherwise, Riley Holdings and Riley Acquisition will cause the certificate of merger to be filed with the Secretary of State of Delaware on the third business day after the later of (i) the day on which the merger agreement is adopted by LNR stockholders or (ii) the day on which the conditions to closing of the merger set forth in the merger agreement have been fulfilled or waived, or as soon after that day as is practicable.

        When the merger is completed:

  •
  the certificate of incorporation of LNR as in effect immediately before the effective time will be the certificate of incorporation of the surviving corporation from the effective time until it is subsequently amended;

  •
  the bylaws of LNR as in effect immediately before the effective time will be amended to be in the form attached as an exhibit to the merger agreement and will be the by-laws of the surviving corporation, until they are thereafter altered, amended or repealed;

  •
  the directors listed on a schedule to be delivered by Riley Holdings to LNR will become the directors of the surviving corporation; and

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  the officers listed on a schedule to be delivered by Riley Holdings to LNR will become the officers of the surviving corporation.

Conversion of Securities

        At the effective time of the merger, by virtue of the merger and without any action on the part of any stockholder, Riley Holdings, Riley Acquisition or LNR:

  •
  each share of LNR common stock and Class B common stock that is outstanding immediately before the effective time of the merger (other than shares owned by stockholders who properly seek appraisal rights under Delaware law, shares held by wholly-owned LNR subsidiaries and treasury shares) will be converted into the right to receive $63.10 in cash;

  •
  each share held in the treasury of LNR or owned by any direct or indirect wholly-owned subsidiary of LNR or Riley Acquisition immediately before the effective time of the merger will be cancelled and no payment will be made with respect to any of those shares; and

  •
  each share of common stock of Riley Acquisition that is outstanding immediately before the effective time of the merger will be converted into and become one fully paid and nonassessable share of common stock the surviving corporation.

Stock Options, Stock Purchase Agreements and Convertible Debt

        Immediately prior to the effective time of the merger, each outstanding stock option will become vested and exercisable in full. Each stock option that is outstanding and unexercised at the effective time of the merger will be cancelled and will represent solely the right to receive a sum in cash equal to (A) the amount, if any, by which the merger consideration exceeds the per share exercise price of the option, times (B) the number of shares of LNR common stock issuable upon exercise of the option in full (to the extent it has not already been exercised).

        Immediately prior to the effective time each stock purchase agreement entered into under our Senior Officers Stock Purchase Plan will become the right to receive a sum in cash equal to (A) the amount, if any, by which the merger consideration exceeds the per share purchase price of the shares that are the subject of the stock purchase agreement, times (B) the number of shares of LNR common stock that the employee who is a party to the stock purchase agreement has agreed to purchase under the stock purchase agreement, but has not yet purchased.

        Our 5.5% Contingent Convertible Senior Subordinated Notes due 2023 will become convertible at the effective time and will entitle the holders to receive upon conversion after the effective time, instead of shares of common stock, the merger consideration that is payable with regard to the number of shares of common stock into which the convertible debt is converted.

Payment

        Immediately prior to the effective time of the merger, LNR will deposit the proceeds of the loans from subsidiaries of Riley Holdings and Riley Holdings and its subsidiaries will deposit in trust with the paying agent the balance of the funds to pay the aggregate merger consideration due to the holders of LNR common stock, Class B common stock, stock options, stock purchase agreements and convertible debt. Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each record holder of shares of LNR common stock or Class B common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) or book-entry interests as the case may be in exchange for payment of the merger consideration.

Special Meeting

        As promptly as reasonably practicable, we will hold a special meeting of our stockholders for the purpose of considering and taking action upon the adoption of the merger agreement. LNR has agreed that the proxy statement to be sent to stockholders in connection with the special meeting (i.e., this proxy statement) will contain the recommendation of LNR's Board of Directors and Special Committee that LNR's stockholders vote to adopt the merger agreement. The Board of Directors or the Special Committee can withdraw its recommendation at any time prior to the special meeting if it determines, after consultation with legal counsel, that there is a reasonable likelihood that failing to do so would violate the directors' fiduciary obligations. This could occur because somebody makes a proposal to acquire LNR that the Board of Directors or the Special Committee believes is more favorable to the

LNR stockholders than the transaction with Riley Holdings. However, it could occur for other reasons as well.

Representations and Warranties

        Representations and Warranties of LNR.    The merger agreement contains various representations and warranties made by LNR to Riley Holdings and Riley Acquisition, subject to exceptions for information disclosed to Riley Holdings or for information that is not material. Inaccuracies in the representations and warranties will entitle Riley Holdings to terminate the merger agreement, if the matters as to which they are inaccurate could have a material adverse effect on us (which must exceed $150 million). However, they cannot be a basis for claims after the merger takes place. The representations and warranties relate to, among other things:

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  our and our subsidiaries' proper organization, good standing and power and authority to operate our businesses;

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  our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

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  our having received a fairness opinion from Greenhill;

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  that entering into the merger agreement and completing the merger will not violate or conflict with our organizational documents, applicable law or any of our contracts;

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  the consents and approvals of governmental entities and third parties required with regard to the merger;

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  our capitalization and the capitalization of our subsidiaries and material joint ventures;

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  our SEC filings since December 1, 2001 and the financial statements contained in those filings;

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  the absence of changes in our business since May 31, 2004;

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  the sufficiency of our assets to operate our business;

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  our compliance with applicable laws;

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  litigation or outstanding court orders against us;

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  tax matters affecting us;

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  employment and labor matters affecting us, including matters relating to our employee benefit plans;

  •
  our material contracts;

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  the absence of undisclosed material liabilities;

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  our insurance policies;

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  real property owned or leased by us;

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  our transactions with affiliated persons;

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  environmental matters;

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  our intellectual property;

  •
  our B-Notes; and

  •
  our commercial mortgage backed securities and servicing rights.

        For purposes of the merger agreement, "material adverse effect" means an event, change, occurrence, effect, fact, violation, development or circumstance or a group of them in aggregate, having or resulting in, or that could reasonably be expected to have or result in, a material adverse effect on (a) LNR's ability to duly perform its obligations under the merger agreement or to consummate the transactions on a timely basis, (b) the business, properties, assets (both tangible and intangible), liabilities or current or future condition (financial or otherwise) of LNR and its subsidiaries, taken as a whole or (c) the current or future consolidated results of operation of LNR and its subsidiaries taken as a whole compared with the consolidated results of their operations during the same period of the prior year. Only one or more events, changes, occurrences, effects, facts, violations, developments or circumstances, individually or in the aggregate, having or resulting in, or that could reasonably be expected to have or result in, an adverse effect that exceeds, or is reasonably likely to exceed, $150,000,000 will be deemed a "material adverse effect."

        Representations and Warranties of Riley Holdings and Riley Acquisition.    The merger agreement contains various representations and warranties made by Riley Holdings and Riley Acquisition to LNR, subject to exceptions for information disclosed to LNR, and to customary qualifications for materiality. They will not be a basis for claims after the merger takes place. These representations and warranties relate to, among other things:

  •
  their proper organization, good standing and power and authority to operate their businesses;

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  their power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

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  that entering into the merger agreement and completing the merger will not violate or conflict with their organizational documents, applicable law or any of their contracts;

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  the consents and approvals of governmental entities that are required with regard to the merger;

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  no prior activities of Riley Acquisition other than those in connection with the merger;

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  the ownership structure of Riley Acquisition and Riley Holdings; and

  •
  the absence of litigation or outstanding court orders against them.

Restrictions on Activities of LNR Pending the Merger

        The merger agreement imposes requirements and restrictions regarding what LNR and its subsidiaries will do until the merger takes place or the merger agreement is terminated. In general, LNR has agreed that it and each of its subsidiaries will, subject to certain qualifications and exceptions:

  •
  operate its business in the ordinary course and in a manner consistent with past practices;

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  take all reasonable steps to maintain the goodwill of its business and, except as otherwise required by Riley Holdings, the continued employment of its executives;

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  maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty;

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  not incur any indebtedness other than as specified in the merger agreement;

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  not (i) enter into joint ventures, (ii) make investments in, or acquire interests in, real estate exceeding specified amounts, (iii) make commitments exceeding specified amounts, (iv) enter into contractual commitments involving capital expenditures, loans or advances exceeding specified amounts, or (v) voluntarily incur any contingent liabilities;

  •
  not enter into any agreement that contains a change of control or similar provision that would require the payment or accelerated payment of any amounts, modify the rights of LNR or its subsidiaries under any agreement, impede, impair or increase the cost of the transactions or the financing;

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  not declare, set aside or pay any dividends or other distribution (other than regularly scheduled quarterly dividends) or make any other distributions or repayments of debt to any beneficial owner of more than 5% of LNR's outstanding stock;

  •
  not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to any beneficial owner of more than 5% of the outstanding stock or to directors or officers of LNR or its subsidiaries;

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  not acquire, authorize or make (or commit to make) any investments in, or make any capital contribution to, any person in excess of specified amounts;

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  maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals;

  •
  comply in all material respects with all applicable laws and regulations of governmental entities;

  •
  not purchase, sell, transfer, lease, license guarantee, sell mortgage, pledge, dispose of or subject to lien any personal or intangible property or assets, or any real property, owned by LNR or its subsidiaries, except in transactions involving less than specified amounts;

  •
  not enter into a contract that provides to a third party a right of consent, right of termination, call right, right of first referral or similar right as a result of the merger;

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  other than as disclosed in the schedules to the merger agreement, not enter into or amend any employment, severance or similar agreement or arrangement involving payments of $50,000 or greater;

  •
  other than as disclosed in the schedules to the merger agreement, not adopt, become an employer with regard to, or amend any employee benefit or post-employment benefit plan or arrangement;

  •
  not amend LNR's certificate of incorporation or by-laws or any comparable governance documents of its subsidiaries;

  •
  not (i) issue or sell any shares of its capital stock or any options, warrants or convertible or exchangeable securities, (ii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of capital stock or other securities of LNR or its subsidiaries or (iii) adopt or implement a "poison pill," stockholder rights plan or any similar device;

  •
  not materially reduce the amount or modify the type and scope of any insurance coverage provided by existing policies;

  •
  other than as disclosed in the schedules to the merger agreement, not make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes and items stated on its tax returns, or file any material tax return;

  •
  not merge, consolidate or enter into any other business combination with any other person;

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  not guarantee the indebtedness of another person, except in transactions creating actual or contingent obligations of not more than specified amounts;

  •
  not enter into any agreement or transaction that would make unfeasible the transactions or the consummation of the financings;

  •
  not enter into or amend or otherwise modify any agreement or arrangement with any affiliates (including, but not limited to, Lennar Corporation and its subsidiaries) or the officers, directors or employees of LNR or its subsidiaries or any beneficial owner of more than 5% of LNR's outstanding stock;

  •
  not amend, terminate or waive compliance with the material terms of any material contracts;

  •
  not enter into any settlement or release with respect to any action or proceeding in which LNR or any subsidiary would be required to pay more than specified amounts; and

  •
  not authorize or enter into any agreement to take any of the foregoing actions.

Facilitating the Merger

        The merger agreement requires LNR and Riley Holdings to take various steps to facilitate the completion of the merger, including:

  •
  obtaining necessary consents;

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  making necessary filings (including filings, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976);

  •
  affording the other party access to information; and

  •
  using its best efforts to cause the conditions to the other party's obligations to be fulfilled.

Conditions to the Merger

        The parties' obligations to carry out the merger are subject to the satisfaction of various conditions. These conditions are:

        With regard to the obligations of each party:

  •
  the adoption of the merger agreement by LNR's stockholders;

  •
  obtaining all authorizations, consents, orders or approvals of, making all declarations or filings with, or the expiration of all waiting periods imposed by, governmental entities in connection with the transactions, the failure of which would make the transactions illegal or result or be reasonably likely to result in a material adverse effect on us;

  •
  the absence of any laws or governmental orders that have the effect of making the merger illegal or that otherwise prohibit it;

  •
  the absence of a preliminary or permanent order or injunction prohibiting the consummation of the merger; or

  •
  the California Public Utilities Commission having approved the change in control of Valencia Water Company that will result from the merger, if that approval is required before the merger can take place.

        With regard to the obligations of LNR:

  •
  Riley Holdings and Riley Acquisition will have fulfilled in all material respects all their obligations under the merger agreement required to have been fulfilled on or before the date of the merger;

  •
  each of the ancillary agreements to which Riley Holdings or Riley Acquisition is or will be a party will be valid and in full force and effect, and Riley Holdings or Riley Acquisition will have complied with each ancillary agreement to which it is party in all material respects; and

  •
  LNR will have received a certificate signed on behalf of Riley Holdings that the conditions in the merger agreement have been satisfied.

  •
  the representations and warranties of Riley Holdings and Riley Acquisition contained in the merger agreement will be, except as contemplated by the merger agreement, true and correct in all respects, except failures that did not, and are not reasonably expected to, result in a material adverse effect on the ability of Riley Holdings and Riley Acquisition to consummate the transactions;

        With regard to the obligations of Riley Holdings and Riley Acquisition:

  •
  the representations and warranties of LNR contained in the merger agreement will, except as contemplated by the merger agreement, be true and correct in all respects, except failures that did not, and are not reasonably expected to, result in a material adverse effect on us;

  •
  LNR will have fulfilled in all material respects all its obligations under the merger agreement required to have been fulfilled on or before the date of the merger;

  •
  the Management Investors will have entered into employment agreements with LNR containing the principal terms set forth in the merger agreement;

  •
  the required consents will have been obtained;

  •
  to the extent required by Riley Holdings' lenders, each joint venture, partnership limited liability company or other similar agreement to which LNR or any of its subsidiaries is a party will have been modified, consented to or amended in order to permit LNR or the subsidiary to pledge its interests in the entity;

  •
  the shares as to which LNR stockholders seek appraisal will not be more than 5% of LNR's outstanding stock;

  •
  each of the ancillary agreements to which LNR is or will be a party will be valid and in full force and effect, and LNR will have complied with each ancillary agreement to which it is a party in all material respects;

  •
  no law will have been issued by any government entity that materially reduces the benefits of the merger to Riley Holdings or LNR in a manner that Riley Holdings, in its good faith reasonable judgment, determines would have caused it not to enter into the merger agreement;

  •
  no action or proceeding by any governmental entity will have been instituted, pending or threatened in writing other than actions or proceedings that do not, and could not be reasonably be expected to, individually or in the aggregate, result in a material adverse effect upon us;

  •
  nothing has occurred that had, or is reasonably expected to have, a material adverse effect on us;

  •
  Riley Holdings will have received a certificate signed on behalf of LNR to the effect that the conditions in the merger agreement have been satisfied;

  •
  all of the directors of LNR and its subsidiaries listed on a schedule to be delivered by the date of the special meeting will have delivered to Riley Holdings executed letters of resignation, effective at the effective time of the merger;

  •
  an internal reorganization of our subsidiaries and/or their assets will have taken place as directed by Riley Holdings;

  •
  the fees and expenses incurred or to be incurred by LNR and its subsidiaries in connection with the transactions (other than litigation costs) will not exceed $25 million in the aggregate; and

  •
  Riley Holdings and certain of the stockholders of LNR (i.e., the Miller family) will have entered into a subscription agreement pursuant to which the stockholders will acquire interests in Riley Holdings for $150 million.

No Solicitation of Other Offers

        In the merger agreement, we agreed not to encourage, solicit, initiate or facilitate a proposal relating to an acquisition of us or a transaction that could reasonably be expected to prevent or delay the merger, except that, until our stockholders adopt the merger agreement, we may participate in discussions with, and in other ways assist, a person who makes an unsolicited proposal regarding a transaction (a) that our Board of Directors or the Special Committee determines, after consultation with legal counsel and financial advisors, among other things, would be more favorable from a financial point of view to us and to our stockholders than the merger, if (b) our Board of Directors or the Special Committee determines, after consultation with legal counsel, that there is a reasonable likelihood that failure to do so would be inconsistent with its fiduciary obligations.

Termination of the Merger Agreement; Break-up Fees; Expense Reimbursement

        We agreed to reimburse Riley Holdings for its expenses and to pay it a termination fee equal to the amount by which the expense reimbursement is less than $75 million, if the merger agreement is terminated:

  •
  by Riley Holdings if the Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Holdings, if there is one;

  •
  by either Riley Holdings or LNR if the special meeting is held, but holders of a majority in voting power of our stock do not vote in favor of adopting the merger agreement; or

  •
  by LNR in order to accept what its Board of Directors or the Special Committee determines to be a superior proposal, if the Board of Directors or the Special Committee also determines there is a reasonable likelihood that failure to terminate the merger agreement would be a breach of their fiduciary duties.

        Either we or Riley Holdings will have the right to terminate the merger agreement if the merger does not take place by May 31, 2005 (or such other date as may be agreed upon by Riley Holdings and us). If either of us does that and within 12 months we enter into an agreement to be acquired, we will have to reimburse Riley Holdings for its expenses and pay it the amount by which the expense reimbursement is less than $75 million.

        If the merger agreement is terminated by Riley Holdings because of breaches of representations, warranties, covenants or agreements on the part of LNR, LNR must pay Riley Holdings upon termination the greater of (a) its expenses and (b) $37.5 million. If within 12 months after the merger agreement is terminated, we enter into an agreement to be acquired, we will have to reimburse Riley Holdings for its expenses and pay it the amount by which the expense reimbursed is less than $75 million.

        If the merger agreement is terminated by LNR because of breaches of representations, warranties, covenants or agreements on the part of Riley Holdings or Riley Acquisition, Riley Holdings must reimburse LNR for its expenses, and may be liable to LNR for damages incurred by LNR or its stockholders, not to exceed $125 million, including the expense reimbursement.

        In addition, the merger agreement may be terminated by the mutual consent of LNR and Riley Holdings.

Amendments

        The merger agreement may be amended by, but only by, a document signed by both LNR and Riley Holdings, whether before or after LNR's stockholders have adopted the merger agreement. However, after LNR's stockholders have adopted the merger agreement, no amendment which under applicable law requires further approval of LNR's stockholders may be made without obtaining that further approval.

Indemnification of Directors, Officers and Others

        The merger agreement provides that LNR will not, and will cause its subsidiaries not to, amend or modify for at least six years after the date of the merger agreement, any obligations of LNR or its subsidiaries to indemnify current or former directors, officers or employees of LNR or its subsidiaries with respect to matters which occur at or prior to the effective time of the merger. LNR must maintain in effect for not less than six years after the effective time of the merger, with respect to occurrences prior to the effective time of the merger, indemnification policies of directors and officers' liability insurance which are no less favorable than LNR's policies in effect on the date of the merger agreement, or obtain a prepaid insurance and indemnification policy covering such period, to the extent that insurance is available at an aggregate annual cost not exceeding 150% of the cost of that insurance for the policy year that includes the date of the merger agreement.

STOCK TRANSACTIONS BY LNR AND ITS DIRECTORS AND OFFICERS

Public Offerings of Convertible Debt by LNR

        Our only public offerings of equity securities since December 1, 2001, have been (a) a public offering in March 2003 of 5.5% Contingent Convertible Senior Subordinated Notes due 2023, and (b) sales of common stock to directors and employees from time to time upon exercise of options granted under our stock option plans.

        In March 2003, we issued $235 million principal amount of 5.5% Contingent Convertible Senior Subordinated Notes due 2023. Our proceeds from the offering were approximately $229.6 million. During some periods, a holder can convert Notes into shares of our common stock at an initial conversion price per share of $45.28. This represents a conversion rate of approximately 22.0848 shares per $1,000 principal amount of Notes. The conversion price was 137% of the market price of our common stock when the terms of the Notes were determined.

Purchases of Common Stock by LNR

        The table below sets forth information, by fiscal quarter, regarding purchases by us of our common stock between December 1, 2001 and November 30, 2004, including with regard to each fiscal quarter, the number of shares purchased, the aggregate amount paid and the average purchase price.

	Number of Shares Purchased	Aggregate Amount Paid	Average Purchase Price Per Share
Fiscal 2002
Quarter Ended February 28, 2002	—	—	—
Quarter Ended May 31, 2002	150,000	$5,246,750	$34.98
Quarter Ended August 31, 2002	1,366,900	$46,563,988	$34.07
Quarter Ended November 30, 2002	357,755	$12,161,266	$33.99
Fiscal 2003
Quarter Ended February 28, 2003	1,453,170	$49,065,918	$33.76
Quarter Ended May 31, 2003	2,882,700	$95,129,100	$33.00
Quarter Ended August 31, 2003	—	—	—
Quarter Ended November 30, 2003	—	—	—
Fiscal 2004
Quarter Ended February 29, 2004	90,000	$4,450,050	$49.45
Quarter Ended May 31, 2004	40,000	$2,146,000	$53.65
Quarter Ended August 31, 2004	—	—	—
Quarter Ended November 30, 2004	—	—	—

        We have not purchased any of our common stock since November 30, 2004.

Other Stock Purchases

        Neither the Cerberus Entities nor the Miller family, other than Stuart A. Miller, have purchased LNR common stock or Class B common stock during the last two years.

        The table below sets forth information regarding purchases of LNR common stock or Class B common stock by Stuart A. Miller, by the Management Investors and by directors of LNR during fiscal

2002, 2003 and 2004, including the number of shares purchased, the range of prices paid and the average purchase price.

			Range of Prices Paid
		Number of Shares Purchased			Average Purchase Price Per Share
	Title of Class		Low	High
Stuart A. Miller	Common Stock	252,145	$25.43	$27.29	$25.58
Jeffrey P. Krasnoff	Common Stock	39,440	$28.80	$37.48	$30.26
Ronald E. Schrager	Common Stock	49,633	$13.54	$37.47	$22.33
Robert B. Cherry	Common Stock	66,956	$16.20	$36.00	$22.73
David O. Team	Common Stock	17,617	$31.10	$36.12	$32.64
Mark A. Griffith	Common Stock	107,101	$9.92	$36.12	$22.23
Steven J. Saiontz	Common Stock	4,111	$24.81	$37.48	$24.83
Brian L. Bilzin	Common Stock	3,000	$19.78	$27.96	$22.81
Charles E. Cobb, Jr.	Common Stock	15,000	$34.04	$34.21	$34.10
Edward Thaddeus Foote II	Common Stock	1,000	$27.96	$27.96	$27.96
Connie Mack	—	—	—	—	—
James Carr	—	—	—	—	—
Stephen E. Frank	Common Stock	1,000	$27.96	$27.96	$27.96

        During fiscal 2002, 2003 and 2004, directors and officers relinquished restricted stock in exchange for the right to receive shares of common stock in the future under our 2003 Non-Qualified Deferred Compensation Plan. All the shares will be issued at the time of the merger and will be converted into merger consideration of $63.10 per share. The number of shares our directors and executive officers will be entitled to receive because of termination of options or relinquishments of restricted shares during fiscal 2002, 2003 and 2004, are Jeffrey P. Krasnoff, 250,000 shares, Ronald E. Schrager, 16,600 shares, Robert B. Cherry, 37,225 shares, David O. Team, 125,000 shares, Mark A. Griffith, 52,500 shares and Steven J. Saiontz, 20,000 shares.

Recent Transactions

        None of the Cerberus Entities, the Miller family, any of the Management Investors or any of our directors has effected any transactions involving LNR common stock or Class B common stock during the sixty days ended on the date of this proxy statement, except that (a) on November 16, 2004, Stuart Miller exchanged 200,000 shares of common stock for 200,000 shares of Class B common stock held by one of the Miller family partnerships, and the partnership transferred the 200,000 shares of common stock to The Miller Family Foundation as a charitable contribution, (b) on November 5, 2004, Charles E. Cobb, Jr. transferred 10,000 shares of common stock as a charitable contribution, (c) on November 19, 2004, Brian L. Bilzin transferred 2,000 shares of common stock as a charitable contribution, (d) between November 22, 2004 and December 2, 2004, Management Investors cancelled restricted stock in exchange for rights under our 2003 Non-Qualified Deferred Compensation Plan as follows: Robert B. Cherry (37,225 shares), Mark Griffith (52,500 shares), Jeffrey P. Krasnoff (160,000 shares), Ronald E. Schrager (16,600 shares) and David Team (92,500 shares) and (e) on December 8, 2004, Mark A. Griffith purchased 2,056 shares through the exercise of stock options at a price of $9.92 per share. In addition, Stuart A. Miller and other members of the Miller family have signed an agreement with Riley Holdings dated August 29, 2004, to vote in favor of the transaction, unless, if our Board of Directors or the Special Committee (a) withdraws or modifies or amends in an adverse manner its recommendation that stockholders vote for the adoption of the Plan and Agreement of Merger or (b) approves or recommends (or the Board of Directors fails to recommend against) a proposal by someone other than Riley Holdings, if there is one, the Miller family voting agreement will terminate unless particular members of the Miller family agree within five days to continue it in effect as to them.

LNR SELECTED HISTORICAL FINANCIAL DATA

        The following selected financial data of LNR should be read together with the consolidated financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in our Annual Report on Form 10-K for the year ended November 30, 2003 (as amended by our Report on Form 8-K dated December 15, 2004), and the unaudited financial information, notes and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in our Quarterly Report on Form 10-Q for the period ended August 31, 2004. The following data has been derived from those audited consolidated financial statements and that unaudited financial information.

	Nine Months Ended August 31,				Years Ended November 30,
	2004		2003		2003		2002		2001		2000		1999
	(In thousands, except per share amounts)
Results of Operations
Revenues and other operating income:
Real estate properties	$154,038		126,154		$165,870		165,704		193,297		198,923		184,530
Real estate loans	46,708		37,852		51,827		44,848		52,150		80,507		45,483
Real estate securities	134,090		142,878		191,932		225,206		214,290		176,435		107,315

Total revenues and other operating income	$334,836		306,884		$409,629		435,758		459,737		455,865		337,328

Interest expense	$77,051		69,151		$91,777		86,881		104,522		117,816		80,607
Earnings from continuing operations, net of tax	$76,586		69,825		$86,171		142,054		134,822		113,586		94,031
Earnings from discontinued operations, net of tax	$21,935		20,115		$23,411		1,824		291		2,285		1,529
Net earnings	$98,521		89,940		$109,582		143,878		135,113		115,871		95,560
Earnings per share—basic:
From continuing operations	$2.67		2.36		$2.94		4.25		4.04		3.39		2.64
From discontinued operations	0.76		0.68		0.80		0.05		0.01		0.07		0.04

Net earnings per share—basic	$3.43		3.04		$3.74		4.30		4.05		3.46		2.68

Earnings per share—diluted:
From continuing operations	$2.52		2.26		$2.81		4.10		3.86		3.26		2.59
From discontinued operations	0.72		0.65		0.76		0.05		0.01		0.06		0.04

Net earnings per share—diluted	$3.24		2.91		$3.57		4.15		3.87		3.32		2.63

Cash dividends per share:
Common stock	$0.0375		0.0375		$0.05		0.05		0.05		0.05		0.05
Class B common stock	$0.0338		0.0338		$0.045		0.045		0.045		0.045		0.045
Financial Data
EBITDA(1)	$268,248		251,642		$333,240		340,414		347,332		329,246		242,964
Ratio of earnings to fixed charges	2.4	x	2.7	x	2.4	x	3.6	x	2.9	x	2.3	x	2.2	x
Cash flows provided by (used in):
Operating activities	$85,224		43,131		$78,638		71,131		115,907		121,726		110,316
Investing activities	$(280,336)		212,787		$265,161		63,374		(83,843)		(150,619)		(404,590)
Financing activities	$197,129		(241,247)		$(319,843)		(135,372)		(27,472)		22,292		274,444

Financial Position
Total assets	$3,086,951	2,660,347	$2,633,014	2,834,874	2,836,647	2,348,856	2,283,001
Assets by business segment:
Real estate properties	$1,354,639	1,056,414	$1,053,839	1,123,214	1,037,098	1,153,608	1,290,149
Real estate loans	$466,587	453,661	$468,394	441,652	398,614	314,162	274,694
Real estate securities	$1,105,469	1,097,125	$1,015,113	1,248,709	1,355,923	826,092	640,791
Total debt	$1,630,928	1,330,539	$1,296,536	1,250,094	1,263,006	1,348,603	1,348,422
Stockholders' equity	$1,158,328	1,048,903	$1,050,867	1,126,156	1,119,169	778,444	710,332
Stockholders' equity per share	$38.79	35.33	$35.36	34.15	32.54	22.75	20.18
Shares outstanding:
Common stock	20,095	19,915	19,941	23,189	24,445	24,215	25,142
Class B common stock	9,770	9,776	9,775	9,784	9,949	9,999	10,058

Total	29,865	29,691	29,716	32,973	34,394	34,214	35,200

(1)
EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt, and is calculated as follows:

	Nine Months Ended August 31,		Years Ended November 30,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except per share amounts)
Continuing operations:
Earnings	$76,586	69,825	$86,171	142,054	134,822	113,586	94,031
Add back:
Income tax expense	40,201	34,540	42,547	69,337	71,798	51,961	36,073
Interest expense	77,051	69,151	91,777	86,881	104,522	117,817	80,607
Depreciation expense	15,464	11,794	15,806	17,859	22,287	33,571	25,530
Amortization expense	9,883	6,152	8,998	4,968	5,037	3,543	681
Loss on early extinguishment of debt	3,440	10,343	28,672	—	—	—	—

EBITDA from continuing operations	222,625	201,805	273,971	321,099	338,466	320,478	236,922

Discontinued operations:
Earnings	21,935	20,115	23,411	1,824	291	2,285	1,529
Add back:
Income tax expense	14,024	11,793	13,904	(62)	(568)	96	(733)
Interest expense	5,757	10,863	13,570	9,729	5,972	3,670	3,302
Depreciation expense	3,881	6,614	7,917	7,127	2,980	2,567	1,863
Amortization expense	26	452	467	697	191	150	81

EBITDA from discontinued operations	45,623	49,837	59,269	19,315	8,866	8,768	6,042

EBITDA	$268,248	251,642	$333,240	340,414	347,332	329,246	242,964

        EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities, both determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding our financial performance. Because EBITDA is not a measure determinable under generally accepted accounting principles, there are not standards for calculating EBITDA. Therefore, EBITDA as calculated by us may not be comparable to similarly titled measures employed by other companies.

        We use EBITDA as a supplemental measure for making decisions and we believe it provides relevant information about our operations and our ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding our operating results. Also, many of our debt instruments have covenants relating to its EBITDA or similar measures. We believe investors may find information about our EBITDA helpful, because prices of securities of companies in real estate related businesses often are affected by their EBITDA. Because of the nature of our business, we believe net earnings is the measure of financial performance calculated in accordance with generally accepted accounting principles that is most comparable to EBITDA.

MARKET AND MARKET PRICE FOR OUR COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "LNR." The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal 2002
Quarter Ended February 28, 2002	$33.80	$28.00
Quarter Ended May 31, 2002	$38.38	$33.25
Quarter Ended August 31, 2002	$35.68	$27.75
Quarter Ended November 30, 2002	$36.60	$32.82
Fiscal 2003
Quarter Ended February 28, 2003	$36.40	$32.75
Quarter Ended May 31, 2003	$38.36	$32.55
Quarter Ended August 31, 2003	$41.13	$37.40
Quarter Ended November 30, 2003	$44.25	$40.70
Fiscal 2004
Quarter Ended February 29, 2004	$52.70	$44.00
Quarter Ended May 31, 2004	$56.15	$45.76
Quarter Ended August 31, 2004	$63.69	$49.75
Quarter Ended November 30, 2004	$62.99	$61.79

        The last sale price per share of our common stock reported on the New York Stock Exchange on August 27, 2004, the last full trading day before we publicly announced that we had entered into the merger agreement, was $59.10. On that day, the high and low sales prices of our common stock reported on the New York Stock Exchange were $59.63 and $58.77 per share, respectively. The average closing sale price per share of LNR common stock was $58.53 during the one-week period preceding that announcement. On December 29, 2004, the last sale price per share of our common stock reported on the New York Stock Exchange was $62.87. Stockholders should obtain a current market quotation for our common stock before making any decision with respect to the merger.

NUMBER OF STOCKHOLDERS

        On December 15, 2004 (the record date for determining the stockholders entitled to vote at the special meeting), 19,948,483 shares of our common stock were outstanding and were held by approximately 4,900 beneficial owners, and 9,769,248 shares of our Class B common stock were outstanding and held by approximately 26 beneficial owners.

DIVIDENDS

        During each of fiscal 2003 and 2004, the common stockholders received quarterly dividends of $.0125 per share and the Class B common stockholders received quarterly dividends of $.01125 per share.

        There are no arrears in dividends or defaults in principal or interest in respect of our outstanding securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership of LNR's common stock and its Class B common stock, which are its only outstanding equity securities, by each person known by LNR to be the beneficial owner of more than 5% of LNR's voting securities at December 15, 2004. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all the shares shown as beneficially owned by them.

Title of Class	Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned		Percent of Class
Class B Common Stock	Stuart A. Miller 700 NW 107th Ave, Suite 400 Miami, FL 33172	9,071,164	(1)	92.8	%(1)
Common Stock	Third Avenue Management LLC(2) 622 Third Avenue, 32nd Floor New York, NY 10017	3,274,000		16.3%
Common Stock	Hotchkis and Wiley Capital Management LLC(2) 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	2,153,000		10.7%
Common Stock	Dimensional Fund Advisors Inc.(2) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,450,000		7.2%
Common Stock	Aronson & Johnson & Ortiz, LP(2) 230 South Broad Street, 20th Floor Philadelphia, PA 19102	1,064,000		5.3%
Common Stock	Pioneer Global Asset Management S.p.A.(3) Galleria San Carlo 6 20122 Milan, Italy	1,003,000		5.0%

(1)
The shares of which Stuart A. Miller is shown as the beneficial owner include 7,188,631 shares of Class B common stock owned by MFA Limited Partnership and 1,249,200 shares of Class B common stock owned by The Miller Charitable Fund, L.P. Mr. Miller and his sister (who is married to Steven J. Saiontz, one of our Directors) are trustees and beneficiaries of trusts that directly and indirectly own the limited partner interests in those two partnerships (except for minor limited partner interests they hold directly). Mr. Miller is the sole officer and director of the corporation that owns the general partner interests in the partnerships. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships even though he has only a limited pecuniary interest in those shares. These shares also include 333,333 shares of Class B common stock held by the LM Stuart Miller Trust, a trust of which Mr. Miller is a principal beneficiary. The shares of which Stuart A. Miller is shown as the beneficial owner do not include 333,333 shares held by a trust of which Mr. Miller's sister is a principal beneficiary or 333,333 shares held by a trust of which Mr. Miller's brother is a principal beneficiary. The shares held by those two trusts, together with the shares of which Mr. Miller is shown as the beneficial owner, constitute over 99% of the outstanding shares of Class B common stock. Mr. Miller directly owns 300,000 shares of Class B common stock.

(2)
Third Avenue Management LLC, Hotchkis and Wiley Capital Management LLC, Dimensional Fund Advisors Inc. and Aronson & Johnson & Ortiz, LP are nonpublic investment-companies.

(3)
Pioneer Global Asset Management S.p.A. is a subsidiary of UniCredito S.p.A., a banking group located in Italy which is publicly traded on four exchanges, including the Stock Exchange in London and the Milan and Frankfurt stock exchanges.

Security Ownership of the Directors and Executive Officers of LNR

        The following table sets forth certain information as to the beneficial ownership of LNR's common stock and Class B common stock at December 15, 2004 by LNR's directors and executive officers, individually and as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class
Class B Common Stock	Stuart A. Miller	9,071,164	(4)	92.85%
Common Stock	Stuart A. Miller	409,855		1.85%
Common Stock	Jeffrey P. Krasnoff	832,224		3.76%
Common Stock	Ronald E. Schrager	273,680		1.24%
Common Stock	Robert B. Cherry	255,275		1.15%
Common Stock	David O. Team	326,204		1.47%
Common Stock	Mark A. Griffith	259,875		1.17%
Common Stock	Steven J. Saiontz	617,241	(5)	3.07%
Class B Common Stock	Steven J. Saiontz	333,333	(5)	3.41%
Common Stock	Brian L. Bilzin	19,520	(6)	(8)
Common Stock	Charles E. Cobb, Jr.	70,417	(7)	(8)
Common Stock	Edward Thaddeus Foote II	6,750		(8)
Common Stock	Stephen E. Frank	5,500		(8)
Common Stock	Connie Mack	3,000		(8)
Common Stock	James Carr	1,000		(8)
Class B Common Stock	Directors and Executive Officers as a Group(9)	9,404,497	(4)	96.27%
Common Stock	Directors and Executive Officers as a Group(9)	3,177,464		14.35%

(1)
Includes currently exercisable stock options and stock options which become exercisable as a result of the transaction, as follows: Stuart A. Miller (199,855), Brian L. Bilzin (3,000), Charles E. Cobb, Jr. (3,000), Edward Thaddeus Foote II (3,000), James Carr (1,000), Stephen E. Frank (3,000), Connie Mack (3,000), Steven J. Saiontz (257,896), Jeffrey P. Krasnoff (290,000), Ronald E. Schrager (102,232), Robert B. Cherry (82,625), David O. Team (141,081), Mark A. Griffith (65,500) and all directors and executive officers as a group (1,234,847). Also includes shares held by the LNR Property Corporation Savings Plan and restricted stock awarded under the 2000 Stock Option and Restricted Stock Plan for the accounts of the named persons. The restricted shares currently included 50,000 shares for Jeffrey P. Krasnoff, 210,000 shares for Stuart A. Miller, 75,900 shares for Ronald E. Schrager, and 55,275 shares for Robert B. Cherry. Also includes shares issuable in the future under our 2003 Non-Qualified Deferred Compensation Plan, which at December 15, 2004 were as follows: Steven J. Saiontz (20,000), Jeffrey P. Krasnoff (250,000), Ronald E. Schrager (16,600), Robert B. Cherry (37,225), David O. Team (125,000), Mark A. Griffith (52,500) and all directors and executive officers as a group (510,725).

(2)
Pursuant to the 2001 Senior Officer Stock Purchase Plan, we entered into binding agreements with some of our senior officers to sell our common stock to them in installments for the fair market value of our common stock for a purchase price per share equal to the last reported sale price of LNR'S common stock on the trading day immediately before a senior officer elects to enter into the stock purchase agreement. The agreement with a senior officer will terminate if the senior officer ceases to be employed by us. Amounts above include shares which senior officers have agreed to purchase, as follows: Jeffrey P. Krasnoff (36,628), Ronald E. Schrager (16,038), Robert B. Cherry (18,215), David O. Team (25,223), Mark A. Griffith (19,835) and all directors and executive officers as a group (115,939).

(3)
A total of 38,608 shares of common stock (34,143 of which are vested), were held in employees' accounts under the LNR Property Corporation Savings Plan. Holders of these shares are entitled to the dividends on the shares. The shares held on December 15, 2004, included 1,952 shares in Steven J. Saiontz's account, 402 shares in Jeffrey P. Krasnoff's account, 299 shares in Ronald E. Schrager's account and 83 shares in David O. Team's account. Stuart A. Miller does not participate in the LNR Property Corporation Savings Plan.

(4)
The shares of which Stuart A. Miller is shown as the beneficial owner include 7,188,631 shares of Class B common stock owned by MFA Limited Partnership and 1,249,200 shares of Class B common stock owned by The Miller Charitable Fund, L.P. Mr. Miller and his sister (who is married to Steven J. Saiontz, one of our Directors) are trustees and beneficiaries of trusts that directly and indirectly own the limited partner interests in those two partnerships (except for minor limited partner interests they hold directly). Mr. Miller is the sole officer and director of the corporation that owns the general partner interests in the partnerships. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships even though he has only a limited pecuniary interest in those shares. These shares also include 333,333 shares of Class B common stock held by the LM Stuart Miller Trust, a trust of which Mr. Miller is a principal beneficiary. The shares of which Stuart A. Miller is shown as the beneficial owner do not include 333,333 shares held by a trust of which Mr. Miller's sister is a principal beneficiary or 333,333 shares held by a trust of which Mr. Miller's brother is a principal beneficiary. The shares held by those two trusts, together with the shares of which Mr. Miller is shown as the beneficial owner, constitute over 99% of the outstanding shares of Class B common stock. Mr. Miller directly owns 300,000 shares of Class B common stock.

(5)
Includes 9,000 shares of common stock and 333,333 shares of Class B common stock held in trusts of which Steven J. Saiontz's wife is a principal beneficiary. Mr. Saiontz denies he is the beneficial owner of these shares.

(6)
Includes 415 shares owned by Brian L. Bilzin's wife as to which he has no voting or investment power and 1,405 shares owned by Brian L. Bilzin's sons as to which he has no voting or investment power and as to all of which he disclaims beneficial ownership. Does not include 9,071,164 shares of Class B common stock owned by partnerships controlled by a trust of which Brian L. Bilzin is a trustee but not a beneficiary.

(7)
Includes 37,417 shares owned by Charles E. Cobb, Jr.'s wife, as to which he has no voting or investment power and as to all of which he disclaims beneficial ownership. Does not include 15,000 shares owned by the Cobb Family Foundation, Inc. for which he serves as a member of the Board and its President and Chief Investment Officer and for which he does have voting and investment power but for which he has no beneficial interest.

(8)
Less than 1%.

(9)
Consists of 16 persons.

Security Ownership of the Cerberus Entities

        None of the Cerberus Entities or their affiliates own any LNR common stock.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of stockholders of LNR. If the merger is not completed, LNR's stockholders will continue to be entitled to attend and participate in LNR stockholders' meetings. If the merger is not completed, proposals that stockholders wish to be included in the proxy materials relating to our 2006 annual meeting must be received at our principal executive offices at 1601 Washington Avenue, Miami, Florida 33139, not less than 120 calendar days before the day that is one year after the date of the proxy statement relating to our 2005 annual meeting of stockholders, if there is one.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Web site at http://www.sec.gov.

Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        LNR, Riley Holdings, Riley Acquisition, Cerberus, the Miller family and the Management Investors have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the rules of the Securities and Exchange Commission, this proxy statement may omit some of the information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

        The opinion of Greenhill & Co., Inc. is attached to this proxy statement as Appendix B.

        The Securities and Exchange Commission allows LNR to "incorporate by reference" information into this proxy statement. This means that LNR can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that LNR later files with the Securities and Exchange Commission may update and supercede the information in this proxy statement. LNR incorporates by reference into this proxy statement its Annual Report on Form 10-K for the year ended November 30, 2003 (as amended by our Report on Form 8-K filed on December 15, 2004) and its Quarterly Reports on Form 10-Q for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004, each as filed with the Securities and Exchange Commission under the Exchange Act. LNR also incorporates by reference each document it files under Section 13(a), 13(c), or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Since November 30, 2003, there have been no material developments with regard to LNR's business or financial condition that have not been described in a report on Form 10-Q or a report on Form 8-K.

        LNR undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of its Annual Report on Form 10-K for the year ended November 30, 2003, other than the exhibits, unless such exhibits are specifically incorporated by reference into this proxy statement. Requests for copies should be directed to LNR Property Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, Attention: Secretary (telephone number: (305) 695-5500). Requests for documents from LNR should be made by January 24, 2005 in order to receive them before the special meeting.

        The final written presentation provided by Greenhill to the Special Committee will be made available for inspection and copying at LNR's principal executive offices (the address of which is provided above) by any interested stockholder of LNR or representative of such a stockholder who has been so designated in writing. That same document also has been filed as an exhibit to the Schedule 13E-3 referenced to above. Other than as set forth above and as required by applicable law, in connection with the merger, LNR has made no provisions to grant unaffiliated stockholders access to the corporate files of LNR or to obtain counsel for unaffiliated stockholders.

        Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement (including its appendices). LNR has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December 30, 2004. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement will not create any implication to the contrary.

APPENDIX A

PLAN AND AGREEMENT OF MERGER

DATED

AUGUST 29, 2004

AMONG

LNR PROPERTY CORPORATION,

RILEY PROPERTY HOLDINGS LLC

AND

RILEY ACQUISITION SUB CORP.

PLAN AND AGREEMENT OF MERGER

        This is a Plan and Agreement of Merger (the "Agreement"), dated as of August 29, 2004, made by and among LNR PROPERTY CORPORATION (the "Company"), a Delaware corporation, RILEY PROPERTY HOLDINGS LLC ("Parent"), a Delaware limited liability company and RILEY ACQUISITION SUB CORP., a Delaware corporation ("Acquisition Sub"). Parent, Acquisition Sub and the Company are each individually referred to herein as a "party" and together collectively referred to herein as the "parties."

W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of the Company, Parent and Acquisition Sub have declared this Agreement advisable and approved the merger of Acquisition Sub with and into the Company, with the Company surviving (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law, as such law is in effect from time to time (the "DGCL");

        WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and the Company have determined that the Merger is in the best interest of their respective stockholders; and

        WHEREAS, as inducement and a condition to Parent's willingness to enter into this Agreement, Parent, the Company and certain of the Company Stockholders have entered into a voting agreement, dated as of the date hereof (the "Voting Agreement"), pursuant to which the Company's stockholders party thereto have agreed, among other things, to vote the shares of Company Common Stock (as hereafter defined) held by them, in favor of the Merger and the adoption of this Agreement; and

        WHEREAS, Parent and certain executives of the Company have entered into or will enter into various agreements relating to their continued employment with the Company following the Merger and certain payments to which they are entitled on the Effective Date.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and mutual promises set forth below, the parties agree as follows:

ARTICLE I

DEFINITIONS

        "Acquisition Sub" shall have the meaning set forth in the introductory paragraph hereto.

        "Acquisition Common Stock" shall have the meaning set forth in Section 2.9.

        "Acquisition Proposal" shall mean (a) any inquiry, proposal or offer (including any proposal to the Company Stockholders) from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries (other than a proposal relating to a purchase or sale of assets in the ordinary course of business that would not violate this Agreement) or 15% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group becoming the beneficial owner of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a Schedule TO, a Schedule 13E-3 or a registration statement under the Securities Act in connection therewith, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than in the ordinary course of business that would not affect any of the Transactions or the Merger Financings), or (iv) any other transaction the consummation of which could reasonably be expected to materially impede, prevent or materially delay consummation of the Merger or (b) any public announcement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case other than the Transactions.

        "Action or Proceeding" shall mean any litigation, action, suit, proceeding, pleading, claim, arbitration or government investigation or review.

        "Affiliate" of any Person shall mean any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

        "Affiliated Group" shall have the meaning set forth in Section 5.1(o).

        "Agreement" shall have the meaning set forth in the introductory paragraph hereto.

        "Ancillary Agreements" shall mean all agreements entered into by and between the Company, on the one hand, and Parent and/or Acquisition Sub, on the other hand, in connection with the Transactions, including, without limitation, the Voting Agreement.

        "Antitrust Laws" shall mean antitrust, merger control or competition Laws.

        "Appraisal Shares" shall have the meaning set forth in Section 2.12.

        "Certificate" shall have the meaning set forth in Section 2.13(b).

        "Certificate of Merger" shall have the meaning set forth in Section 4.1.

        "Class B Common Stock" shall have the meaning set forth in Section 2.8.

        "CMBS Bond" shall have the meaning set forth in Section 5.1(ee).

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commitments" shall mean the debt and equity financing commitments referred to in Section 5.2(g)

        "Common Stock" shall have the meaning set forth in Section 2.8(a).

        "Commonly Controlled Entity" shall have the meaning set forth in Section 5.1(p)(iii).

        "Company" shall have the meaning set forth in the introductory paragraph hereto.

        "Company 10-K" shall mean the Annual Report on Form 10-K for the year ended November 30, 2003, filed by the Company with the SEC on February 27, 2004.

        "Company Common Stock" shall have the meaning set forth in Section 2.8(a).

        "Company Convertible Debt" shall mean the Company's 5.5% Contingent Convertible Senior Subordinated Notes due 2023.

        "Company Note" shall have the meaning set forth in Section 2.1.

        "Company Permits" shall mean all permits, approvals, licenses, authorizations, development entitlements, certificates (including, without limitation, certificates of occupancy), grants of rights, grants of privileges, grants of exemptions, grants of immunities, orders, registrations and franchises from Governmental Entities necessary for the ownership, use, occupancy, operation and/or development of all of the assets and the lawful conduct of the business of the Company and its Subsidiaries as now conducted and as currently contemplated by the Company.

        "Company Schedule 13E-3" shall mean the Schedule 13E-3 of the Company relating to the Transactions and this Agreement, as amended or supplemented.

        "Company SEC Documents" shall mean all forms, reports, schedules, statements and other documents (including, in each case, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC by the Company since December 1, 2001 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

        "Company Stockholders" shall mean the beneficial owners of Company Common Stock.

        "Company's Knowledge" means the actual knowledge after due inquiry of the officers of the Company or its Subsidiaries set forth on Schedule 1-1; provided that, with respect to the Non-Consolidated Entities, the Company's Knowledge shall mean the actual knowledge of such officers limited to due inquiry within the Company and its Subsidiaries, but without requiring inquiry of any individual that is not an employee or director of the Company and its Subsidiaries.

        "Computer Software" shall mean any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code and all documentation, including user manuals relating to the foregoing that is used in or held for use in the business of the Company.

        "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated January 27, 2004, between the Company and Blackacre Capital Management, LLC.

        "Debt Financing Notes" shall have the meaning set forth in Section 6.3(b).

        "DGCL" shall have the meaning set forth in the recitals hereto.

        "DSHI" shall mean Delaware Securities Holdings, Inc.

        "DSHI Stock" shall mean all of the issued and outstanding shares of capital stock of DSHI, including both Class A common stock, par value $.01 per share, and Class B common stock, par value $1,000 per share.

        "ERISA" shall have the meaning set forth in Section 5.1(p)(i).

        "Effective Time" shall have the meaning set forth in Section 4.3.

        "Environmental Claim" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials.

        "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

        "Environmental Liabilities" shall have the meaning set forth in Section 5.1(z)(iv).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Expense Reimbursement" to a party shall mean reimbursement for such party's out of pocket expenses in connection with due diligence, drafting, negotiating and seeking financing in connection with the Transactions (which, as to Parent, will include expenses incurred by Acquisition Sub), including printing fees, filing fees and fees and expenses of its legal and financial advisors and all commitment and similar fees and expenses payable to any financing sources related to this Agreement and the Transactions and any related financings, in an amount not to exceed $75 million.

        "Fairness Opinion" shall have the meaning set forth in Section 5.1(c).

        "GAAP" shall mean United States generally accepted accounting principles.

        "Governmental Entity" shall mean (i) any legislative, executive, judicial or administrative unit of any government (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, or (ii) any court or arbitral tribunal.

        "Hazardous Materials" shall mean, without regard to amount and/or concentration, (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity, as well as any radioactive or explosive materials; and (e) any raw materials, building components, including asbestos-containing materials, and manufactured products containing Hazardous Materials.

        "Holdings" shall have the meaning set forth in the recitals hereto.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" shall have the meaning set forth in Section 10.1.

        "Intellectual Property" shall mean all (i) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, internet domain names, logos, symbols, trade dress, trade names, company names, d/b/a's, assumed names, fictitious names and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) foreign and domestic inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, "Trade Secrets"); (iv) foreign and domestic published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

        "Intellectual Property Contracts" shall mean all agreements concerning the Intellectual Property of the Company, including without limitation agreements granting the Company or any of its Subsidiaries rights to use the licensed Intellectual Property, agreements granting rights to use Owned Intellectual Property, Computer Software agreements, Computer Hardware agreements, confidentiality agreements, consulting agreements, reseller agreements, trademark coexistence agreements, trademark consent agreements and nonassertion agreements.

        "Internal Reorganization" shall have the meaning set forth in Section 6.7.

        "IRS" shall mean the Internal Revenue Service.

        "Law" shall mean any national, foreign, federal, state, provincial or local law, statute, ordinance, rule, regulation, or code of any jurisdiction (whether foreign or domestic).

        "Leased Real Properties" shall have the meaning set forth in Section 5.1(x)(i).

        "Lien" shall mean any pledge, lien (including, without limitation, mechanics' liens and other liens imposed by statute), charge, mortgage, security interest or other similar interest of any kind or nature whatsoever.

        "Material Contract" shall have the meaning set forth in Section 5.1(t).

        "Material Adverse Effect" shall mean an event, change, occurrence, effect, fact, violation, development or circumstance or a group of them in aggregate, having or resulting in, or that could reasonably be expected to have or result in, a material adverse effect on (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the Transactions on a timely basis, (b) the business, properties, assets (both tangible and intangible), liabilities or current or future condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (c) the current or future consolidated results of operation of the Company and its Subsidiaries taken as a whole compared with the consolidated results of their operations during the same period of the prior year. Only one or more events, changes, occurrences, effects, facts, violations, developments or circumstances, individually or in the aggregate, having or resulting in, or that could reasonably be expected to have or result in, such adverse effect that exceeds, or is reasonably likely to exceed, $150,000,000 shall be deemed a "Material Adverse Effect."

        "May 2004 10-Q" shall mean the Quarterly Report on Form 10-Q for the period ended May 31, 2004, filed by the Company with the SEC on July 15, 2004.

        "Merger" shall have the meaning set forth in the recitals hereto.

        "Merger Consideration" shall have the meaning set forth in Section 2.8(a).

        "Merger Date" shall have the meaning set forth in Section 4.2(a).

        "Merger Financings" shall mean the financings contemplated by the Commitments.

        "Non-Consolidated Entities" shall have the meaning set forth in Section 5.1(j).

        "Options" shall mean any options to purchase Company Common Stock that were issued in accordance with any of the Stock Plans.

        "Owned Intellectual Property" shall mean Intellectual Property owned by the Company or any of its Subsidiaries.

        "Owned Real Properties" shall have the meaning set forth in Section 5.1(x)(i).

        "Parent" shall have the meaning set forth in the introductory paragraph hereto.

        "Parent Cap" shall have the meaning set forth in Section 8.4(i)(2).

        "Parent Loan" shall have the meaning set forth in Section 2.1.

        "Parent's Knowledge" means the actual knowledge of the individuals set forth on Schedule 1-2.

        "Paying Agent" shall have the meaning set forth in Section 2.13.

        "Pension Plan" shall have the meaning set forth in Section 5.1(p)(i).

        "Permitted Liens" means (i) the liens and security interests set forth on Schedule 1-3; (ii) any lien for taxes, assessments or other governmental charges not yet due and payable, or being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been made; (iii) any zoning or other restrictions or encumbrances established by a Governmental Entity, provided that such restrictions or encumbrances have not been violated in any material respect or are being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been made; and (iv) landlord's, mechanic's, materialman's, supplier's, vendor's or similar statutory liens arising in the ordinary course of business consistent with past practice securing amounts which are not delinquent or which are being contested in good faith by appropriate proceedings described on Schedule 1-4 for which adequate reserves in accordance with GAAP have been made.

        "Person" shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

        "Phantom Stock Rights" shall mean rights under the Company's non-qualified deferred compensation plan or other Plans, or under its outside directors compensation program, to receive in the future specified numbers of, or payments based on the value of specified numbers of, shares of Common Stock.

        "Plan" shall have the meaning set forth in Section 5.1(p)(i).

        "Policies" shall have the meaning set forth in Section 5.1(w).

        "Preferred Stock" shall have the meaning set forth in Section 5.1(f).

        "Proxy Statement" shall mean the proxy statement of the Company relating to the Special Meeting, as amended or supplemented.

        "PSA" shall mean any pooling and servicing agreement, collateral administration agreement, intercreditor agreement, participation agreement, participation and servicing agreement, co-lender agreement or other similar agreement relating to CMBS bonds held by the Company or its Subsidiaries.

        "Real Property" shall mean, collectively, the Owned Real Property and the Leased Real Property.

        "Real Property Leases" shall have the meaning set forth in Section 5.1(x)(i).

        "Registered" shall mean, with regard to Intellectual Property, the subject of a registration that has been issued or renewed or is the subject of a pending application.

        "Regulations" shall have the meaning set forth in Section 5.1(o)(i).

        "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

        "Remedial Action" shall mean all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

        "Representative(s)" shall mean with respect to any Person, such Person's officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Special Committee" shall have the meaning set forth in Section 3.1.

        "Special Meeting" shall have the meaning set forth in Section 3.1.

        "Stock Plans" shall mean the Company's: (a) 2003 Incentive Compensation Plan; (b) Non-Qualified Deferred Compensation Plan; (c) 2000 Stock Option and Restricted Stock Plan, as amended; and (d) 1997 Stock Option Plan.

        "Stock Purchase Agreement" shall have the meaning set forth in Section 2.10(b).

        "Stock Purchase Plan" shall mean Company's 2001 Senior Officers Stock Purchase Plan, as amended.

        "Subsequent Filings" means, collectively, all forms, reports, schedules, statements and other documents (including, in each case, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC by the Company after the date of this Agreement under the Exchange Act or the Securities Act.

        "Subsidiaries" shall mean any entities (a) the accounts of which are required by GAAP to be consolidated with those of the Company in the Company's consolidated financial statements; or (b) of which securities, membership interests, partnership interests or other ownership interests representing more than 50% in value of the equity, of the profit or loss interests or of the ordinary voting power are owned, controlled or held by the Company or one or more of its direct or indirect Subsidiaries.

        "Superior Proposal" shall mean a bona fide written offer made by a Person other than Parent, Holdings, Acquisition Sub or an Affiliate of one of them to acquire, directly or indirectly, (a) more than 50% in number of the outstanding shares of Company Common Stock pursuant to a tender offer, separately or followed by a merger, (b) all of the shares of Company Common Stock pursuant to a merger or otherwise or (c) all or substantially all of the assets of the Company and its Subsidiaries, (i) on terms (taken as a whole) which the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be the financial advisor that has advised the Company with regard to the Transactions), would, if consummated, be more favorable from a financial point of view to the Company and the Company Stockholders (in their capacity as such) than the Transactions, whether because it would result in the Company Stockholders receiving consideration with a value per share of Company Common Stock which is greater than the Merger Consideration (valuing non-cash consideration at its fair market value as determined in good faith by the Board of Directors or the Special Committee, after consultation with a financial advisor of nationally recognized reputation), or otherwise, (ii) which the Board of Directors or the Special Committee determines in good faith after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be the financial advisor that has advised the Company with regard to the Transactions) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company or the Special Committee in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal, the likely availability of any necessary financing, the likelihood that the transaction would be consummated and the identity of the Person making such proposal), (iii) which is not conditioned on the receipt of any financing, and (iv) which is not made in violation of any standstill, confidentiality or similar agreement between the Person who made the offer and the Company or any of its Subsidiaries or any of their Representatives.

        "Surviving Corporation" shall have the meaning set forth in Section 2.3.

        "Surviving Corporation Common Stock" shall have the meaning set forth in Section 2.9.

        "Tax" or "Taxes" shall mean (i) any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in clause (i) of this definition as a result of (A) being a transferee (within the meaning of Section 6901 of the Code or any other applicable law) of another Person, (B) being a member of an affiliated, combined, consolidated or unitary group or (C) a contractual arrangement or otherwise.

        "Tax Asset" shall mean any net operating loss, net capital loss, investment Tax credit or any other credit or Tax attribute which could reduce Taxes (including deductions and credits related to alternative minimum Taxes).

        "Tax Return" shall mean any return, declaration, report, claim for refund, information return or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Date" shall have the meaning set forth in Section 8.1(b).

        "Termination Fee" shall mean an amount equal to the excess of (i) $75 million, over (ii) any amount paid as Expense Reimbursement.

        "Third Party" shall mean any Person not an Affiliate of the other referenced Person or Persons.

        "to the Company's Knowledge" shall mean insofar as any of the individuals listed on Schedule 1-1 has Company's Knowledge.

        "to the Parent's Knowledge" shall mean insofar as any of the individuals listed on Schedule 1-2 has Parent's Knowledge.

        "Transactions" shall mean the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the Merger and the Internal Reorganization.

        "Treasury Regulations" shall mean the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code.

        "Voting Agreement" shall have the meaning set forth in the recitals hereto.

        "Welfare Plan" shall have the meaning set forth in Section 5.1(p)(i).

        "50/50 Ventures" shall mean any entities of which securities, membership interests, partnership interests or other ownership interests representing 50% in value of the equity, of the profit or loss interests or of the ordinary voting power are owned, controlled or held by the Company or one or more of its Subsidiaries (except for those entities listed on Schedule 1-5), and the Subsidiaries of such entities listed on Schedule 1-6. Any entity that would have been a 50/50 Venture but for the fact that it is listed on Schedule 1-5, and any Subsidiary of a 50/50 Venture that is not listed on Schedule 1-6, will be treated as a Non-Consolidated Entity rather than as a 50/50 Venture.

ARTICLE II

THE TRANSACTIONS

        Section 2.1    Parent Loan.    Immediately prior to the Effective Time, Parent shall transfer to the Company cash in an amount (the "Parent Loan") determined by Parent in exchange for a promissory note in such form as Parent may reasonably determine from the Company, executed by an authorized officer of the Company (the "Company Note").

        Section 2.2    Agreement to Effect Merger.    The parties agree that Acquisition Sub will be merged into the Company on the terms, but subject to the conditions, set forth in this Agreement, and in accordance with the DGCL, with the effect that after the Merger, Holdings, which immediately before the Merger will be the sole stockholder of Acquisition Sub, will be the sole stockholder of the corporation which is the surviving corporation of the Merger, and the persons who immediately before the Merger are stockholders of the Company will, as a result of the Merger, become entitled to receive cash as provided in Section 2.8.

        Section 2.3    The Merger.    At the Effective Time described below, Holdings, Acquisition Sub and the Company shall consummate the Merger, pursuant to which Acquisition Sub will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation") and shall continue to be governed by the DGCL. Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger, (ii) the separate existence of Acquisition Sub will terminate, and Acquisition Sub's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Sections 259 through 261 of the DGCL.

        Section 2.4    Certificate of Incorporation.    The Certificate of Incorporation of the Company in effect immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation from the Effective Time until it is subsequently amended. That Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Surviving Corporation.

        Section 2.5    By-Laws.    The Company shall take all requisite action so that at the Effective Time, the By-Laws of the Surviving Corporation shall be amended so as to read in their entirety in the form attached hereto as Exhibit A and, as so amended, such By-Laws will be the By-Laws of the Surviving Corporation, until they are thereafter altered, amended or repealed.

        Section 2.6    Directors.    The Company shall take all requisite action so that the persons listed on the schedule delivered by Parent to the Company not less than five days prior to the Special Meeting will be the directors of the Surviving Corporation immediately following the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation.

        Section 2.7    Officers.    The Company shall take all requisite action so that the persons listed on the schedule delivered by Parent to the Company not less than five days prior to the Special Meeting will be the officers of the Surviving Corporation immediately following the Effective Time and will hold the respective offices shown on the schedule delivered by Parent to the Company not less than five days prior to the Special Meeting at the pleasure of the Board of Directors, and in accordance with the By-Laws, of the Surviving Corporation (except as otherwise provided in applicable employment agreements).

        Section 2.8    Stock of the Company.    (a) Subject to Section 2.12 and except as provided in subsection (b) of this Section, at the Effective Time each share of the Company's Common Stock, par value $0.10 per share ("Common Stock"), and each share of the Company's Class B Common Stock, par value $0.10 per share ("Class B Common Stock" and, together with the Common Stock, "Company Common Stock"), which is issued and outstanding immediately before the Effective Time (other than Appraisal Shares), will be converted into and become the right to receive a sum in cash (the "Merger Consideration") equal to $63.10.

          (b)   Each share of Company Common Stock held in the treasury of the Company or held by any direct or indirect wholly-owned Subsidiary of the Company, and each share of Company Common Stock held by Acquisition Sub, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

        Section 2.9    Stock of Acquisition Sub.    At the Effective Time, each share of common stock of Acquisition Sub ("Acquisition Common Stock") which is issued and outstanding immediately before the Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation ("Surviving Corporation Common Stock") and shall be the only issued and outstanding capital stock of the Surviving Corporation. At the Effective Time, a certificate which represented Acquisition Common Stock will automatically become and be a certificate representing the number of shares of Surviving Corporation Common Stock into which the Acquisition Common Stock represented by the certificate was converted.

        Section 2.10    Options and Stock Purchase Agreements.    (a) The Company shall take such action as shall be required so that (i) immediately prior to the Effective Time, each outstanding Option shall become immediately vested and exercisable in full, (ii) with respect to any Options that remain outstanding and unexercised as of the Effective Time, all such Options (whether or not then vested or exercisable and without regard to the exercise price, if applicable, of such Options) granted under any Stock Plan or otherwise, shall be cancelled as of the Effective Time, and, pursuant to the Stock Plans, all such outstanding Options (whether or not vested or exercisable) shall represent solely the right to receive, in accordance with this Section 2.10(a), a cash payment in the amount of the consideration described below, if any, with respect to any such Option and shall no longer represent, or represent the right to purchase, Company Common Stock or any other equity securities of the Company, Acquisition Sub, Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets, and (iii) as of the Effective Time, the Stock Plans shall be terminated. At the Effective Time, each Option issued by the Company which is outstanding and remains unexercised at that time will be converted into the right to receive a sum in cash equal to (A) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Option, times (B) the number of shares of Company Common Stock issuable upon exercise of such Option in full (to the extent it has not already been exercised). In order to receive the amount to which a holder of an Option is entitled under this Section, the holder must deliver to the Company (1) any certificate or option agreement relating to the Option and (2) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the Option.

          (b)   The Company shall take all such action as shall be required so that immediately prior to the Effective Time each stock purchase agreement entered into under the Stock Purchase Plan (each a "Stock Purchase Agreement") shall represent solely the right to receive, in accordance with this Section 2.10(b), a cash payment in the amount of the consideration described below, if any, with respect to any such Stock Purchase Agreement and shall no longer represent, or represent the right or obligation to purchase, Company Common Stock or any other equity securities of the Company, Acquisition Sub, Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets. At the Effective Time, each Stock Purchase Agreement will be converted into the right to receive a sum in cash equal to (A) the amount, if any, by which the Merger Consideration exceeds the per share purchase price of the shares that are the subject of the Stock Purchase Agreement, times (B) the number of shares of Company Common Stock that the employee who is a party to the Stock Purchase Agreement has agreed to purchase (and the Company has agreed to sell) under the Stock Purchase Agreement (without regard to when the employee is required to purchase (and the Company is required to sell)), but has not yet purchased. In order to receive the amount to which an employee who is party to a Stock Purchase Agreement is entitled under this Section, the employee must deliver to the Company (1) such Stock Purchase Agreement and (2) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under such Stock Purchase Agreement.

        Section 2.11    Convertible Notes.    The Company Convertible Debt will (a) become convertible at the Effective Time and (b) unless the terms of the debt securities expressly provide otherwise, will entitle the holders to receive upon conversion after the Effective Time, instead of shares of Common Stock, the Merger Consideration that is payable with regard to the number of shares of Common Stock into which the Company Convertible Debt is converted.

        Section 2.12    Dissenting Shares.    (a) If Section 262 of the DGCL applies to the Merger, notwithstanding any provision of this Agreement to the contrary, Company Common Stock that is outstanding immediately prior to the Effective Time which is held by Company Stockholders who have demanded appraisal of their shares in compliance with Section 262 of the DGCL ("Appraisal Shares") will not be converted into or represent the right to receive the Merger Consideration. Instead, if the Merger takes place, each of the Appraisal Shares shall represent only the right to receive from the Surviving Corporation payment of the appraised value of such shares determined as provided in Section 262 of the DGCL; provided, that if any holder of Appraisal Shares fails to establish his entitlement to appraisal rights as provided in the DGCL, or otherwise withdraws or loses the right to appraisal as provided in Section 262 of the DGCL, then such Appraisal Shares will be deemed to have been converted, as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without any interest, payable in accordance with Section 2.8.

          (b)   The Company will promptly give Parent (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other communications required by, or relating to, Section 262 of the DGCL which the Company receives and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent, (A) make any payment with respect to any demand for payment of the fair value of shares, (B) offer to settle or settle any such demand, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (D) agree to do any of the foregoing.

        Section 2.13    Payment for Shares.    (a) Prior to the Merger Date, Acquisition Sub will designate a bank or trust company to act as Paying Agent in connection with the Merger (the "Paying Agent"). Immediately prior to the Effective Time, the Company will deposit in trust with the Paying Agent the proceeds of the Parent Loan and Parent will deposit in trust with the Paying Agent funds in an amount equal to the excess of the aggregate amounts payable under Sections 2.8, 2.10 and 2.11 and the Parent Loan. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poor's Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

          (b)   Promptly after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was a record holder of Company Common Stock immediately prior to the Effective Time whose shares were converted pursuant to Section 2.8 into the right to receive

  Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a "Certificate") in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay to the holder of the shares represented by the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each share represented by such Certificate, and the Certificate will be cancelled. Book entry transfer of shares to the Paying Agent will have the same effect as surrender of the Certificate representing those shares. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Effective Time, a Certificate will represent only the right to receive the Merger Consideration, without any interest.

          (c)   The Paying Agent may withhold from the sum payable to any Person as a result of the Merger, and pay to the appropriate taxing authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a taxing authority as permitted by this Section will be deemed to have been paid to the Person with regard to whom it is withheld.

          (d)   If a Certificate has been lost, stolen or destroyed, the Parent will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that Parent may require the Person to whom any such Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (e)   At any time which is more than six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which have been deposited with the Paying Agent and have not been disbursed to record holders of Company Common Stock or holders of Options, Stock Purchase Agreements or Convertible Debt immediately prior to the Effective Time (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, record holders of Company Common Stock immediately prior to the Effective Time shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such record holders of Company Common Stock, Options, Stock Purchase Agreements or Convertible Debt immediately prior to the Effective Time shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any record holders of Company Common Stock, Options, Stock Purchase Agreements or Convertible Debt immediately prior to the Effective Time for any Merger consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (f)    From and after the Effective Time, the Surviving Corporation will not record any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Consideration.

ARTICLE III

COMPANY SCHEDULE 13E-3/PROXY STATEMENT AND STOCKHOLDERS MEETING

        Section 3.1    The Special Meeting.    As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of the Company Stockholders for the purpose of considering and taking action upon adoption of this Agreement (the "Special Meeting"), which Special Meeting will be held not later than the 45th day after the day on which the Proxy Statement described in Section 3.2 is mailed, and the Company agrees that this Agreement shall be submitted at such meeting for adoption by the Company Stockholders. Subject to Section 6.4(d), the Company shall use its reasonable best efforts to solicit and obtain from the Company Stockholders proxies, and shall take all other action necessary and advisable to secure the vote of the Company Stockholders required by applicable Law and by the Certificate of Incorporation or the By-Laws of the Company for adoption of this Agreement and, subject to Section 6.4(d), the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement at the Special Meeting and the Company agrees that it shall describe in the Proxy Statement the determination of the Board of Directors of the Company, based upon a recommendation of a special committee of the Board appointed to review and make recommendations to the Board of Directors regarding proposed transactions involving a sale of the Company or a merger of the Company with another entity (the "Special Committee"), to recommend to the Company Stockholders that they adopt this Agreement. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 8.1, its obligations pursuant to the first sentence of this Section 3.1 during the term of this Agreement shall not be affected by (a) the commencement, public proposal, public disclosure or communication to the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) of any Acquisition Proposal or (b) the withdrawal or modification by the Board of Directors of the Company or the Special Committee of its recommendation of this Agreement.

        Section 3.2    Company Schedule 13E-3; Proxy Statement.    As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

          (a)   prepare and, after consultation with and review by Parent and its outside counsel, file with the Securities and Exchange Commission ("SEC") the Company Schedule 13E-3 and Proxy Statement relating to the Transactions and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required by the SEC to be included in the Proxy Statement, including without limitation, any information required to be disclosed on Schedule 13E-3 and, after consultation with and review by Parent, to respond promptly to any comments made by the SEC with respect to the Company Schedule 13E-3 and the Proxy Statement and promptly after the

  Company is informed by the SEC or its outside nationally recognized legal counsel (which may be its current outside legal counsel) that it may do so, cause the Proxy Statement to be mailed to the Company Stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Parent and its outside counsel and (ii), subject to Section 6.4(d), to obtain the necessary approval of this Agreement by the Company Stockholders;

          (b)   promptly notify Parent of the receipt of any comments of the SEC and of any request from the SEC for amendments or supplements to the Company Schedule 13E-3 or the Proxy Statement or for additional information, and promptly supply Parent and its outside counsel with copies of all written correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Schedule 13E-3, the Proxy Statement or the Transactions; and

          (c)   promptly inform Parent and its outside counsel if at any time after the Proxy Statement is mailed and prior to the Special Meeting any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of and in consultation with Parent and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

        Section 3.3    Information for Company Schedule 13E-3 and Proxy Statement.    It is expressly understood and agreed that (a) Parent, Holdings and Acquisition Sub will supply to the Company all information in Parent's, Holding's or Acquisition Sub's possession or reasonably available to them which is required to be included in the Company Schedule 13E-3 and the Proxy Statement, (b) Parent, Holdings, Acquisition Sub and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Company Schedule 13E-3 and the Proxy Statement (including any and all amendments or supplements thereto), (c) the Company shall give Parent and its outside counsel the opportunity to review and comment on each of the Company Schedule 13E-3 and the Proxy Statement prior to it being filed with the SEC and shall give Parent and its outside counsel the opportunity to review and comment on all amendments and supplements to the Company Schedule 13E-3 and the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all comments of and requests by the SEC and (d) to the extent practicable and desired by Parent, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to any of the Company Schedule 13E-3, the Proxy Statement, this Agreement or any of the Transactions (provided, that in the event that such participation by Parent is not practicable or desired by Parent, the Company shall promptly inform Parent and its counsel of the content of all such communications and the participants involved therein).

ARTICLE IV

EFFECTIVE TIME OF MERGER

        Section 4.1    Execution of Certificate of Merger.    Not later than 3:00 P.M. New York City time on the day before the Merger Date, the Company will execute a certificate of merger (the "Certificate of Merger") substantially in the form of Exhibit B and deliver it to Schulte Roth & Zabel LLP for filing with the Secretary of State of Delaware. If all the conditions in Article VII are fulfilled or waived, Parent and Acquisition Sub will cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date or as soon after that date as is practicable.

        Section 4.2    Date of the Merger.    (a) Unless this Agreement shall have been terminated pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VII, the closing of the Merger and the other Transactions shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. New York City time on the third business day after the later of (i) the day on which the Agreement is adopted by Company Stockholders holding a majority in voting power of the outstanding shares of Company Common Stock, or (ii) the day on which all the conditions in Article VII, other than conditions that can only be fulfilled on the Merger Date, have been fulfilled or waived (such date, the "Merger Date"). The Merger Date may be changed by agreement of the Company and Parent.

          (b)   Subject to fulfillment of the conditions set forth in Article VII on or prior to the Merger Date, Parent shall deliver to the Company all of the following:

              (i)  funds in an amount equal to the Parent Loan;

             (ii)  each Ancillary Agreement to which Parent is a party duly executed on behalf of Parent;

            (iii)  a copy of the Certificate of Formation of Parent with all amendments thereto certified as of a recent date by the Secretary of State of the State of Delaware;

            (iv)  a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

             (v)  a certificate executed on behalf of Parent by an officer thereof, dated as of the Merger Date, in form and substance reasonably satisfactory to the Company certifying as to (A) the limited liability company agreement of Parent and (B) the incumbency and signatures of the officers of Parent executing this Agreement and any Ancillary Agreement to which it is a party; and

            (vi)  the certificate contemplated by Section 7.2(d).

          (c)   Subject to fulfillment or waiver of the conditions set forth in Article VII, on or before the Merger Date, Acquisition Sub shall deliver to the Company all of the following:

              (i)  each Ancillary Agreement to which Acquisition Sub is a party duly executed on behalf of Acquisition Sub;

             (ii)  a copy of the Certificate of Incorporation of Acquisition Sub with all amendments thereto certified as a recent date by the Secretary of State of the State of Delaware;

            (iii)  a certificate of good standing of Acquisition Sub, issued as of a recent date by the Secretary of State of the State of Delaware; and

            (iv)  a certificate of the Secretary or an Assistant Secretary of Acquisition Sub, dated as of the Merger Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) Acquisition Sub's By-Laws and (B) the incumbency and signatures of the officers of Acquisition Sub executing this Agreement and the Ancillary Agreements to which it is a party.

          (d)   Subject to fulfillment or waiver of the conditions set forth in Article VII, on or before the Merger Date, the Company shall deliver to Parent and Acquisition Sub all of the following:

              (i)  the Company Note, duly executed on behalf of the Company;

             (ii)  each Ancillary Agreement to which the Company is a party duly executed on behalf of the Company;

            (iii)  a copy of the Certificate of Incorporation of the Company with all amendments thereto certified as of a recent date by the Secretary of State of the State of Delaware.

            (iv)  a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

             (v)  a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Merger Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Company's By-Laws, as amended, and (B) the incumbency and signatures of the officers of the Company executing this Agreement and the Ancillary Agreements to which it is a party;

            (vi)  copies of all consents, waivers or approvals listed on Schedule 5.1-D that have been obtained;

           (vii)  such documentation as may be appropriate to effectuate the Internal Reorganization;

          (viii)  the certificate contemplated by Section 7.3(k); and

            (ix)  a certificate issued as of a recent date by the Company's transfer agent certifying as to the number of issued and outstanding shares of Company Common Stock.

        Section 4.3    Effective Time of the Merger.    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware, or such later time as is agreed to by the parties and set forth in the Certificate of Merger (that being the "Effective Time").

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        Section 5.1    Representations and Warranties of the Company.    The Company represents and warrants to Parent and Acquisition Sub as follows:

          (a)    Organization.    The Company, each of its Subsidiaries (other than subsidiaries that, in aggregate, are not material to the Company), each 50/50 Venture and, to the Company's Knowledge each of the Non-Consolidated Entities, is an entity duly organized, validly existing and in good standing (or in active status) under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as currently contemplated. The Company, each of its Subsidiaries, each 50/50 Venture and, to the Company's Knowledge, each of the Non-Consolidated Entities, is duly qualified or licensed to do business in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect. The Company has, prior to the date of this Agreement, delivered or made available to Parent true, complete and correct copies of the Certificate of Incorporation and the By-Laws of the Company and the comparable governing documents of each of the Subsidiaries of a 50/50 Venture (other than Subsidiaries of the Company or 50/50 Ventures that, in aggregate, were not material to the Company), in each case as amended and in full force and effect as of the date of this Agreement. The respective governance documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries. For purposes of this Agreement, Subsidiaries are, in the aggregate, material to the Company if either (i) at May 31, 2004, they had assets totaling more than $25 million, or (ii) during the year ended November 30, 2003 they had revenues totaling more than $50 million.

          (b)    Authorization.    The Company has all corporate power and authority necessary to enable it to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to carry out the Transactions. All corporate actions necessary to authorize the Company to enter into this Agreement and the Ancillary Agreements to which it is a party and carry out the Transactions, other than adoption of this Agreement by the Company Stockholders, have been taken. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization and delivery of this Agreement and such Ancillary Agreements by the other parties thereto, are valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

          (c)    Company Action.    The Company's Board of Directors has (i) received an opinion from Greenhill & Co., LLC (the "Fairness Opinion") that the Merger Consideration to be received in the Merger by the Company Stockholders is fair to the holders of the Common Stock from a financial point of view (and such opinion has not been withdrawn or modified), (ii) determined, based upon a recommendation of the Special Committee, that this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of the Common Stock, (iii) based upon the recommendation of the Special Committee, duly authorized and approved this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and declared that this Agreement is advisable, and (iv) based upon the recommendation of the Special Committee, resolved to recommend to the Company Stockholders that they vote in favor of adopting this Agreement. Except for obtaining the approval of the Company Stockholders as contemplated by Section 3.1, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Transactions. Notwithstanding anything contained in this subsection (c) or elsewhere in this Agreement, if the Board of Directors or Special Committee withdraws or modifies its recommendation under circumstances described in Section 6.4(d), that withdrawal or modification will not constitute a breach of this Agreement.

          (d)    Consents and Approvals; No Violations.    If the consents described on Schedule 5.1-D are obtained, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, and the consummation of the Transactions will not: (i) violate, result in a breach of or constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company or the comparable governance documents of any of its Subsidiaries or any 50/50 Venture, (ii) result in a violation or breach of, constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, give rise to a penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Company, any of its Subsidiaries or any 50/50 Venture or its Subsidiaries under any of the terms, conditions or provisions of, any agreement, instrument or Company Permit to which the Company, any of its Subsidiaries or any 50/50 Venture or any of its Subsidiaries is a party or by which any of them is bound, or to which any of them or their assets is entitled to the benefit or is otherwise affected, or (iii) violate or result in a penalty under any applicable Law, except, in the case of clauses (ii) and (iii), such violations, breaches or defaults which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and will not interfere with the ability of the Company to carry out the Transactions.

          (e)    Governmental Consents.    No governmental filings, authorizations, approvals, or consents, or other governmental action, other than those related to the Company Schedule 13E-3 and the Proxy Statement, the expiration or termination of waiting periods under the HSR Act, if any, and approval by the California Public Utilities Commission of a change of control of Valencia Water

  Company, if any, are required to permit the Company to fulfill all its obligations under this Agreement.

          (f)    Capitalization.    (i) The only authorized capital stock of the Company is 150,000,000 shares of Common Stock, 40,000,000 shares of Class B Common Stock and 500,000 shares of preferred stock, par value $10 per share ("Preferred Stock"). As of July 31, 2004, there are 19,923,051 shares of Common Stock outstanding, 9,770,298 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. At the date of this Agreement, the only Options or convertible securities outstanding are those set forth on Schedule 5.1-F(i)(1) and the Class B Common Stock. In addition, the Company is a party to Stock Purchase Agreements and has issued Phantom Stock Rights, each as described in the Company 10-K or the May 2004 10-Q or as set forth on Schedule 5.1-F(i)(2). All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable federal and state securities Laws. All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not be subject upon issuance to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable federal and state securities Laws. Except as set forth above, on Schedule 5.1-F(i)(1), on Schedule 5.1-F(i)(2) or as provided in the Stock Plans, (A) there are no shares of capital stock or other equity securities (voting or nonvoting) of the Company or any of its Subsidiaries authorized or outstanding, (B) there are no outstanding or authorized options or restricted stock or warrants, calls, preemptive rights, subscriptions or other similar rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, limited stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise (1) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or (2) obligating the Company or any of its Subsidiaries to issue, transfer (other than transfers of Company Common Stock by the Company's stock transfer agent in the ordinary course) or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, restricted stock, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (C) neither the Company nor any of its Subsidiaries has authorized or outstanding voting debt.

             (ii)  Schedule 5.1-F(ii) sets forth a complete and accurate list of all Subsidiaries of the Company and the 50/50 Ventures as of the date of this Agreement, other than Subsidiaries that are not, in aggregate, material to the Company. Except as set forth on Schedule 5.1-F(ii), on the Merger Date, the Company or a Subsidiary will hold (x)(A) all the shares or other ownership interests in each of its Subsidiaries, and (B) its 50% ownership interests in each of the 50/50 Ventures, that it owns on the date of this Agreement free and clear of any Liens, other than Liens securing indebtedness of the Company or its Subsidiaries and other than shares or interests in Subsidiaries or the 50/50 Ventures that are sold between the date of this Agreement and the Merger Date without violating Section 6.1, and (y) the shares or other ownership interests of its Subsidiaries that it owns on the date of this Agreement free and clear of any options, call rights, rights of first refusal or "tag" or "drag" along rights. The 50/50 Ventures comprise at least 80% of the total market value of all of the 50/50 Ventures and their Subsidiaries taken as a whole.

            (iii)  Other than the Voting Agreement, or as described in the Company 10-K or the May 2004 10-Q or as set forth on Schedule 5.1-F(iii), there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries under the Securities Act.

            (iv)  Except as set forth on Schedule 5.1-F(iv), neither the Company nor its Subsidiaries are required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

             (v)  Except as set forth on Schedule 5.1-F(v) or as described in the Company 10-K or the May 2004 10-Q, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries other than those imposed by the corporate Laws of general applicability of their respective jurisdictions of organization.

          (g)    SEC Reports.    Since December 1, 2001, the Company has timely filed with the SEC all Company SEC Documents required to be filed during such period, all of which are publicly available on EDGAR or listed on Schedule 5.1-G. Except to the extent amended or superseded by a Company SEC Document filed with the SEC prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of the subsequent filings with the SEC), the Company SEC Documents (i) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and (ii) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. Except as listed on Schedule 5.1-G, the Company has not filed, or been required to file, any Company SEC Documents with regard to any period that ended, or any event that occurred, after May 31, 2004. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (h)    Financial Statements.    Each of the financial statements contained or to be contained in the Company SEC Documents or Subsequent Filings (including, in each case, any related notes and schedules) (i) has been, or in the case of Subsequent Filings will be, prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies, or in the case of Subsequent Filings will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) has been, or in the case of Subsequent Filings will be, prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iv) fairly presents, or in the case of Subsequent Filings will fairly present, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries in accordance with GAAP at the dates and for the periods covered thereby, except that the unaudited interim financial statements (1) are, or in the case of Subsequent Filings will be, subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and (2) do not, and in the case of Subsequent Filings will not, contain all footnotes required for financial statements prepared in accordance with GAAP.

          (i)    Absence of Certain Changes.    Since May 31, 2004, except as described in Company SEC Documents that have been filed with the SEC after May 31, 2004 or as set forth on Schedule 5.1-I, (i) the Company, its Subsidiaries and each 50/50 Venture have conducted their businesses in the ordinary course of business, consistent with past practices, and in the same manner in which they were conducted prior to May 31, 2004, and (ii) nothing has occurred which has had, or is reasonably likely to have, individually or in the aggregate with any other event, change, occurrence, effect, fact, violation, development or circumstance that has occurred or arisen since May 31, 2004, a Material Adverse Effect.

          (j)    Non-Consolidated Entities.    Except as described in the Company 10-K or the May 2004 10-Q, or as set forth on Schedule 5.1-J, neither the Company nor any of its Subsidiaries (i) owns any equity interests in any entities (other than issuers of CMBS Bonds) whose financial statements are not included in the consolidated financial statements of the Company and its Subsidiaries to which the Company or any of its Subsidiaries has made or is committed to make (with or without contingency) capital contributions or otherwise transferred or committed (with or without contingency) assets with a value totaling more than $10,000,000 as to any single entity or more than $50,000,000 in total, or the operating results of which are reflected in the consolidated financial statements of the Company and its Subsidiaries on an equity basis and which during its most recently ended fiscal year had net income or a net loss exceeding $10,000,000 (each, a "Non-Consolidated Entity") or (ii) is a guarantor of, or may otherwise be obligated with regard to, indebtedness of any entity whose financial statements are not included in the consolidated financial statements of the Company and its Subsidiaries totaling more than $10,000,000 as to any single entity or more than $50,000,000 in total. There would not have been a Material Adverse Effect in the consolidated total assets or consolidated net worth of the Company and its Subsidiaries at May 31, 2004, or their consolidated revenues, net income or earnings before interest, taxes, depreciation and amortization during the Company's fiscal year ended November 30, 2003 or the six months ended May 31, 2004 if the assets, liabilities and operating results of all of the Non-Consolidated Entities (whether or not included in Schedule 5.1-J) had been included in the consolidated financial statements of the Company and its Subsidiaries as though they were consolidated Subsidiaries.

          (k)    Sufficiency of Assets.    At the date of this Agreement, the assets of the Company and its Subsidiaries are in good working order (subject to normal wear and tear and except as set forth in written plans reflected in the budgets, forecasts or other documents regarding particular properties made available to Parent) and are sufficient to enable them to operate their businesses after the Effective Time substantially as they are being operated on the date of this Agreement.

          (l)    Compliance with Laws.    The Company, its Subsidiaries, each 50/50 Venture and, to the Company's Knowledge, each of the Non-Consolidated Entities, have at all times complied, and currently are complying, with all applicable Laws, except failures to comply that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the Company's Knowledge, except as listed on Schedule 5.1-L, no Action or Proceeding by any Governmental Entity or Third Party with respect to the Company, any of its Subsidiaries or any 50/50 Venture is pending or threatened, nor has any Governmental Entity or Third Party indicated an intention to conduct the same, except investigations or reviews by any Governmental Entity or Third Party that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

          (m)    Permits and Licenses.    The Company, its Subsidiaries and the 50/50 Ventures have obtained and are in compliance with all Company Permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except Company Permits the lack of which, or failure to comply with which, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (n)    Litigation.    Except as described in the Company 10-K or the May 2004 10-Q, or as set forth on Schedule 5.1-N, neither the Company, any of its Subsidiaries, any of the 50/50 Ventures nor, to the Company's Knowledge, any of the Non-Consolidated Entities, is a party to (i) any condemnation or quasi-condemnation proceedings (pending or, to the Company's Knowledge, threatened), (ii) any proceedings (pending, or to the Company's Knowledge, threatened) relating to employment or employee related matters or (iii) any Action or Proceeding (pending or, to the Company's Knowledge, threatened) which is required by Item 103 of Regulation S-K to be disclosed in a report of the Company on Form 10-K or Form 10-Q or would reasonably be expected to result in the Company and/or any of its Subsidiaries incurring any loss, liability or expense in excess of $2 million individually or $10 million in the aggregate or otherwise have a Material Adverse Effect.

          (o)    Taxes.    (i) The Company, each of its Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Code) or consolidated, combined or unitary group (under state or local Tax law) of which the Company or any of its Subsidiaries is a member (each, an "Affiliated Group") filed when due (taking account of extensions) all Tax Returns which it has been required to file and paid all Taxes shown on those returns to be due. Those Tax Returns are correct and complete and accurately reflect all Taxes required to have been paid, except to the extent of (A) items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company, any of its Subsidiaries or the Affiliated Group, as applicable, and which have been adequately reserved against in accordance with GAAP on the balance sheet at May 31, 2004, included in the May 2004 10-Q and (B) the items on those Tax Returns that are in the process of being amended, in each case of sub-clause (A) and (B), as described on Schedule 5.1-O(i)(1). Neither the Company nor any of its Subsidiaries has any liability in excess of $25 million in the aggregate for Taxes as a result of being a member at any time of an affiliated group (within the meaning of Section 1504 of the Code) or consolidated, combined or unitary group (under state or local Tax law) other than an Affiliated Group. Except as shown (including, with respect to audits or other proceedings, a description of status and any adjustments proposed or agreed to) on Schedule 5.1-O(i)(2), (A) no extension of time given by the Company or any of its Subsidiaries for completion of the audit of any of its Tax Returns is in effect and there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company, any of its Subsidiaries or any Affiliated Group, (B) no Tax lien has been filed by any taxing authority against the Company, any of its Subsidiaries or any Affiliated Group, or any of their respective assets, (C) no Federal, state, local or foreign audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its Subsidiaries, (D) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements among the Company and any of its Subsidiaries), (E) neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (F) neither the Company nor any of its Subsidiaries is liable as a transferee, a successor or otherwise for any Tax incurred by any other person (other than liabilities of members of the Company's Affiliated Group as of the date hereof for Taxes resulting from activities of other members of that Affiliated Group), (G) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method (and neither the Company nor any of its Subsidiaries intends to file for such a change) and the IRS is not seeking to cause the Company or any of its Subsidiaries to make a change in accounting method, (H) neither the Company nor any of its Subsidiaries has at any time within three years prior to the date of this Agreement been a "distributing corporation," as that term is defined in Section 355(c)(2) of the Code, with respect to a transaction described in Section 355 of the Code, (I) there is no material intercompany income or gain which may in the future become taxable to the Company or any of its Subsidiaries, whether on disposition of particular Subsidiaries or otherwise, (J) the Company and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and are not liable for any material Taxes for failure to comply with such laws, rules and regulations, (K) neither the Company (since November 1, 1997), nor any of its Subsidiaries (since the later of November 1, 1997 or the time it became a Subsidiary of the Company), has been included in any affiliated, combined, consolidated or unitary groups for Federal, state, local and foreign Tax purposes, (L) neither the Company nor any of its Subsidiaries has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to state, local or foreign Tax statutes and (M) neither the Company nor any of its Subsidiaries is required to make any disclosure in its Tax Return under Section 1.6011-4 of the income Tax regulations promulgated under the Code (the "Regulations") (other than as a result of any transactions which are reportable transactions solely by reason of Section 1.6011-4(b)(6) of the Regulations.

             (ii)  Except for DSHI, neither the Company nor any of its Subsidiaries has elected to be treated as a real estate investment trust under the Code at any time. Since January 1, 1999, DSHI has been organized and operated in conformity with the requirements to be classified as a real estate investment trust under the Code at all times. From its formation on August 25, 1998 until December 31, 1998, DSHI was a corporation under Subchapter C of the Code. At December 31, 1998, DSHI had no assets and no earnings and profits. DSHI does not own any assets that would be subject to corporate-level tax under Regulations Section 1.337(d)-5 through 1.337(d)-7 upon sale or disposition. The Company has delivered to Parent correct and complete information that provides the Company's estimated adjusted tax basis in the DSHI Stock at May 31, 2004, and no transaction or event has occurred since such date that would materially reduce that amount (other than the Transactions, the Merger Financings, the Tax Return amendments referred to in Schedule 5.1-O(i)(1) and any transaction entered into in the ordinary course of business consistent with past practices since May 31, 2004). Neither the Company nor any of its Subsidiaries owns or has owned in a past year for which the applicable statute of limitations has not expired a residual interest in a REMIC. The aggregate amount of "excess inclusion income" within the meaning of Section 860E of the Code earned by DSHI in any taxable year has not exceeded the taxable income of DSHI for such year.

            (iii)  Except as shown on Schedule 5.1-O(iii), each Subsidiary, and each entity in which DSHI has a direct or indirect interest, that is not a United States person under Section 7701(a)(30) of the Code and is not a qualified REIT subsidiary has timely filed a valid Form 8832 to be treated from inception as a partnership or disregarded entity for U.S. Tax purposes.

            (iv)  The Company has delivered to Parent correct and complete information that provides the estimated adjusted tax basis of the Company and its Subsidiaries in their assets for Federal income tax purposes at February 29, 2004, and no transaction or event has occurred since such date that would materially reduce such amounts (other than the Transactions, taxable income or loss incurred in the ordinary course of business since February 29, 2004 consistent with past practices, acquisitions or dispositions of properties in the ordinary course of business since February 29, 2004 consistent with past practices and the Tax Return amendments referred to in Schedule 5.1-O(i)(1)). At November 30, 2002, the Company had total state net operating losses of approximately $220 million, divided among the states as described on Schedule 5.1-O(iv)(2), and no transaction or event has occurred since such date that could reasonably be expected to materially affect such amount (other than the Transactions, taxable income or loss incurred in the ordinary course of business since November 30, 2002, and the Tax Return amendments referred to in Schedule 5.1-O(i)(1) ).

             (v)  The low-income housing credits claimed by the Company and its Subsidiaries have been accurately determined in all material respects under Section 42 of the Code, and the

    Company and its Subsidiaries have satisfied in all material respects all reporting and other requirements under the Code and state and local Law with respect to such credits. Schedule 5.1-O(v) lists the expiration of the credit period with respect to each building held by the Company and its Subsidiaries for which they have claimed low-income housing credits under Section 42 of the Code. Neither the Company nor its Subsidiaries is a party to any Action or Proceeding in which the IRS is seeking to recapture any low-income housing credit applied in the current or prior Tax years.

            (vi)  The Company is not currently, but within the past five years has been, a United States real property holding corporation as defined in Section 897(c)(2)of the Code

          (p)    Employee Benefit Matters.    (i) Schedule 5.1-P(i) identifies each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit that the Company or any of its Subsidiaries currently maintains or to which the Company or any of its Subsidiaries currently contributes for the benefit of any of its or any other Person's employees or former employees (or dependents or beneficiaries thereof) or as to which the Company or any of its Subsidiaries may otherwise have any liability, including, but not limited to, any pension plan ("Pension Plan") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any welfare plan ("Welfare Plan") as defined in Section 3(1) of ERISA, whether funded, insured or self-funded or whether written or oral (each of the foregoing described in this Section 5.1(p)(i), a "Plan").

             (ii)  Each Plan has been administered in all material respects in accordance with its terms. The Company and all the Plans are in compliance in all material respects with the provisions applicable to the Plans of ERISA, the Code and all other applicable Laws, and each such Plan which is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has been determined by the IRS to be a qualified plan (in form) by the issuance of a favorable determination letter by the IRS or is the subject of an application for a favorable determination letter. There is no pending or, to the Company's Knowledge, threatened legal action, suit or claim relating to the Plans. The Company has not engaged in a transaction in connection with which, to the Company's Knowledge, the Company would be subject to either a civil penalty pursuant to Section 502(i) of ERISA or tax pursuant to Section 4975 of the Code. No Action or Proceeding with respect to any Plan (other than routine claims for benefits) is pending, or to the Company's Knowledge, threatened. All contributions and other payments required to have been made by the Company to any Plan have been made.

            (iii)  None of the Pension Plans is subject to Title IV of ERISA or Section 412 of the Code and neither the Company, nor any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, including the Company, a "Commonly Controlled Entity"), currently contributes to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code.

            (iv)  Neither the Company nor any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) or "mass withdrawal liability" within the meaning of PBGC Regulation 4219.2 that has not been fully paid.

             (v)  Neither the Company nor any of its Subsidiaries has used the services of workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or persons who have provided services as independent contractors, to an extent that could reasonably be expected to result in the disqualification of any Plan under applicable law.

            (vi)  Except as required under Section 4980B of the Code, the Company has no obligation to provide post-retirement health or life benefits.

           (vii)  Since May 31, 2004, neither the Company nor any of its Subsidiaries has communicated to present or former employees of the Company or any of its Subsidiaries or formally adopted or authorized any additional plan or program not set forth in Schedule 5.1-P(i) or any change in or termination of any existing Plan. Except as set forth on Schedule 5.1-P(vii), no Plan covers employees other than current directors, officers or employees of the Company or any of its Subsidiaries.

          (viii)  Each Plan may be amended or terminated at any time after the Closing without liability to the Company or any of its Subsidiaries.

            (ix)  The Company has heretofore delivered or made available to the Parent correct and complete copies of each of the following:

              (1)   Each Plan and all amendments thereto and the trust instrument and/or insurance contracts, if any, forming a part of such Plan and all amendments thereto;

              (2)   The most recent IRS Form 5500 and all schedules thereto, if applicable, to any Plan;

              (3)   The most recent determination letter issued by the IRS regarding the qualified status of each Pension Plan as to which a determination letter has been received;

              (4)   The most recent accountant's report, if any, with respect to each Plan;

              (5)   The most recent summary plan description, if any, with respect to each Plan;

              (6)   Any letter, agreement, or correspondence from a Governmental Entity, including but not limited to the Pension Benefit Guaranty Corporation, the U.S. Department of Labor, or the IRS, with respect to any Plan; and

              (7)   Employee handbooks applicable to employees of the Company or any of its Subsidiaries.

        (q)    Labor Matters.    (i) Except as listed in Schedule 5.1-Q, neither the Company nor any of its Subsidiaries is party to any employment, labor or collective bargaining agreement and there are no employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

             (ii)  No employees of the Company or any of its Subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and to the Knowledge of the Company there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company or any of its Subsidiaries. To the Knowledge of the Company there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

              (1)   There are no unfair labor practice charges, grievances or complaints pending or, to the Company's Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

              (2)   Except as listed in Schedule 5.1-Q, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending, or to the Company's Knowledge, threatened in writing to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any of its Subsidiaries.

              (3)   The Company and its Subsidiaries are in compliance in all material respects with all Laws governing the employment of labor, including, but not limited to, all such Laws relating to wages, hours, collective bargaining, discrimination, immigration, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

              (4)   No employee of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.) during the 90-day period ending on the date of this Agreement.

            (iii)  The Company has heretofore delivered or made available to the Parent each agreement listed in Schedule 5.1-P(i) and a list of all employees of the Company and its Subsidiaries, their respective locations, the date their employment commenced, base compensation and any applicable bonus opportunity.

          (r)    Section 280G.    Except as shown on Schedule 5.1-R, there are no contracts, agreements or other arrangements (other than agreements entered into in connection with the Transactions) which, as a result of the Transactions, could require the payment by the Company or by any of its Subsidiaries of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by the Company or any of its Subsidiaries of compensation which may not be deductible because of Section 162(m) of the Code or may be subject to the imposition of an excise Tax under Section 4999 of the Code.

          (s)    Company Schedule 13E-3; Proxy Statement.    Neither the Company Schedule 13E-3 nor the Proxy Statement will, at the respective times they are filed with the SEC or first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date mailed to the Company Stockholders and at the time of the Special Meeting, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Special Meeting or the solicitation of proxies to be used at the Special Meeting. However, the Company does not make any representations or warranties with respect to information supplied by Parent, Holdings, Acquisition Sub or any of their Affiliates or Representatives specifically for inclusion in either the Company Schedule 13E-3 or the Proxy Statement. The Company Schedule 13E-3 (including any amendments thereto) and the definitive Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations under it.

          (t)    Material Contracts.    Schedule 5.1-T contains a correct list of the Material Contracts (as hereinafter defined) to which the Company or any of its Subsidiaries is a party as of the date hereof. For purposes of this subsection (t), a contract or agreement is deemed material (a "Material Contract") if it is (A) a contract or agreement under which the Company reasonably expects to receive, or to be required to make payments, from the date of this Agreement to the time the contract or agreement terminates totaling more than $25 million, or (B)(i) a contract or agreement for the purchase of real estate (under which legal title to such real estate has not yet been fully conveyed to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries has any outstanding liability or obligation) for more than $25 million or a Real Property Lease providing for aggregate rental payments after the date of this Agreement of more than $25 million; (ii) a joint venture, partnership, limited liability company or other contract involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person or relating to any ownership or equity interest of the Company or any of its Subsidiaries in any Person under which the Company reasonably expects to be required to make, or to receive, payments exceeding $25 million in the aggregate after the date of this Agreement; (iii) a contract or agreement containing covenants that in any way purport to restrict the business activity of the Company, any of its Subsidiaries (other than restrictions that solely affect such Subsidiary) or Affiliates or limit the freedom of the Company, any of its Subsidiaries or Affiliates to engage in any line of business or to compete with any Person (including "radius" restrictions and leasing restrictions) other than joint venture agreements that prohibit direct competition by the Company or its Subsidiaries with the joint venture and do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business generally and other than exclusivity or use restrictions in leases or title documents relating to specific properties and land use restriction agreements relating to affordable housing developments requiring that specified percentages of apartments be leased at below market rents or to tenants meeting particular age, income or similar criteria; (iv) a contract or agreement (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, "earn-outs" relating to or the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding (A) trade payables arising in the ordinary course of business consistent with past practice, indebtedness among the Company and its wholly-owned Subsidiaries, and immaterial leases for telephones, copy machines, facsimile machines and other office equipment and (B) contracts or agreements under which the aggregate actual or contingent obligations of the Company and its Subsidiaries are less than $25 million); (v) a contract or agreement required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (vi) a contract or agreement required to be filed under Item 601(b)(10) of Regulation S-K under the Securities Act; or (vii) a union contract or collective bargaining agreement. The Company or its Subsidiaries, as applicable, performed, in all material respects, their respective obligations under each Material Contract to the extent that such obligations to perform have accrued. Except as set forth in Schedule 5.1-T, no breach or default, alleged breach or default, or event which would constitute a breach or default (by either Company or any party thereto, but as to any other party only to the Company's Knowledge) has occurred under any Material Contract, B-note or CMBS Bond or will occur as a result of this Agreement or the consummation of the Transactions which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The Company shall not be deemed to have breached the representation contained in the first sentence of this Section 5.1(t) as to agreements within the definitions contained in clauses (A) or (B)(i), (ii) or (iv) not being listed on Schedule 5.1-T, so long as the agreements listed on Schedule 5.1-T represent at least 80% of the total payment obligations or commitments and anticipated receipts of the Company and its Subsidiaries under all contracts in effect at the date of this Agreement for the balance of the 2004 fiscal year or the 2005 fiscal year.

          (u)    No Undisclosed Material Liabilities.    Except as disclosed in the Company SEC Documents, or as set forth in Schedule 5.1-U or as otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no liabilities of the Company or any of its Subsidiaries, whether accrued, contingent, absolute or determined, other than (i) liabilities adequately reflected or provided for on the balance sheet of the Company (including the notes thereto) contained in the Company 10-K or the May 2004 10-Q, as the case may be, or (ii) liabilities incurred in the ordinary course of business consistent with past practices subsequent to May 31, 2004.

          (v)    Investment Company Act of 1940.    Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to register as an investment company under the Investment Company Act of 1940.

          (w)    Insurance.    Schedule 5.1-W contains a true, accurate and, in all material respects, complete list of all policies of collision, fire, casualty, liability, workmen's compensation and other forms of insurance, reinsurance and similar arrangements as of the date hereof (collectively, the "Policies") pursuant to which the Company or any of its Subsidiaries seeks to limit, or transfer to a Third Party, financial or other risk applicable to the Company or its Subsidiaries or any of their respective businesses or assets. All Policies are in full force and effect, all premiums with respect thereto covering the respective policy periods have been paid, or are current with respect to agreed-upon installment plans, and no notice of cancellation or termination has been received with respect to any such policy. Such Policies (or replacement Policies providing substantially equivalent coverage) (A) are sufficient, as of the date hereof, for compliance in all material respects with Law and of all Material Contracts, (B) are valid and enforceable policies, (C) provide adequate insurance coverage for the assets and operations of the Company and each of its Subsidiaries in accordance with standard industry practices, and (D) will remain in full force and effect through their respective term without payment of additional premiums except pursuant to negotiated installment payments, auditable Policies, premium financing agreements and retrospectively rated Policies. Prior to the date of this Agreement, the Company has provided or made available to Parent a list of all claims made under the Policies, and of all payments made to the insured party or parties thereunder, since December 1, 2001 through May 31, 2004, it being understood that the information contained in such list is true, accurate and, in all material respects, complete. The Company shall not be deemed to have breached the representation contained in this Section 5.1(w) if the Policies listed on Schedule 5.1-W and the list of claims and payments made under the Policies represent at least 80% of the total Policies (in terms of coverage) in effect and 80% of the claims and payments made at the date of this Agreement.

          (x)    Title to Property.    (i) Schedule 5.1-X(i)(1) contains a true, accurate and, in all material respects, complete list as of February 29, 2004 of each real property lease, sublease, license and other agreement, whether oral or written and including all amendments thereto and assignments thereof with rental payments in excess of $25 million in the aggregate after February 29, 2004 (the "Real Property Leases"), related to the tenancy (or other use and occupancy) by the Company or any of its Subsidiaries of real property (collectively, the "Leased Real Properties"). True, correct and complete copies of all Real Property Leases have been made available to Parent. Schedule 5.1-X(i)(2) contains a true, correct and in all material respects complete list of all real property owned by the Company or any of its Subsidiaries as of February 29, 2004 with an estimated value in excess of $25 million individually (collectively, the "Owned Real Properties") together with the book value, appraised value (if any) and internally estimated value (if any) of each Owned Real Property. Schedule 5.1-X(i)(1) also contains a list of all acquisitions and dispositions of interests in real property after February 29, 2004 with a purchase or sale price of at least $10 million, specifying those properties that were sold for a price below the market value previously furnished to Parent. Except as set forth on Schedule 5.1-X(i)(3), the Company or one of its Subsidiaries (A) in the case of each Owned Real Property, is the sole legal and beneficial owner of such Owned Real Property, and has, good, valid and marketable fee simple title thereto, (B) in the case of each Leased Real Property, has a valid and binding leasehold estate or (as specified on such Schedule) license in such Leased Real Property and (C) in the case of tangible personal property, is the sole owner and holder of, and has, good title to, or a valid lease or license to use, all of their respective material assets, in each case free and clear of any Liens, encumbrance, conditions or covenants of record, or zoning or similar restrictions other than for Permitted Liens. The Company shall not be deemed to have breached the representation contained in this Section 5.1(x) if (a) the Real Property Leases listed on Schedule 5.1-X(i)(1) represent at least 80% of the Real Property Leases (in terms of annual rental payments) of the Company and its Subsidiaries in effect at the date of this Agreement and (b) the Owned Real Properties listed on Schedule 5.1-X(i)(2) represent at least 80% of the Owned Real Properties (in terms of internally estimated asset value) of the Company and its Subsidiaries in effect at the date of this Agreement.

             (ii)  Except as set forth on Schedule 5.1-X(ii) or as otherwise listed on Schedule 5.1-T, there are no unexpired leases, licenses, shared use agreements or other occupancy agreements, purchase contracts, options, rights of first offer, rights of first refusal or similar rights or options which permit any Person to purchase, lease or otherwise occupy or acquire any interest in any of the Owned Real Property under which the Company and its Subsidiaries will receive aggregate payments in excess of $25 million per year, and there is no material default under any of the leases, licenses, shared use agreements, occupancy agreements, purchase agreements or other agreements identified in such Schedule.

            (iii)  Except as set forth on Schedule 5.1-X(iii), neither the Company nor any of its Subsidiaries, nor any subtenant or licensee thereunder, is in material default under any Real Property Lease.

            (iv)  Except as set forth on Schedule 5.1-X(iv), all buildings, structures and other improvements on any of the Owned Real Property are structurally sound with no material defects, except as set forth in written plans reflected in the budget, forecasts or other documents relating to particular items of Owned Real Property made available to Parent.

             (v)  The Owned Real Property complies, in all material respects, with all Laws and all ordinance, zoning and other land use requirements.

            (vi)  Except as set forth on Schedule 5.1-X(vi), no Real Property Lease listed therein has been assigned, no portion of any Leased Real Property listed therein has been subleased, and the Company or one of its Subsidiaries (as applicable) is currently in occupancy of all of the Leased Real Property.

          (y)    Affiliated Transactions.    Schedule 5.1-Y sets forth a complete list of (i) all agreements, contracts and arrangements between the Company and/or its Subsidiaries, on the one hand, and Lennar Corporation and/or its Subsidiaries, or officers or directors of the Company and/or their respective family members, on the other hand, and (ii) all transactions between the Company and/or its Subsidiaries, on the one hand, and Lennar Corporation and/or its Subsidiaries, or officers or directors of the Company and/or their respective family members, on the other hand, since December 1, 2002, having a potential or actual value or a contingent or actual liability or obligation exceeding $100,000 each (or, as to an agreement, contract or arrangement between the Company or a Subsidiary and Lennar Corporation or a Subsidiary, $10 million each), together with a description in reasonable detail of any such agreements, contracts or arrangements that are not in writing.

          (z)    Environmental Matters.    Except as set forth in Schedule 5.1-Z, or that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect:

              (i)  the operations of the Company, its Subsidiaries, the 50/50 Ventures and, to the Company's Knowledge, each of the Non-Consolidated Entities, are in material compliance with all applicable Environmental Laws;

             (ii)  the Company, its Subsidiaries and the 50/50 Ventures have obtained and are in compliance with all Company Permits that are required under Environmental Laws to operate the facilities, assets, real estate and business of the Company;

            (iii)  there has been no Release of Hazardous Materials at any of the real estate that is owned, leased, operated or managed by the Company, any of its Subsidiaries, any of the 50/50 Ventures or any predecessor in interest of any of the foregoing entities, or, to the Company's Knowledge, at any disposal or treatment facility which received Hazardous Materials generated by the Company, its Subsidiaries, any of the 50/50 Ventures or any predecessor in interest of any of the foregoing entities, that is reasonably likely to result in Environmental Liabilities of the Company or any of its Subsidiaries;

            (iv)  none of the Company, its Subsidiaries, the 50/50 Ventures or, to the Company's Knowledge, any of the Non-Consolidated Entities, has received any notice of or is subject to, any Environmental Claim that asserts any liability on the part of the Company, its Subsidiaries, the 50/50 Ventures or, to the Company's Knowledge, any of the Non-Consolidated Entities or any predecessor in interest of any of the foregoing entities under any Environmental Law, or in respect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or industrial, hazardous or toxic substances or waste (collectively, "Environmental Liabilities"), nor does the Company have Knowledge of any threatened or pending claim of Environmental Liabilities against the Company, any of its Subsidiaries, the 50/50 Ventures or, to the Company's Knowledge, any of the Non Consolidated Entities, or any predecessor in interest of any of the foregoing entities;

             (v)  to the Company's Knowledge, no Environmental Claims have been asserted against any facilities that have received Hazardous Materials generated by the Company, any of its Subsidiaries, any of the 50/50 Ventures or any of the Non-Consolidated Entities that individually or in the aggregate is reasonably likely to result in Environmental Liabilities of the Company, any of its Subsidiaries, any of the 50/50 Ventures or any of the Non-Consolidated Entities;

            (vi)  the Company has delivered or made available to Parent and Acquisition Sub true and complete copies of all environmental reports, studies, investigations or correspondence in its possession regarding Environmental Liabilities of the Company, any of its Subsidiaries or any of the 50/50 Ventures and environmental conditions at real estate that is owned, leased, operated or managed by the Company, any of its Subsidiaries or any of the 50/50 Ventures; and

           (vii)  there are no environmental conditions at the real estate presently or formerly owned, leased, operated or managed by the Company, any of its Subsidiaries, any of the 50/50 Ventures or, to the Company's Knowledge, any of the Non Consolidated Entities or any predecessor in interest of any of the foregoing entities, that are not in compliance with Environmental Law or are reasonably likely to give rise to Environmental Liabilities.

          (aa)    State Takeover Statutes.    The Board of Directors of the Company has taken any and all requisite action so that neither the restrictions on "business combinations" set forth in Section 203 of the DGCL, nor any other "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover Laws of any state other than the State of Delaware, will apply to this Agreement, the Voting Agreement, the Merger or any of the other Transactions.

          (bb)    Internal Controls.    The Company is in the process of completing its review of its internal controls to ensure that they are compliant with Section 404 of the Sarbanes Oxley Act of 2002. At the date of this Agreement, to the Company's Knowledge, there are no material weaknesses in the Company's internal controls and, although the Company has not tested the effectiveness of those internal controls for compliance with Section 404, there is no Company Knowledge that those internal controls do not comply with such Section.

          (cc)    B-Notes.    The information with respect to the B-notes of the Company and its Subsidiaries contained in the Company 10-K and in the Company's subsequent quarterly reports on Form 10-Q filed with the SEC on or prior to the date of this Agreement is true and correct in all material respects. Except as previously disclosed by the Company to the Parent, no underlying loan relating to a B-note is being specially serviced.

          (dd)    Intellectual Property.    Schedule 5.1-DD sets forth a complete list of all (i) Owned Intellectual Property that is material to the Company or any of its Subsidiaries; and (ii) Intellectual Property Contracts which are material to the Company or any of its Subsidiaries. The Company shall not be deemed to have breached the representation contained in this Section if the Owned Intellectual Property or Intellectual Property Contracts listed on Schedule 5.1-DD represent at least 80% in value to the Company and its Subsidiaries, of the Owned Intellectual Property or Intellectual Property Contracts of the Company and its Subsidiaries in effect at the date of this Agreement. There is no Owned Intellectual Property that is Registered. The Company and each Subsidiary is entitled to use all Intellectual Property which it uses in connection with its businesses, other than Intellectual Property which the Company and the Subsidiaries could stop using without the cessation, individually or in the aggregate, having a Material Adverse Effect. To the Company's Knowledge, neither the Company nor any of its Subsidiaries has been informed of any claim that the Company or any of its Subsidiaries is, and to the Company's Knowledge neither the Company nor any of its Subsidiaries is, infringing on, violating or unlawfully using any trademark or service mark, patent, copyright, trade secret or any other Intellectual Property owned by any Third Party or any name which is confusingly similar to that of any Third Party. To the Company's Knowledge, no Person is infringing or violating any Owned Intellectual Property. No Person other than the Company or its Subsidiaries has any ownership interest in, or a right to receive a royalty or similar payment with respect to, the Company's "Lennar Partners Asset Management System", its "Focus" Computer Software or any other Intellectual Property or Computer Software set forth on Schedule 5.1-DD. The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the Business (collectively, "Business Trade Secrets"). To the Company's Knowledge, no unauthorized disclosure of any Business Trade Secrets has been made. The Transactions will not result in the termination of, or otherwise require the consent of any party to, any Intellectual Property Contract listed on Schedule 5.1-DD. The Company and its Subsidiaries are in compliance with, and have conducted their businesses so as to comply with, all material terms of all Intellectual Property Contracts listed on Schedule 5.1-DD. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company, its Subsidiaries or another party under any Intellectual Property Contract listed on Schedule 5.1-DD. No party to any Intellectual Property Contract listed on Schedule 5.1-DD has given the Company or any of its Subsidiaries notice of its intention to cancel, terminate or fail to renew any Intellectual Property Contract listed on Schedule 5.1-DD.

          (ee)    Commercial Mortgage Backed Securities/Servicing.

              (i)  Schedule 5.1-EE(i) contains a true, accurate and, in all material respects, complete list of each commercial mortgaged backed bond, certificate or security (collectively, the "CMBS Bonds") owned or held by the Company and/or its Subsidiaries as of May 31, 2004 (the Company shall not be deemed to have breached the representation contained in this subsection (i) if the CMBS Bonds listed on Schedule 5.1-EE(i) represent at least 80% of the total CMBS Bonds in effect at the date of this Agreement);

             (ii)  the information with respect to the CMBS Bonds contained in the Company 10-K and in the Company's subsequent quarterly reports on Form 10-Q filed with the SEC on or prior to the date of this Agreement is true and correct in all material respects.

            (iii)  except as set forth on Schedule 5.1-EE(iii), neither the Company nor its Subsidiaries have been removed as the "Special Servicer" of a mortgage pool related to any CMBS Bonds (except in connection with the unwinding of a mortgage pool or an arm's length sale by the Company or its Subsidiaries of the CMBS Bonds representing the controlling class in such mortgage pool); and

            (iv)  the Company and its Subsidiaries are in material compliance will all applicable PSA's, including any requirement to carry insurance. Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees that is involved in the servicing or administration of Loans has been refused such coverage or insurance.

        Section 5.2    Representations and Warranties of Parent and Acquisition Sub.    Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company as follows:

          (a)    Organization.    Parent is a limited liability company duly formed and validly existing and in good standing under the Laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

          (b)    Authorization.    Parent and Acquisition Sub each has all limited liability company or corporate, as applicable, power and authority necessary to enable it to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to carry out the Transactions. All limited liability company or corporate actions necessary to authorize each of Parent and Acquisition Sub to enter into this Agreement and the Ancillary Agreements to which Parent or Acquisition Sub, as applicable, is a party and carry out the Transactions contemplated by it have been taken, other than the adoption of this Agreement by Acquisition Sub's stockholders. This Agreement and the Ancillary Agreements to which Parent or Acquisition Sub, as applicable, is a party have been duly executed by each of Parent and Acquisition Sub, as applicable, and, assuming the due authorization and delivery of this Agreement and such Ancillary Agreements by the other parties thereto, are valid and binding agreements of each of Parent and Acquisition Sub, as applicable, enforceable against each of them in accordance with their terms.

          (c)    Consents and Approvals; No Violation.    Neither the execution or delivery of this Agreement or of any of the Ancillary Agreements to which Parent or Acquisition Sub is a party nor the consummation of the Transactions will violate, result in a breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Formation or Limited Liability Company Agreement of Parent, the Certificate of Incorporation or By-Laws of Acquisition Sub, any agreement or instrument to which Parent, Holdings or Acquisition Sub or any Subsidiaries of any of them is a party or by which any of them is bound, or any Law, except violations or breaches of, or defaults under, agreements or instruments which would not reasonably be expected to materially interfere with the ability of Parent, Holdings or Acquisition Sub to carry out the Merger and the Transactions.

          (d)    No Other Consents or Approvals.    Except as disclosed on Schedule 5.2-D, no governmental filings, authorizations, approvals or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, and approval by the California Public Utilities Commission of a change of control of Valencia Water Company, if any, are required to permit Parent and Acquisition Sub to fulfill all their respective obligations under this Agreement.

          (e)    No Prior Activities.    Acquisition Sub was formed solely for the purpose of engaging in the Transactions. Acquisition Sub has not, and at the Merger Date will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities, except the activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the Transactions.

          (f)    Information in the Company Schedule 13E-3 and the Proxy Statement.    The information supplied by Parent, Holdings or Acquisition Sub or any of their Representatives for inclusion in the Company Schedule 13E-3 and the Proxy Statement will not be, at the respective times the Company Schedule 13E-3 and the Proxy Statement are filed with the SEC or first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date mailed to the Company Stockholders and at the time of the Special Meeting, false or misleading with respect to any material fact or will omit to state any material fact required to be stated as part of that information or necessary in order to make the information supplied by Parent, Holdings or Acquisition Sub or their Representatives, in light of the circumstances under which it is supplied, not misleading or necessary to correct any statement in any earlier communication with respect to the Special Meeting or the solicitation of proxies to be used at the Special Meeting. None of Parent, Holdings or Acquisition Sub makes any representations or warranties with respect to information in either the Company Schedule 13E-3 or the Proxy Statement, other than information supplied by Parent or Acquisition Sub or their Representatives specifically for inclusion therein.

          (g)    Ownership of Acquisition Sub.    Acquisition Sub is wholly-owned by Holdings. Holdings is wholly-owned by Parent. Parent is an Affiliate of Cerberus Capital Management, L.P. Parent and Holdings have obtained commitment letters with respect to the provision of equity capital and debt to Parent and Holdings, copies of which have been provided to the Company.

          (h)    Litigation.    None of Parent, Holdings or Acquisition Sub is the subject of any suit or governmental proceeding which seeks to prevent Parent, Holdings or Acquisition Sub from carrying out the Transactions, nor, to the Parent's Knowledge, has any such suit or proceeding been threatened.

        Section 5.3    Termination of Representations and Warranties.    The representations and warranties in Sections 5.1, 5.2 and 9.1 will terminate at the Effective Time, and none of the Company, Parent or Acquisition Sub, or any of their respective stockholders (including Holdings) or other equity owners or any other Persons, will have any rights, liabilities or claims as a result of any of those representations and warranties after the Effective Time.

ARTICLE VI

ACTIONS PRIOR TO THE MERGER

        Section 6.1    Activities Until Effective Time.    From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries to, except with the written consent of Parent, as required by this Agreement or as expressly set forth in the Company's business plan delivered to Parent on the date hereof:

          (a)   Operate its business in the ordinary course and in a manner consistent with past practices.

          (b)   Take all reasonable steps available to it to maintain the goodwill of its business and, except as otherwise requested by Parent, the continued employment of its executives.

          (c)   At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

          (d)   Not incur any indebtedness other than as set forth in Schedule 6.1-D.

          (e)   Except as required by any agreement set forth in any of the Schedules hereto or excluded from these Schedules because of size or immateriality (without giving effect to any amendment thereto not disclosed therein), not (i) enter into any joint ventures, (ii) make any investments in, or acquire any interests in, real estate in excess of $5 million individually and $10 million in the aggregate, (iii) make any commitments in excess of $5 million individually and $10 million in the aggregate, (iv) enter into any contractual commitments involving capital expenditures, loans or advances in excess of $5 million individually and $10 million in the aggregate, or (v) voluntarily incur any contingent liability (other than through endorsement of checks and similar routine transactions) in excess of $5 million individually and $10 million in the aggregate.

          (f)    Not enter into any agreement that contains a change of control or similar provision that would require the payment or accelerated payment of any amounts, modify the rights of the Company or any of its Subsidiaries under any agreement, impede, impair or increase the cost of the consummation of the Transactions or the consummation of the Merger Financings.

          (g)   Not declare, set aside or pay any dividends or other distribution (other than regularly scheduled quarterly dividends at the rate in effect at the date of this Agreement), or make any other distributions or repayments of debt to any beneficial owner of more than 5% of the outstanding shares of Company Common Stock (other than payments by Subsidiaries of the Company to the Company or to wholly-owned Subsidiaries of the Company).

          (h)   Not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to any beneficial owner of more than 5% of the outstanding shares of Company Common Stock or to directors or officers of the Company or any of its Subsidiaries.

          (i)    Not acquire, authorize or make (or commit to make) any investments in, or make any capital contribution to, any Person in excess of $5 million individually or $10 million in the aggregate.

          (j)    Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

          (k)   Comply in all material respects with all applicable Laws and regulations of Governmental Entities.

          (l)    Not purchase, sell, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or subject to Lien any personal or intangible property or assets, or any real property, owned by the Company or any of its Subsidiaries, except in transactions involving the payment or receipt by the Company of less than $5 million individually and $10 million in the aggregate.

          (m)  Not enter into any contract, agreement or arrangement that provides to a Third Party a right of consent, right of termination, call right, right of first referral or other similar right of any kind or nature whatsoever as a result of the Transactions.

          (n)   Other than as set forth on Schedule 6.1-N, not enter into or amend any employment, severance or similar agreement or arrangement, except as contemplated by Section 7.3(c) or any such agreements or arrangements involving payments of less than $50,000.

          (o)   Other than as set forth on Schedule 6.1-O, not adopt, become an employer with regard to, or amend any employee benefit or post-employment benefit plan or arrangement.

          (p)   Not amend the Company's Certificate of Incorporation or By-Laws or any comparable governance documents of its Subsidiaries.

          (q)   Not (i) issue or sell any shares of its capital stock (except upon exercise of Options, as required by Phantom Stock Rights, pursuant to Stock Purchase Agreements or upon conversion of Company Convertible Debt) or any options, warrants or convertible or exchangeable securities, (ii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries or (iii) adopt or implement a "poison pill," stockholder rights plan or any similar device.

          (r)   Not materially reduce the amount or modify the type and scope of any insurance coverage provided by existing Policies (including, without limitation, not allowing any Policy to expire without being replaced).

          (s)   Other than amending Tax Returns as described on Schedule 5.1-O(i)(1), not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes and items stated on its Tax Returns, file any material Tax Return (except in the ordinary course of business consistent with past practices), enter into any closing agreement or settle any claim or assessment in respect of Taxes involving payment of more than $5 million in Taxes (as determined on an aggregated basis), surrender any right to claim a Tax refund in excess of $5 million (as determined on an aggregated basis) or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take or omit to take any other action (except (i) as required by applicable Law with written notice of any such required action given to Parent, (ii) the Transactions contemplated herein and (iii) the conduct of their business as required by this Agreement) if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax Asset of the Company, any of its Subsidiaries, Parent or any Affiliate of Parent.

          (t)    Not merge, consolidate or enter into any other business combination with any other Person, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

          (u)   Not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or prepay, refinance or amend any existing indebtedness of, or make any investments in, any other Person, except in transactions creating actual or contingent obligations of not more than $5 million individually and $10 million in the aggregate.

          (v)   Not enter into any agreement or transaction that would, or could reasonably be expected to, impede or make unfeasible the Transactions or the consummation of the Merger Financings, other than as permitted by Section 8.1(g).

          (w)  Not enter into or amend or otherwise modify any agreement or arrangement with any Affiliates (including, but not limited to, Lennar Corporation and its Subsidiaries) or the officers, directors or employees of the Company or its Subsidiaries or any beneficial owner of more than 5% of the outstanding shares of Company Common Stock.

          (x)   Not amend, terminate or waive compliance with the material terms of any Material Contracts, or make (or commit to make) or enter into any agreement or contract that, if entered into prior to the date of this Agreement, would be a Material Contract.

          (y)   Not enter into any settlement or release with respect to Actions or Proceedings in which the Company or any Subsidiary would be required to pay more than $5 million individually and $10 million in the aggregate.

          (z)   Not authorize or enter into any agreement to take any of the actions referred to in subsections (a) through (y) above.

        Section 6.2    HSR Act Filings; Competition Approvals.    (a) Each of the Company and Parent shall (and the Company shall cause its Subsidiaries to) (i) promptly make or cause to be made the filings, if any, required of such party under the HSR Act and any other Antitrust Laws with respect to the Transactions (except for filings which have been made prior to the date hereof), (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of the Company's Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any resulting investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to such filing or the Transactions. Each of the Company, its Subsidiaries, Parent, Holdings, Acquisition and their Affiliates shall promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or the Transactions.

          (b)   Each of the Company and Parent shall (and the Company shall cause its Subsidiaries to) use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith, if any administrative or judicial Action or Proceeding is instituted (or threatened to be instituted) challenging the Transactions as violative of Antitrust Law, each of the Company, its Subsidiaries and Parent and its subsidiaries shall cooperate and use all reasonable best efforts vigorously to contest and resist any such Action or Proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use all reasonable best efforts to take such action as may be required to cause the expiration or termination of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

        Section 6.3    Cooperation.    (a) Subject to the terms and conditions provided herein (including Section 6.4 and Article VIII), each of the Company, Parent, Holdings and Acquisition Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions and to consummate and make effective, in the most expeditious manner practicable, the Transactions and the Merger Financings (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the Transactions (including the provision of the Merger Financings). Without limiting the generality of the foregoing, each of the Company, Parent, and Acquisition Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to promptly defend any Action or Proceeding challenging this Agreement or the consummation of any of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify Parent of any Action or Proceeding or threatened Action or Proceeding (including any shareholder Action or Proceeding), other than where Parent, Holdings, Acquisition Sub or any of their respective Affiliates is the adverse party, against the Company and/or its directors relating to the Transactions and the Company shall give Parent the opportunity to participate, in the defense or settlement of any such Action or Proceeding; provided, that no settlement with respect to any such litigation shall be agreed to without Parent's prior consent (not to be unreasonably withheld or delayed).

          (b)   Prior to the Closing, the Company will cause its management to cooperate with Parent and its Representatives and provide information reasonably required by Parent and its Representatives in connection with the Merger Financings, including the offer, sale and placement of promissory notes (collectively, the "Debt Financing Notes") by Parent or the Surviving Corporation or its affiliates. Such cooperation will include, without limitation, (i) the assistance in the preparation of offering circulars or private placement memoranda with respect to the Debt Financing Notes, (ii) the delivery of such financial and statistical information relating to the Company and its Subsidiaries as may be reasonably requested in connection with the offer and sale of the Debt Financing Notes, (iii) arranging for the Company's independent accountants to provide such comfort letters, consents and other services that may be required in respect of the offer and sale of the Debt Financing Notes and (iii) using commercially reasonable efforts to assist in the marketing and sale of the Debt Financing Notes and any other syndication of the Debt Financing Notes, including making appropriate officers of the Company available, on a basis that will not unreasonably interfere with the performance of their duties, for due diligence meetings and for participation in the road show and meetings with prospective purchasers of the Debt Financing Notes.

          (c)   Parent will cause Holdings to consent to the adoption of this Agreement immediately following its execution.

        Section 6.4    No Solicitation of Offers; Notice of Proposals from Others.    (a) Each of the Company and its Subsidiaries represents that, effective May 11, 2004, each of them and their respective Affiliates and Representatives ceased any discussions, activities or negotiations with any Person or Persons other than Parent or Acquisition Sub or Persons acting on their behalf that may have been ongoing at that time with respect to any Acquisition Proposal or seeking an Acquisition Proposal and none of them conducted any such discussions, or engaged in any such activities or negotiations, at least until June 9, 2004.

          (b)   The Company and its Subsidiaries shall not take, and shall cause their respective Representatives not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by way of furnishing non-public information), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below or in connection with, or contemplation of, the termination of this Agreement pursuant to Section 8.1(g), or to agree to approve or endorse any Acquisition Proposal other than the Transactions or, except in connection with, or contemplation of, the termination of this Agreement pursuant to Section 8.1(g), to enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger and the Transactions, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Acquisition Sub) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives; provided, that prior to obtaining the approval of the Company Stockholders contemplated by Section 3.1, in response to an unsolicited written Acquisition Proposal (that was not made as a consequence of any violation of this Section 6.4 or of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives) and otherwise in compliance with its obligations under Section 6.4(e), the Company may:

            (1)   request clarifications from, or furnish information to (but not enter into discussions with), any Person which makes an unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (C) the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be the Company's or the Special Committee's current outside legal counsel), that there is a reasonable likelihood that failure to take such actions would be inconsistent with the fiduciary duties of the Board of Directors or the Special Committee under applicable Law, or

            (2)   participate in discussions with, request clarifications from, or furnish information to, any Person that makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions, (B) the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be the Company's or the Special Committee's current outside legal counsel) and financial advisors, that the transaction that is the subject of the Acquisition Proposal would be a Superior Proposal and (C) the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be the Company's or the Special Committee's current outside nationally recognized legal counsel), that there is a reasonable likelihood that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law.

  If the Company enters into a confidentiality agreement with any Person as required by subsection (1)(A) or subsection (2)(A) of this Section 6.4(b) and that confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent.

          (c)   The Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or their respective Representatives, including where necessary, seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. It is understood that no discussions with any Person shall give rise to a violation of this Section 6.4(c) if (i) the Company, its Subsidiaries or its Representatives, as applicable, did not know or have reason to know that such discussion related to an Acquisition Proposal and (ii) such discussion was immediately ceased once the Company, its Subsidiary or Representatives, as applicable, knew or had reason to know it related to an Acquisition Proposal.

          (d)   Neither the Board of Directors of the Company nor the Special Committee shall (i) withdraw, modify or amend, or announce that it proposes to withdraw, modify or amend, in a manner adverse to the Transactions, the approval, adoption or recommendation of this Agreement, (ii) approve or recommend, or announce that it proposes to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept any Acquisition Proposal and/or enter into any Acquisition Agreement or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of the Company or the Special Committee may withdraw, modify or amend its recommendation of this Agreement prior to the time the Company Stockholders adopt this Agreement as contemplated by Section 3.1 if (x) the Company has complied with its obligations under this Section 6.4, (y) the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be the Company's or the Special Committee's current outside legal counsel), that there is a reasonable likelihood that failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (z) at least seven business days prior to taking such action (or in the case of the action set forth in subsection 6.4(d)(iii), at least three business days), the Board of Directors of the Company or the Special Committee shall have advised Parent in writing that the Board of Directors or the Special Committee intends to consider withdrawing, modifying or amending its recommendation of this Agreement together with the specific reasons therefore, given Parent an opportunity to appear before it at a meeting (of which Parent will have been given at least three business days' prior notice) and present reasons why the Board of Directors or the Special Committee should not withdraw, modify or amend its recommendation of this Agreement and fully cooperated with Parent with the intent of enabling the parties to agree to a modification of the terms and conditions of this Agreement so that the Transactions will be on the terms such that the Board of Directors of the Company or the Special Committee shall not be obligated to, and shall not, withdraw, modify or amend its recommendation of this Agreement. Any such withdrawal, modification or change shall not include changing the approval of the Board of Directors of the Company or the Special Committee for purposes of causing any state takeover statute or other similar Law to be applicable to the Merger. Unless and until this Agreement is terminated pursuant to Section 8.1(e) or 8.1(g) or otherwise, nothing contained in this Section 6.4(d) shall affect the Company's obligation to hold and convene the Special Meeting referred to in Section 3.1 and to submit this Agreement for adoption by the Company Stockholders (regardless of whether the recommendation of the Company Board of Directors or the Special Committee of this Agreement shall have been withdrawn or modified).

          (e)   In addition to having the obligations set forth in Section 6.4(d), the Company shall as promptly as practicable (and in any event within 24 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to any Acquisition Proposal, including the terms and conditions of such Acquisition Proposal or inquiry (but not modifications to terms and conditions proposed during discussions or negotiations permitted by Section 6.4(b)) and the Company shall, within 24 hours after the receipt thereof, promptly provide to Parent copies of any written materials received by the Company containing any of the foregoing, and the identity of the Person making any such Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company shall keep Parent fully informed as to the material details of any information requested of or provided by the Company. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal or any inquiry with respect to any Acquisition Proposal or any inquiry which was not previously provided or made available to Parent.

          (f)    Nothing contained in this Section 6.4 shall prohibit the Board of Directors of the Company or the Special Committee from (i) making and disclosing to the Company Stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside nationally-recognized legal counsel (which may be the Company's or the Special Committee's current outside legal counsel), that there is a reasonable likelihood that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law.

          (i)    The Company shall promptly request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof return to the Company all materials containing confidential information heretofore furnished to such Person by or on behalf of the Company, or present the Company with reasonable evidence that those materials have been destroyed (to the extent destruction of such materials is permitted by such confidentiality agreement) and the Company shall use its reasonable best efforts to have such materials returned or destroyed (to the extent destruction of such materials is permitted by such confidentiality agreement).

        Section 6.5    Subsequent Filings.    Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to Parent and Acquisition Sub copies of each such Subsequent Filing filed with the SEC. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall (i) be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iv) shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries in accordance with GAAP at the dates and for the periods covered thereby.

        Section 6.6    Communication to Employees.    The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Transactions.

        Section 6.7    Internal Reorganization.    At the request of Parent, the Company will, or will cause one or more of its Subsidiaries, prior to the Effective Time, to (i) transfer and convey certain assets from any of its Subsidiaries to any of its other Subsidiaries, (ii) transfer and convey all or any portion of the capital stock or other equity interests of any Subsidiary to any of its other Subsidiaries, (iii) merge any Subsidiary into the Company or any of its Subsidiaries, (iv) make distributions from any Subsidiary, and/or (v) create new Subsidiaries and make contributions of assets to any such new Subsidiaries or existing Subsidiaries (collectively, the "Internal Reorganization"). To the extent that the capital stock of any Subsidiary is transferred to Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries), within 30 days after the Merger Date, Parent shall cause such transferred Subsidiary to agree to be jointly and severally liable for the obligations of the Company and its Subsidiaries referred to in Section 10.1.

        Section 6.8    Tax Matters.    The Company shall obtain a statement (the "Statement") from each holder of an interest in the Company (other than as a creditor) that is not comprised of any regularly traded class of stock of the Company (a "Private Interest") which, at the time of acquisition by such holder of such Private Interest, had a fair market value of at least 5% of the regularly traded class of the Company's stock with the lowest fair market value, as determined pursuant to Section 897 of the Code and the Treasury Regulations thereunder. Each Statement, dated not more than 30 days before the Effective Time, shall be issued pursuant to Section 1445 of the Code and the Treasury Regulations thereunder and shall include a certification as to such holder's non-foreign status. The Company shall deliver the Statements to the Parent on or prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

        Section 7.1    Conditions to Each Party's Obligation to Effect the Transactions.    The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver by both the Company and Parent (to the extent permitted by applicable Law) on or prior to the Merger Date of each of the following conditions:

          (a)   This Agreement shall have been duly adopted, and the Merger shall have been approved, by the requisite affirmative vote of the Company Stockholders in accordance with applicable Law, and the Company's Certificate of Incorporation, as in effect, and By-Laws.

          (b)   Other than the filing of the Certificate of Merger and all other filings or recordings required under the DGCL as contemplated by Section 4.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transactions, the failure of which to file, obtain or occur, individually or in the aggregate, would (x) make the consummation of the Transactions illegal or (y) result or be reasonably likely to result in a Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn; provided, that the right to assert this condition shall not be available to a party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

          (c)   There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Transactions.

          (d)   There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Transactions.

          (e)   The California Public Utilities Commission will have approved the change in control of Valencia Water Company that will result from the Merger, if that approval is required.

        Section 7.2    Conditions to the Company's Obligations.    The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company):

          (a)   The representations and warranties of Parent and Acquisition Sub contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all respects (with respect to representations and warranties that are qualified by materiality or a Material Adverse Effect, disregarding any such qualification) on the date hereof and on the Merger Date with the same effect as though made on such dates (except that any representation and warranty that relates expressly to a specified date or period need only to have been true and correct with regard to the specified date or period) unless, with respect to any failure of a representation or warranty to be true and correct as of the date hereof and as of the Merger Date (or such particular date), such failure together with all other failures would not result in or would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Transactions.

          (b)   Parent and Acquisition Sub will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c)   Each of the Ancillary Agreements to which Parent and/or Acquisition Sub is or will be a party shall be valid, in full force and effect, and Parent and/or Acquisition Sub shall have complied with each Ancillary Agreement to which it is party in all material respects.

          (d)   The Company shall have received a certificate signed on behalf of Parent by an executive officer of the managing member of Parent to the effect that the conditions provided in this Section 7.2 have been satisfied.

        Section 7.3    Conditions to Parent's and Acquisition Sub's Obligations.    The obligations of Parent and Acquisition Sub to complete the Merger are subject to the following conditions (any or all of which may be waived by Parent):

          (a)   The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all respects (with respect to representations and warranties that are qualified by materiality or Material Adverse Effect, disregarding any such qualifications) on the date hereof and on the Merger Date with the same effect as though made on such dates (except that any representation and warranty that relates expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period) unless, with respect to any failure of a representation or warranty to be true and correct as of the date hereof and as of the Merger Date (or such particular date), such failure together with all other failures, would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

          (b)   The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c)   The persons listed on Schedule 7.3-C will have entered into employment agreements with the Company containing the principal terms provided on Schedule 7.3-C.

          (d)   The consents listed on Schedule 5.1-D, together with such consents that would will have been listed on Schedule 5.1-D but for the Material Adverse Effect qualification set forth therein, will have been obtained (other than those consents not required by the lenders in connection with any bridge and permanent financing entered into in connection with the Transactions (including refinancings of any such bridge and permanent financing)).

          (e)   Each joint venture, partnership, limited liability company or other similar agreement to which the Company or any of its Subsidiaries is a party shall be modified, consented to or amended to permit the Company or such Subsidiary, as applicable to pledge its interests therein, any foreclosure on such pledge and any transfer subsequent to foreclosure, to the extent required by the lenders in connection with any bridge and permanent financing entered into in connection with the Transactions (including refinancings of any such bridge and permanent financing).

          (f)    The Appraisal Shares shall include no more than 5% of the Common Stock outstanding immediately prior to the Effective Time.

          (g)   Each of the Ancillary Agreements to which the Company is or will be a party shall be valid and in full force and effect, and the Company shall have complied with each Ancillary Agreement to which it is a party in all material respects.

          (h)   No Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity that would have materially reduced the benefits of the Transactions contemplated hereby to Parent or the Surviving Corporation in a manner that Parent, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof.

          (i)    There shall not be instituted, pending or threatened in writing any Action or Proceeding by any Governmental Entity other than any such Action or Proceeding that does not, or could not be reasonably expected to, individually or in the aggregate with all other Actions or Proceedings, result in a Material Adverse Effect.

          (j)    There shall not have occurred any one or more events, changes, occurrences, effects, facts, violations, developments or circumstances having or resulting in, or that could reasonably be expected to result in, individually or in the aggregate with any other event change, occurrence, effect, fact, violation, development or circumstance, a Company Material Adverse Effect.

          (k)   Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions provided in this Section 7.3 have been satisfied.

          (l)    All of the directors of the Company and its Subsidiaries set forth on Schedule 7.3(l) (which shall be delivered by Parent to the Company not later than the day on which the Special Meeting is held) shall have delivered to Parent executed letters of resignation, effective as of the Effective Time, from their positions as directors of the Company and its Subsidiaries, as applicable, and such letters shall not have been revoked.

          (m)  The Internal Reorganization shall have been consummated on the terms directed by Parent and shall be effective.

          (n)   The fees and expenses incurred or to be incurred by the Company and its Subsidiaries in connection with the Transactions, including the legal fees and expenses of the Company and its Subsidiaries, their respective Board of Directors and any Committees thereof, and the investment banking fairness opinion fees and expenses and other financial advisory fees and expenses of the Company, exclusive of the costs of defending any litigation arising in connection with the Transactions, shall not exceed $25 million in the aggregate.

          (o)   Parent and certain of the Company Stockholders shall have entered into a subscription agreement pursuant to which such stockholders shall acquire strips of common and preferred units of Parent, for the same price per common or preferred unit as the other members of Parent, for $150 million in cash, or through an exchange of shares of Common Stock issuable upon conversion of their shares of Class B Common Stock having a value of $150 million (valued based upon the Merger Consideration) or a combination of the foregoing; which strips of common and preferred units of Parent shall constitute, in the aggregate, approximately 21.43% of the outstanding limited liability company interests in Parent.

ARTICLE VIII

TERMINATION

        Section 8.1    Right to Terminate.    This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company Stockholders have adopted this Agreement):

          (a)   By mutual consent of the Company and Parent.

          (b)   By either the Company or Parent if the Merger Date has not occurred by May 31, 2005 (or such later date as may be agreed to by Parent and the Company) (as the same may be extended from time to time, the "Termination Date"), except that a party may not terminate this Agreement because the Effective Time has not occurred by the Termination Date if the failure of the Effective Time to occur by the Termination Date is due wholly or partly to the failure of that party (or as to Parent, the failure either of Parent or of Acquisition Sub) to fulfill in all material respects all of its obligations under this Agreement.

          (c)   By the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Acquisition Sub set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by the Parent of written notice of such breach from the Company and (y) the Termination Date.

          (d)   By Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by the Company of written notice of such breach from the Parent and (y) the Termination Date.

          (e)   By Parent, if (i) the Board of Directors of the Company or the Special Committee shall have (A) withdrawn, or shall have modified or amended in a manner adverse to the Transactions, its recommendation of this Agreement or has resolved to take such action or (B) approved or recommended, or announced that it proposes to approve or recommend, or enter into any agreement with respect to, a transaction that it has determined is a Superior Proposal, (ii) if after an Acquisition Proposal has been made, the Board of Directors of the Company fails to affirm its recommendation and approval of this Agreement and the Transactions within three Business Days of any request by Parent to do so; or (iii) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced by someone other than Parent or an Affiliate of Parent and the Company files a Schedule 14D-9 with respect to that tender offer or exchange offer in which the Board of Directors of the Company fails to recommend that the Company Stockholders not tender their stock of the Company in response to the tender offer or exchange offer.

          (f)    By either the Company or Parent if the Special Meeting is held but Company Stockholders holding a majority in voting power of the Company Common Stock fail to vote at that meeting, upon a vote taken thereon, to approve each of this Agreement and the Merger.

          (g)   By the Company, if a Superior Proposal is received by the Company and the Board of Directors of the Company or the Special Committee reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be the Company's or the Special Committee's current outside legal counsel), that there is a reasonable likelihood that it is necessary to terminate this Agreement and enter into an agreement to effect the transaction that is the subject of the Superior Proposal in order to comply with the fiduciary duties of the Board of Directors or the Special Committee under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this subsection (g) (i) with regard to a Superior Proposal or a transaction that results from a violation of Section 6.4(b) or with regard to which the Company has failed to fulfill its obligations under Section 6.4(c) or (e), or (ii) unless and until (x) three business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company or the Special Committee and during such three business day period the Company has fully cooperated with Parent (including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal as required by Section 6.4(e)) with the intent of enabling the parties to agree to a modification of the terms and conditions of this Agreement so that the Transactions will be at least as favorable to the Company Stockholders as the transaction that is the subject of the Superior Proposal (including, if the Superior Proposal will result in the Company Stockholders receiving cash with regard to their shares, the Transactions resulting in the Company Stockholders receiving at least as great an amount of cash per share as the Merger Consideration), (y) at the end of such three business day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company or the Special Committee continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be the Company or the Special Committee's current outside legal counsel), that there is a reasonable likelihood that it is necessary for the Company to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order for the Board of Directors or the Special Committee to comply with its fiduciary duties under applicable Law and (z) (A) prior to such termination, Parent has received Expense Reimbursement and the Termination Fee (as those terms are defined in Section 8.4) by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination, the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal or the tender offer or exchange offer that constitutes the Superior Proposal is commenced (if it has not already been commenced).

        Section 8.2    Manner of Terminating Agreement.    If at any time the Company or Parent has the right under Section 8.1 to terminate this Agreement, it can terminate this Agreement by a notice to the other of them that it is terminating this Agreement and, if the termination is under Section 8.1(g), complying with the other requirements in that Section.

        Section 8.3    Effect of Termination.    Except as provided in Section 8.4, if this Agreement is terminated pursuant to Sections 8.1 and 8.2, this Agreement shall immediately become void after this Agreement is terminated, and no party will have any further rights or obligations under this Agreement; provided, that (i) the provisions of Section 9.1, the provision relating to amendment to or waivers of confidentiality agreements set forth in Section 6.4, this Section 8.3, Section 8.4, Article XI and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing contained in this Section will, however, relieve any party of liability for any willful breach of this Agreement which occurs before this Agreement is terminated.

        Section 8.4    Fees and Expenses.    (a) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

              (i)  If this Agreement is terminated:

              (1)   by either Party at a time when Parent is entitled to terminate this Agreement in accordance with Section 8.1(b) and if within 12 months after this Agreement is terminated in accordance with Section 8.1(b), the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to an Acquisition Proposal, then the Company shall pay in cash to Parent not later than the date on which such Acquisition Proposal is consummated, the Expense Reimbursement and the Termination Fee;

              (2)   by the Company in accordance with Section 8.1(c), then Parent shall pay in cash to the Company, within 10 business days after Parent acknowledges, or there is a final non-appealable determination, that the Company had a right to terminate this Agreement in accordance with Section 8.1(c), (x) the Expense Reimbursement, plus (y) the damages and/or losses incurred by the Company or its stockholders as a result of such termination, provided that Parent's exposure under this Agreement shall not exceed $125,000,000 in the aggregate, including the Expense Reimbursement ("Parent Cap");

              (3)   by Parent in accordance with Section 8.1(d), then (A) Parent will be entitled to receive from the Company within 10 business days after the Company acknowledges, or there is a final non-appealable determination, that Parent had a right to terminate this Agreement in accordance with Section 8.1(d), the greater of (x) the Expense Reimbursement and (y) $37.5 million, and (B) and if within 12 months after this Agreement is terminated in accordance with Section 8.1(d) the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to an Acquisition Proposal, then the Company shall pay in cash to Parent not later than 10 business days after the day on which the Acquisition Proposal is consummated an amount equal to the difference between $75 million and the amount paid pursuant to the proceeding subsection (A);

              (4)   by Parent in accordance with Section 8.1(e), then the Company shall pay in cash to Parent, within 10 business days after the date on which this Agreement is terminated, the Expense Reimbursement and the Termination Fee;

              (5)   by the Company or Parent in accordance with 8.1(f), then the Company shall pay in cash to Parent, within 10 business days after the date on which this Agreement is terminated, the Expense Reimbursement and the Termination Fee; or

              (6)   by the Company in accordance with Section 8.1(g), then the Company shall pay in cash to Parent the Expense Reimbursement and Termination Fee as provided in that Section.

          (b)   The parties acknowledge that the Termination Fee, Expense Reimbursement and Parent Cap provided for in this Section 8.4 are an integral part of the Transactions and not a penalty, and that, without the Termination Fee, Expense Reimbursement and Parent Cap provided for above, neither Parent nor Acquisition Sub nor the Company would enter into this Agreement. Furthermore, nothing in this Section 8.4 shall be deemed to limit any liability of any party for any breach in any material respect of any provisions of this Agreement that remain in effect after termination of this Agreement.

ARTICLE IX

ABSENCE OF BROKERS

        Section 9.1    Representations and Warranties Regarding Brokers and Others.    The Company represents and warrants to Parent and Acquisition Sub that no Person has acted as a broker, a finder or in any similar capacity in connection with the Transactions, except that Greenhill & Co., Inc. acted as a financial adviser to the Company. Parent and Acquisition Sub jointly and severally represent and warrant to the Company that no Person has acted as a broker, a finder or in any similar capacity in connection with the Transactions, except that Goldman Sachs & Co., Inc. acted as a financial adviser to Parent and Acquisition Sub. The Company will pay all the fees and other charges of Greenhill & Co., Inc. and Parent or Acquisition Sub will pay all the fees and other charges of Goldman Sachs &

Co., Inc. The Company shall indemnify Parent and Acquisition Sub, and Parent and Acquisition Sub shall jointly and severally indemnify the Company, against, and each of them agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred as a result of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the Transactions.

ARTICLE X

OTHER AGREEMENTS

        Section 10.1    Indemnification for Prior Acts.    The Surviving Corporation will not, and will cause its Subsidiaries not to, amend or modify for at least six years after the date of this Agreement, any obligations of the Company or its Subsidiaries to indemnify current and former directors, officers or employees of the Company or its Subsidiaries (each an "Indemnified Party") with respect to matters which occur at or prior to the Effective Time. The Surviving Corporation will maintain in effect for not less than six years after Effective Time, with respect to occurrences prior to the Effective Time, indemnification policies of directors and officers' liability insurance which are no less favorable than the Company's policies in effect on the date of this Agreement (true and complete copies of which have been previously provided or made available to Parent), or obtain a prepaid insurance and indemnification policy covering such period, to the extent that insurance is available at an aggregate annual cost not exceeding 150% of the cost of that insurance for the policy year that includes the date of this Agreement.

        Section 10.2    Benefit of Provisions.    The provisions of Section 10.1 are intended to be for the benefit of, and will be enforceable by, the respective current and former directors, officers and employees of the Company or its Subsidiaries to which they relate and their heirs and Representatives.

ARTICLE XI

GENERAL

        Section 11.1    Expenses.    Except as provided in Section 8.4, the Company, Parent and Acquisition Sub will each pay its own expenses in connection with the Transactions, including legal fees and disbursements.

        Section 11.2    Transfer Taxes.    All transfer Taxes incurred in connection with the Merger will be borne by the Surviving Corporation and the Surviving Corporation shall, at its sole expense, file all necessary Tax Returns with respect to all such transfer Taxes.

        Section 11.3    Access to Properties, Books and Records.    From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries to, give Representatives of Parent, Holdings and Acquisition Sub, and of any potential lenders or other sources of financing to Parent, Holdings and Acquisition Sub for the Transactions or financing for the Surviving Corporation after the Merger, full access during normal business hours to all of their respective properties, contracts, commitments, books and records and during such period shall furnish promptly to Parent and its Representatives any information concerning the Company and its Subsidiaries as Parent may reasonably request. Parent shall have the right to conduct environmental site assessments of any such properties at its own cost and expense by one or more of its engineering or environmental Representatives. Until the Effective Time, Parent and Acquisition Sub each will, and will cause its Representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its Subsidiaries in confidence, and not use that information for any purpose other than with regard to the Transactions, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Parent or Acquisition Sub from a Third Party which, insofar as Parent or Acquisition Sub is aware, is not under an obligation to the Company, or to a Subsidiary of the Company, to keep the information confidential, (iii) was known to Parent or Acquisition Sub before it was made available to Parent or Acquisition Sub or its Representative by the Company or a Subsidiary or (iv) otherwise is independently developed by Parent or Acquisition Sub. If this Agreement is terminated before the Effective Time, Parent and Acquisition Sub each will, at the request of the Company, deliver to the Company all documents and other material obtained by Parent or Acquisition Sub from the Company or a Subsidiary in connection with the Transactions or evidence that that material has been destroyed by Parent or Acquisition Sub.

        Section 11.4    Press Releases.    The Company and Parent will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, but nothing in this Section will prevent any party or any Affiliate of any party from making any statement or announcement when and as required by Law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an Affiliate are listed, quoted or traded.

        Section 11.5    Entire Agreement.    This Agreement, the Ancillary Agreements and the documents to be delivered in accordance with this Agreement, and the Confidentiality Agreement, contain the entire agreement among the Company, Parent and Acquisition Sub relating to the Transactions. All prior negotiations, understandings and agreements between the Company and either Parent or Acquisition Sub are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the Transactions other than those expressly set forth in this Agreement or those other documents.

        Section 11.6    Benefit of Agreement.    This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. Except as stated in Section 10.2, this Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.

        Section 11.7    Effect of Disclosures.    Any information disclosed by a party in connection with any representation and warranty contained in this Agreement (including any exhibit or schedule to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

        Section 11.8    Captions.    The captions of the articles and sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

        Section 11.9    Assignments.    Neither this Agreement nor any right of any party under it may be assigned without the written consent of the other parties to the Agreement.

        Section 11.10    Notices and Other Communications.    Any notice or other communication under this Agreement must be in writing and will be deemed given (i) on the business day (or if not on a business day, on the next business day) when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), (ii) on the business day after the day on which it is delivered to a major nationwide overnight delivery service for overnight delivery, or (iii) on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

        If to the Company, to:

    LNR Property Corporation
    1601 Washington Avenue
    Miami Beach, Florida 33139
    Attention: General Counsel
    Facsimile: 305-697-5719
    Email: zdickstein@lnrproperty.com

        with a copy to:

    David W. Bernstein
    Clifford Chance US LLP
    31 W. 52nd Street
    New York, New York 10019
    Facsimile: 212-878-8375
    Email: david.bernstein@cliffordchance.com

        If to Parent or Acquisition Sub:

    c/o Cerberus Capital Management, L.P.
    299 Park Avenue
    New York, New York 10171
    Attention: Mark Neporent
    Facsimile: 212-891-1546
    Email: mneporent@cerberuscapital.com
    and
    Attention: Ronald Kravit
    Facsimile: 212-909-1400
    Email: rkravit@blackacrecapital.com

        with a copy to:

    André Weiss
    Schulte Roth & Zabel LLP
    919 Third Avenue
    New York, New York 10022
    Facsimile: 212-593-5955
    Email: andre.weiss@srz.com

        Section 11.11    Governing Law.    This Agreement will be governed by, and construed under, the Law of the State of Delaware, without regard to conflicts of Laws principles that would apply the Laws of any other jurisdictions.

        Section 11.12    Amendments.    This Agreement may be amended by, but only by, a document in writing signed by both the Company and Parent, whether before or after the Company Stockholders have adopted this Agreement, provided, however, that after the Company Stockholders have adopted this Agreement, no amendment which under applicable law requires further approval of the Company Stockholders may be made without obtaining such further approval.

        Section 11.13    Counterparts.    This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

        Section 11.14    Consent to Jurisdiction.    Each party hereby irrevocably and unconditionally (a) agrees that any Action or Proceeding, at Law or equity, arising out of or relating to this Agreement, the Merger or any other Transactions shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such Action or Proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action or Proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any Action or Proceeding brought pursuant to this Section 11.14.

        Section 11.15    Remedies; Specific Performance.    The parties acknowledge that money damages would not be an adequate remedy at Law if the Company fails to perform in any material respect any of its obligations hereunder and accordingly agree that Parent and the Acquisition Sub, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of the Company under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. Except as set forth in Section 8.3, no remedy shall be exclusive of any other remedy and all available remedies shall be cumulative.

        Section 11.16    Waiver of Jury Trial.    EACH OF PARENT, ACQUISITION AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, ACQUISITION OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        Section 11.17    Schedules    (a) The Company shall give notice to Parent as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that resulted in, or that would be reasonably likely to result in, (i) any representation or warranty set forth in Section 5.1 being or becoming untrue or inaccurate in any material respect as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (ii) the failure by the Company or any of its Subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Company and its Subsidiaries under this Agreement or (iii) any change, effect, event, occurrence, state of facts or development of which it becomes aware that would result in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and shall promptly update the applicable Schedule set forth herein; provided, however, that no such notification shall affect or cure a breach of any of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (b)   Parent shall give written notice to the Company as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that has resulted in, or that would reasonably be likely to result in, (i) any representation or warranty set forth in Section 5.2 being or becoming untrue or inaccurate in any material respect with respect to Parent or Acquisition Sub as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (ii) the failure by Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Parent or Acquisition Sub under this Agreement, or (iii) any change, effect, event, occurrence, state of facts or development of which Parent becomes aware that would result in or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Transactions; provided, however, that no such notification shall affect or cure a breach of any of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        IN WITNESS WHEREOF, the Company, Parent and Acquisition Sub have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

LNR PROPERTY CORPORATION
By:	/s/ STUART A. MILLER Name: Stuart A. Miller Title: Chairman of the Board
RILEY PROPERTY HOLDINGS LLC
By:	/s/ RONALD KRAVIT Name: Ronald Kravit Title: Managing Director
RILEY ACQUISITION SUB CORP.
By:	/s/ GEORGE KOLLITIDES Name: George Kollitides Title: Vice President

APPENDIX B

Opinion of Greenhill & Co., Inc.

CONFIDENTIAL

August 27, 2004

Special Committee of the Board of Directors
and the Board of Directors
LNR Property Corporation
1601 Washington Avenue
Suite 800
Miami Beach, FL 33139

Members of the Special Committee and the Board:

        We understand that LNR Property Corporation ("LNR"), Riley Property Holdings LLC (the "Parent") and Riley Acquisition Sub Corporation ("Acquisition") propose to enter into a Plan and Agreement of Merger (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition, a wholly-owned subsidiary of Parent, with and into LNR, with LNR as the surviving corporation, as a result of which LNR would become a wholly-owned subsidiary of Parent. Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.10 per share ("Common Stock") and class B common stock, par value $0.10 per share, of LNR (the "Class B Common Stock", and together with the Common Stock, the "LNR Stock"), other than shares of LNR Stock held by LNR or Parent or any of their respective direct or indirect wholly-owned subsidiaries and other than the Appraisal Shares (as defined in the Merger Agreement), shall be converted into the right to receive a cash payment of $63.10 ("Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger.

        For purposes of the opinion set forth herein, we have:

    1.
    reviewed the draft Merger Agreement dated August 27, 2004 and certain related documents;

    2.
    reviewed certain publicly available financial statements of LNR;

    3.
    reviewed certain other publicly available business and financial information relating to LNR that we deemed relevant;

    4.
    reviewed certain information, including financial forecasts and other financial and operating data concerning LNR, prepared by the management of LNR;

    5.
    discussed the past and present operations and financial condition and the prospects of LNR with senior executives of LNR;

    6.
    reviewed the historical market prices and trading activity for the LNR Stock and analyzed its implied valuation multiples;

    7.
    compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

    8.
    compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

    9.
    compared certain financial and other terms, to the extent publicly available, of certain other transactions we deemed relevant;

    10.
    compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates that we deemed appropriate;

B-1

    11.
    participated in discussions and negotiations among representatives of LNR and its legal advisors and Parent, Blackacre Capital Management LLC, Cerberus Capital Management LP and their financial and legal advisors;

    12.
    participated in discussions among representatives of certain other parties with respect to a potential sale or other extraordinary transaction involving LNR; and

    13.
    performed such other analyses and considered such other factors as we deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of LNR for the purposes of this opinion and have further relied upon the assurances of the representatives of LNR that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of LNR that have been furnished to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of LNR as to the future financial performance of LNR. We express no opinion with respect to such projections or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of LNR, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

        We have acted as financial advisor to the Special Committee of the Board of Directors and the Board of Directors of LNR in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction.

        It is understood that this letter is for the information of the Special Committee of the Board of Directors (the "Committee") and the Board of Directors (the "Board") of LNR and is rendered to the Committee and the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any filing made by LNR with the Securities and Exchange Commission in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Common Stock from a financial point of view. This opinion is not intended to be and does not constitute a recommendation to the Committee or the Board as to whether they should approve the Merger, nor does it constitute an opinion or recommendation as to how the stockholders of LNR should vote at any stockholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration is fair from a financial point of view to the holders of Common Stock.

Very best regards,
GREENHILL & CO., LLC
By:	/s/ JEFFREY F. BUCKALEW
Name: Jeffrey F. Buckalew Title: Managing Director

B-2

APPENDIX C

Section 262 of the Delaware General Corporation Law

§ 262.    Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

Information Regarding the Directors and Executive Officers of
LNR, Holdings, Mezzanine, Acquisition, CB Riley Investor LLC and the Miller Family

LNR Property Corporation

        Set forth below is biographical information regarding each director and executive officer of LNR based on information supplied by them. Unless otherwise indicated, the business address for each of the individuals listed below is c/o LNR Property Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida, 33139, and the business telephone is (305) 695-5500.

        To the best knowledge of LNR, during the last five years none of its current directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. All current directors and executive officers of LNR are U.S. citizens.

        Stuart A. Miller is the Chairman of our Board of Directors. He became our Chairman when we were formed in June 1997. Mr. Miller has been the President and Chief Executive Officer of Lennar since April 1997. For more than five years prior to April 1997, Mr. Miller was a Vice President of Lennar and held various executive positions with Lennar and its subsidiaries, including President of its principal homebuilding subsidiary from December 1991 to April 1997, and President of its principal Real Estate Investment and Management Division (the predecessor to a substantial portion of our business) from April 1995 to April 1997. Mr. Miller is currently a director of Lennar and of Union Bank of Florida. Mr. Miller joined Lennar after graduating from the University of Miami Law School in 1982. He received his undergraduate degree from Harvard University.

        Brian L. Bilzin is, and since February 1, 1998, has been, a partner in the law firm of Bilzin Sumberg Baena Price & Axelrod LLP. For more than five years prior to February 1, 1998, Mr. Bilzin was a partner in the law firm of Rubin Baum Levin Constant Friedman & Bilzin.

        Connie Mack, also known as Cornelius McGillicuddy III, is, and since February 2001 has been, Senior Policy Advisor to the government relations practice at the law firm of Shaw Pittman LLP. Senator Mack served in the U.S. Congress from 1983 to 2001, including service as a U.S. Senator from 1989 to 2001. From 1997 to 2001, Senator Mack served as the Republican Conference Chairman, making him the third-ranking member of the Senate Republican leadership. Prior to his election to the Congress, Senator Mack had been an executive in the banking industry from 1966 to 1982, including five years as President of the Florida National Bank of Lee County. He has been the President and Founding Trustee of the American Cancer Society Foundation since 1992. Senator Mack is currently a director of Darden Restaurants, Inc., Exact Sciences Corporation, Genzyme Corporation, Moody's Corporation, Mutual of America Life Insurance Company and several not-for-profit organizations.

        James M. Carr is the President and CEO of Carr Residential I, L.L.C., a land development and residential home building company. In 1976, James M. Carr founded Westbrooke Communities, Inc., a land development and residential home building company. In 1998, Mr. Carr sold Westbrooke Communities, Inc. He continued to serve as President and CEO until 2001. Mr. Carr currently serves as the Chairman of the Board of Directors of Baptist Health South Florida Foundation. He is also the past President of the Builders Association of South Florida.

        Steven J. Saiontz is the Chairman of the Board of Directors of Union Bank of Florida. He served as our Chief Executive Officer from June 1997 until December 2003. Mr. Saiontz became one of our Directors when we were formed in June 1997. For more than five years prior to that, he was the

President of Lennar Financial Services, Inc., a wholly owned subsidiary of Lennar Corporation. Prior to joining Lennar, Mr. Saiontz spent several years with Southeast Bank in Miami, Florida. A former member of the Fannie Mae's Southeastern Regional Advisory Board, he has also served on its National Advisory Council. Mr. Saiontz is currently a Director of Lennar. Mr. Saiontz earned a Bachelor of Science degree from Harvard University and a Master of Business Administration from the University of Miami. He is the brother-in-law of Stuart A. Miller.

        Edward Thaddeus Foote II is the President Emeritus of the University of Miami, a position he has held since June 2001. Prior to that, he was the President of the University of Miami from 1981 to June 2001. President Emeritus Foote has had a longstanding career in the academic environment. From 1980 to 1981 he was Special Advisor to the Chancellor and Board of Trustees at Washington University. He was Dean of the Washington University School of Law from 1973 to 1980, and from 1970 to 1973 he was Vice Chancellor, General Counsel and Secretary to the Board of Trustees of Washington University. Prior to that he was an associate with the law firm of Bryan, Cave, McPheeters and McRoberts. President Emeritus Foote is currently a director of Northern Trust of Florida Corporation, and is active in a number of educational and civic organizations.

        Charles E. Cobb is, and since 1992, has been the Chief Executive Officer and Managing Director of Cobb Partners, Limited, a privately owned partnership affiliated with a group of companies involved in investments, real estate and resort development. Mr. Cobb was Chief Executive Officer of Arvida Corporation from 1972 to 1987 and Chief Executive Officer of Disney Development Company from 1984 to 1987. Mr. Cobb also served as a director and member of the Executive Committee of the Walt Disney Company from 1984 to 1987, as Group President, member of the Board of Directors and Chief Operating Officer of Penn Central Corporation from 1980 to 1983 and as President of real estate subsidiaries of Kaiser Aluminum from 1968 to 1971. Prior to that, Mr. Cobb was a Vice President and Chief Financial Officer of a real estate subsidiary of Kaiser Aluminum and was a securities analyst for the investment firm of Dodge & Cox. Mr. Cobb served as U.S. ambassador to Iceland from 1989 to 1992 and as Under Secretary and Assistant Secretary of the U.S. Department of Commerce from 1987 to 1989. Mr. Cobb is a lifetime member of the Board of Trustees of the University of Miami and served as Chairman of its Board of Trustees from 1992 to 1995. Mr. Cobb currently serves as a director of several private companies.

        Stephen E. Frank is the retired Chairman, President and Chief Executive Officer of Southern California Edison, a position he held from January 2000 to January 2002. From June 1995 to January 2000 Mr. Frank was President and Chief Operating Officer of Southern California Edison. Prior to joining SCE, Mr. Frank was President and Chief Operating Officer of Florida Power and Light Company, Executive Vice President and Chief Financial Officer of TRW, Inc., and Controller and Treasurer of GTE Corporation. Mr. Frank is currently a director of UNOVA, Inc., Washington Mutual, Inc., Associated Electric and Gas Insurance Services Limited and Puget Energy, Inc.

        Jeffrey P. Krasnoff is our President and Chief Executive Officer. Mr. Krasnoff assumed the role of Chief Executive Officer in December 2002. Before that, he was our President from the time we were formed in June 1997. He became a Director in December 1997. From 1987 until June 1997, he was a Vice President of Lennar. From 1990 until he became our President, Mr. Krasnoff was involved almost entirely in Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of our business) and was involved with the creation of our loan workout and special servicing operations, as well as our formation. Prior to LNR and Lennar, Mr. Krasnoff spent 10 years with KPMG Peat Marwick in New York City and Florida where his areas of specialization included real estate and mergers and acquisitions. Mr. Krasnoff is a graduate of Duke University.

        Ronald E. Schrager is our Vice President and Chief Operating Officer, a position he has held since June 1, 2003. As COO, he is responsible for the operations and management of our various divisions. Prior to that, he was the President of our Real Estate Finance and Servicing Division, which is primarily focused on special servicing, CMBS investment and joint venture activities. During his career with us and our predecessor, Lennar, Mr. Schrager has also directed the Real Estate Asset Management Department, managed due diligence efforts for new acquisitions, assisted in portfolio financing and securitization efforts and negotiated loan workouts and restructuring. In addition, Mr. Schrager opened and managed our Western Regional Office in Los Angeles in 1995 and assisted in the establishment of operations in Tokyo in 1997. Mr. Schrager came to Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of our business) in 1992 from Chemical Bank (now J. P. Morgan Chase) in New York, where he served as Vice President restructuring troubled loans. Mr. Schrager received a Masters Degree in Business Administration from Harvard Business School in 1988. He graduated in 1983 with a Bachelor of Arts from the University of Pennsylvania and was elected to Phi Beta Kappa.

        Shelly Rubin is our Vice President and Chief Financial Officer. She became our Vice President and Chief Financial Officer when we were formed in June 1997. From May 1994 until June 1997, she was the principal financial officer of Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of our business). From 1991 until May 1994, Ms. Rubin was employed by Burger King Corporation as the Controller for its real estate division. Prior to Burger King Corporation, Ms. Rubin was a Manager at the Miami office of KPMG Peat Marwick. Ms. Rubin graduated from the Wharton School, University of Pennsylvania, with a degree in Accounting in 1984.

        Zena M. Dickstein is our Vice President, General Counsel and Secretary. She assumed the position of General Counsel when she joined us in June 2000, and was elected Vice President in 2003. Ms. Dickstein has approximately 23 years of legal experience in all types of commercial real estate and finance transactions. Prior to joining LNR, Ms. Dickstein enjoyed a diverse transactional practice at the law firm of Steel Hector & Davis LLP from 1980 through 1983 and 1987 through June 2000. While at Steel Hector & Davis, Ms. Dickstein was Deputy Chair of the firm's Real Estate Department, headed the firm's Commercial Leasing and Real Estate Health Care teams, and served on various management committees. During the years 1984 to 1986, she was the Vice President and General Counsel of Ameco Capital Corporation, an investment management venture capital company with diverse real estate holdings throughout the United States. Ms. Dickstein graduated with a BA from the University of Florida in 1977 and a JD from the University of Florida School of Law in 1980. She was admitted to the Florida Bar in 1980.

        Robert B. Cherry is our Vice President and Chief Investment Officer, responsible for establishing our investment strategy and approving specific investments. He is also responsible for sourcing and evaluating (i) new investment opportunities in debt products (i.e. CMBS, B-notes, distressed debt), (ii) repo and structured financings collateralized by these debt products and (iii) third party joint venture partners in these debt products. Prior to joining Lennar in March 1995, Mr. Cherry was a Vice President of G. Soros Realty Advisors/Quantum North America Realty Fund, a $500 million offshore hedge fund specializing in opportunistic real estate investments, where he was responsible for equity and securitized debt underwriting. Prior to that, Mr. Cherry was a senior analyst in the Structured Finance Group at Moody's Investor Service, where he was responsible for rating debt backed by commercial real estate. Before joining Moody's, Mr. Cherry was an associate with Sullivan & Cromwell, specializing in real estate and securitized commercial real estate financings. Previously, Mr. Cherry was with EQK Partners, a joint venture between Equitable and Kravco, where he analyzed commercial real estate investments for placement into a NYSE-listed partnership. Mr. Cherry is a graduate of the Wharton School of Business at the University of Pennsylvania and UCLA School of Law.

        Mark A. Griffith is our Vice President responsible for managing our European operations. Mr. Griffith is responsible for directing the acquisition, management and disposition of real estate related investments in Europe. From 1993 until assuming his new responsibilities in 2003, Mr. Griffith managed the real estate activities of our Eastern United States Regional Division. From February 1990 until June 1997, Mr. Griffith had similar responsibilities for Lennar's real estate investment and management division (the predecessor to a substantial portion of our business). Prior to joining Lennar in 1990, Mr. Griffith was Vice President of Centrum Development and Amel Corporation, both real estate organizations in Florida and Arlen Shopping Centers in Ohio where he was responsible for the management and development of retail and office projects. Mr. Griffith attended Ohio University.

        David G. Levin is our Vice President responsible for sourcing, evaluating, structuring and financing new investments in B-notes and mezzanine loan assets. From February 1992 until early 1997, Mr. Levin was responsible for managing the Miami Division of Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of our business). Prior to joining Lennar, Mr. Levin spent fourteen years with various commercial real estate firms in New York, including Bear Stearns Real Estate Group, where he was a Managing Director and department co-head. Mr. Levin received a Bachelor of Arts from Alfred University in 1977 and a Masters of Business Administration from New York University in 1980.

        David O. Team is our Vice President responsible for managing our Commercial Properties Group, which is focused on the acquisition, development, management and disposition of commercial real estate properties and investments across the United States. He also manages our affordable housing business. From April 1996 until June 1997, Mr. Team had similar responsibilities for Lennar's Real Estate Investment and Management Division (the predecessor to a substantial portion of our business). From 1994 to 1996, Mr. Team was the owner and president of Windward Realty Group, a real estate development firm. From 1992 to 1993, he was a Senior Vice President with American Real Estate Group, where he managed a $2 billion distressed real estate portfolio. Mr. Team graduated from the University of North Carolina and serves in a leading role in a variety of real estate and community organizations, including the Urban Land Institute, NAOIP, BIA and the children's charity, CASA.

        Steven N. Bjerke is our Controller. He assumed this position in January 2000. Mr. Bjerke joined us in April 1999 as Vice President of Strategic Planning. Mr. Bjerke has over twenty years of finance and accounting experience. Mr. Bjerke is currently responsible for our accounting, financial reporting and tax areas. From February 1990 to March 1999, Mr. Bjerke was employed by Ryder System, Inc., where he held various positions in the accounting and finance functions, including directing the business planning area, serving as Controller of Ryder's largest operating division and managing the financial reporting area. Mr. Bjerke also was an audit manager at Price Waterhouse in Detroit, Michigan, where he managed several large SEC audit engagements and also served in their National Office's Retail Services Group. Mr. Bjerke graduated with highest honors from Michigan State University with a Bachelor of Science degree in accounting in 1983. He became a Certified Public Accountant in 1985.

        Michael J. Sherman is our Treasurer. Mr. Sherman joined us in January 2004 and has over 20 years experience in finance including securitization, risk management, investments, bank lines, cash management and debt issuance. From July 2000 to October 2003, Mr. Sherman was Senior Vice President—Finance and Treasurer of Captec Financial Group, Inc., a commercial mortgage lender to the franchise restaurant industry. He also ran the loan servicing and special servicing group at Captec. From March 1995 to May 2000, he was the Vice President and Treasurer of Arcadia Financial Ltd., a $5 billion auto finance company. Prior to 1995, Mr. Sherman held various management positions at Household International, Leaseway Transportation and Gulf Oil Corporation. Mr. Sherman graduated from the Wharton School in 1981 with a Masters of Business Administration degree.

Riley Holdings

        Riley Property Holdings LLC is a limited liability company formed in Delaware in August 2004 for the specific purpose of acquiring LNR. The principal office address of Holdings is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

        To the best knowledge of Holdings, during the last five years none of its current managing directors or managing members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. All current managing directors and managing members of Holdings are U.S. citizens.

        The Managing Member of Riley Property Holdings LLC is CB Riley Investor LLC, a Delaware limited liability company. The principal office address of CB Riley Investor LLC is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

        The Managing Director of Riley Property Holdings LLC is Ronald Kravit. Mr. Kravit is currently a Managing Director of Blackacre Institutional Capital Management LLC and has been for the past five years.

Riley Mezzanine and Riley Acquisition

        Riley Mezzanine Corp. and Riley Acquisition Sub Corp. were incorporated in Delaware in August 2004. The principal office addresses of Mezzanine and Acquisition are c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

        To the best knowledge of Mezzanine and Acquisition, during the last five years none of their directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. All current directors and executive officers of Mezzanine and Acquisition are U.S. citizens. The executive officers of Mezzanine and Acquisition are Ronald Kravit, President; George Kollitides, Vice President; and Peter Locke, Secretary and Treasurer. The same individuals are the directors of Mezzanine and Acquisition.

        Ronald Kravit is currently a Managing Director of Blackacre Institutional Capital Management LLC and has been for the past five years.

        George Kollitides is currently a Senior Vice President of Cerberus and has been since January 2004. From June 2001 through December 2003, he served as President of a Cerberus affiliate, TenX Capital Partners. Prior to that, Mr. Kollitides served as Principal of Catterton Partners.

        Peter Locke is currently a Managing Director of Blackacre Institutional Capital Management LLC and has been for the past five years.

CB Riley Investor LLC

        CB Riley Investor LLC is a limited liability company formed in Delaware in August 2004 as the entity through which funds and accounts managed by Cerberus and other investors selected by Cerberus will invest in Parent. The principal executive offices of CB Riley Investor LLC are located at c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

        To the best knowledge of CB Riley Investor LLC, during the last five years, none of its current managing directors or managing members has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. All current managing directors and managing members of CB Riley Investor LLC are U.S. citizens.

        The Managing Member of CB Riley Investor LLC is Cerberus Partners, L.P., a Delaware limited partnership. The principal office address of Cerberus Partners, L.P. is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

        The Managing Director of CB Riley Investor LLC is Ronald Kravit. Mr. Kravit is currently a Managing Director of Blackacre Institutional Capital Management LLC and has been for the past five years.

Cerberus Capital Management, L.P.

        Cerberus Capital Management, L.P., a Delaware limited partnership, is a New York-based global private investment firm. The principal executive offices of Cerberus Capital Management, L.P. are located at 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

        To the best knowledge of Cerberus Capital Management, L.P., during the last five years, neither its general partner nor any of its current managing directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. All current managing directors of Cerberus Capital Management, L.P. are U.S. citizens.

        The general partner of Cerberus Capital Management, L.P. is Craig Court GP, LLC, a Delaware limited liability company. The principal office address of Craig Court GP, LLC is c/o Cerberus Capital Management, L.P., 299 Park Avenue, Floors 21-23, New York, New York 10171, telephone (212) 891-2100.

The Miller Family

MFA Limited Partnership, The Miller Charitable Fund, L.P. and The Stuart A. Miller Irrevocable Trust U/A 10/6/94

        MFA Limited Partnership and The Miller Charitable Fund L.P. are both Delaware limited partnerships, which hold stock for investment purposes. Their principal offices are located at 700 Northwest 107th Avenue, Miami, Florida, 33172, telephone (305) 559-4000.

        LMM Family Corp., a Delaware corporation, is the general partner of MFA Limited Partnership and The Miller Charitable Fund L.P. The Corporation's principal offices are located at 700 Northwest 107th Avenue, Miami, Florida 33172, telephone (305) 559-4000.

        Stuart Miller is the sole trustee of Marital Trust I created under the Leonard Miller Amended and Restated Revocable Trust Agreement dated June 8, 2001. Marital Trust I is the beneficial owner of all the voting stock of LMM Family Corp., which is the sole general partner of MFA Limited Partnership and The Miller Charitable Fund, L.P. Information about Stuart Miller is set forth above.

        During the last five years, neither MFA Limited Partnership or LMM Family Corp., nor any of the officers or directors of the LMM Family Corp. or the Trustee of The Stuart A. Miller Irrevocable Trust U/A 10/6/94, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. All current officers or directors of the LMM Family Corp. and the Trustee of The Stuart A. Miller Irrevocable Trust U/A 10/6/94 are U.S. citizens.

LNR PROPERTY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LNR PROPERTY CORPORATION

        The undersigned hereby appoints Jeffrey P. Krasnoff, Shelly Rubin and Zena M. Dickstein, or any one of them, as proxies, each with power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of common stock of LNR Property Corporation held of record by the undersigned on December 15, 2004, at the Special Meeting of Stockholders to be held on January 31, 2005, and at any postponement(s) or adjournment(s) of the Special Meeting, in the manner and for the purposes described below and with discretionary authority as to any other matters that may properly come before the meeting.

        PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENVELOPE PROVIDED.

☒	PLEASE MARK YOUR VOTE IN THE PRECEDING MANNER USING DARK INK ONLY
1.
A proposal to adopt the Plan and Agreement of Merger, dated as of August 29, 2004, by and among Riley Property Holdings LLC, Riley Acquisition Sub Corp. and LNR, and by doing that, approve the merger contemplated by that merger agreement pursuant to which, among other things, Riley Acquisition Sub Corp. will be merged with and into LNR, with LNR being the surviving corporation:

FOR ☐	AGAINST ☐	ABSTAIN ☐

        Item 1 was proposed by LNR Property Corporation. The Board of Directors recommends a vote FOR Item 1.

        If no direction is given, this proxy will be voted FOR Item 1.

2.
A proposal to approve the adjournment or postponement of the Special Meeting to a later date if necessary in order to solicit additional proxies in favor of the adoption of the Plan and Agreement of Merger referred to in Item 1.

FOR ☐	AGAINST ☐	ABSTAIN ☐

        Item 2 was proposed by LNR Property Corporation. The Board of Directors recommends a vote FOR Item 2.

        If no direction is given this proxy will be voted FOR Item 2.

        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) OF IT.

(Continued, and to be signed, on the other side)

(Continued from other side)

        THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE OTHER SIDE OF THIS PROXY.

Signature(s):	Date:

        Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

        PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

QuickLinks

PROXY STATEMENT TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION, VOTING PROCEDURES AND RELATED MATTERS
THE PARTICIPANTS
SPECIAL FACTORS
Pro Forma Changes in Interests
THE SPECIAL MEETING
ESTIMATED FEES AND EXPENSES OF THE MERGER
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
ACCOUNTING TREATMENT OF THE MERGER
LITIGATION RELATING TO THE MERGER
CERTAIN REGULATORY MATTERS
APPRAISAL RIGHTS
THE MERGER AGREEMENT
STOCK TRANSACTIONS BY LNR AND ITS DIRECTORS AND OFFICERS
LNR SELECTED HISTORICAL FINANCIAL DATA
MARKET AND MARKET PRICE FOR OUR COMMON STOCK
NUMBER OF STOCKHOLDERS
DIVIDENDS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FUTURE STOCKHOLDER PROPOSALS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
PLAN AND AGREEMENT OF MERGER DATED AUGUST 29, 2004 AMONG LNR PROPERTY CORPORATION, RILEY PROPERTY HOLDINGS LLC AND RILEY ACQUISITION SUB CORP.
APPENDIX B Opinion of Greenhill & Co., Inc.
APPENDIX C Section 262 of the Delaware General Corporation Law
Information Regarding the Directors and Executive Officers of LNR, Holdings, Mezzanine, Acquisition, CB Riley Investor LLC and the Miller Family